Exhibit 96.4

SEC Technical Report Summary Pre-Feasibility Study Silver Peak Lithium Operation Nevada, USA Effective Date: June 30, 2021 Report Date: September 30, 2021
Report Prepared for Albemarle Corporation 4350 Congress Street Suite 700 Charlotte, North Carolina 28209
Report Prepared by SRK Consulting (U.S.), Inc. 1125 Seventeenth Street, Suite 600 Denver, CO 80202 SRK Project Number: 515800.040

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List of Tables

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List of Figures

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List of Abbreviations
The metric system has been used throughout this report. Tonnes are metric of 1,000 kg, or 2,204.6 lb. All currency is in U.S. dollars (US$) unless otherwise stated.

Abbreviation	Definition
°F	degrees Fahrenheit
3D	three dimensional
AFA	acre feet per annum
Albemarle	Albemarle Corporation
AOC	Administrative Order on Consent
APP	Avian Protection Program
BAPC	Bureau of Air Pollution Control
BAQP	Bureau of Air Quality Planning
BEV	battery electric vehicle
BLM	bureau of land management
BNEF	Bloomberg New Energy Finance
CAD	computer aided drafting
CBST	clear brine surge tank
CERCLA	Comprehensive Environmental Response, Compensation, and Liability Act
CFR	Code of Federal Regulations
cm	centimeters
CoG	cut off grade
DOE	U.S. Department of Energy
EA	Environmental Assessment
EMS	Fire/Emergency Medical Services
EPA	Environmental Protection Agency
ERP	Emergency Response Plan
ESCO	Esmeralda County Public Works
FPPC	Final Plans for Permanent Closure
ft	foot/feet
FWS	Fish and Wildlife Service
GIS	geographic information system
gpm	gallons per minute
HEV	hybrid electric vehicle
hp	horsepower
ICE	internal combustion engine
ID2	Inverse Distance weighting
KE	kriging efficiency
km2	square kilometers
kV	kilovolt
KWh	kilowatts per hour
LAS	Lower Ash System
LCE	lithium carbonate equivalent
LGA	Lower Gravel Aquifer
Li	lithium
LiCl	lithium chloride
LiOH	lithium hydroxide
LoM	life of mine
m	meters
m3/yr	cubic meters per year

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MAA	Main Ash Aquifer
masl	meters above sea level
mg/L	milligrams per liter
MGA	Marginal Gravel Aquifer
mi	miles
mi2	square miles
MRE	Mineral Resource Estimation
MWh	megawatts per hour
NAC	Nevada Administrative Code
NDEP	Nevada Division of Environmental Protection
NDOW	Nevada Department of Wildlife
NDWR	Nevada Division of Water Resources
NEPA	National Environmental Policy Act
NN	nearest neighbor
NRS	Nevada Revised Statutes
OK	Ordinary Kriging
PCS	Petroleum Contaminated Soil
PFS	Pre-feasibility Study
ppm	parts per million
QA/QC	Quality Assurance/Quality Control
R&PP	Recreation and Public Purposes
RC	reverse circulation
RCE	Reclamation Cost Estimate
RCRA	Resource Conservation and Recovery Act
RCRA	Resource Conservation and Recovery Act
SAS	Salt Aquifer System
SEC	Securities and Exchange Commission
SEC	SRK Consulting (U.S.), Inc.
SOR	slope or regression value
SPLO	Silver Peak Lithium Operations
SRCE	Standardized Reclamation Cost Estimator
SUV	sport utility vehicles
SWReGAP	Southwestern Regional Gap Analysis Program
Sy	specific yield
t	tons
TAS	Tufa Aquifer System
TCLP	Toxicity Characteristic Leaching Procedure
TDS	Total Dissolved Solids
TPPC	Tentative Plans for Permanent Closure
VSQG	very small quantity generator
WPCP	Water Pollution Control Permit

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1Executive Summary
This report was prepared as a prefeasibility study (PFS)-level Technical Report Summary (TRS) in accordance with the Securities and Exchange Commission (SEC) S-K regulations (Title 17, Part 229, Items 601 and 1300 until 1305) for Albemarle Corporation (Albemarle) by SRK Consulting (U.S.), Inc. (SRK) on the Silver Peak production site (Silver Peak). The purpose of this report is to support public disclosure of mineral resources and mineral reserves at Silver Peak for Albemarle’s public disclosure purposes.
1.1Property Description
The Silver Peak Lithium Operation (SPLO) is in a rural area approximately 30 miles (mi) southwest of Tonopah, in Esmeralda County, Nevada, United States. It is located in Clayton Valley, an arid valley historically covered with dry lake beds (playas). The operation borders the small unincorporated town of Silver Peak, NV. Albemarle extracts lithium-rich brine from the playa at the SPLO to produce lithium carbonate.
Albemarle holds four types of claims in the Silver Peak area: Millsite Claims, Patented Claims, Unpatented Claims, and Unpatented Junior Claims.
Albemarle’s mineral rights in Silver Peak, Nevada consist exclusively of its right to extract lithium brine, pursuant to a settlement agreement with the U.S. government, originally entered into in June 1991 by one of its predecessors. Pursuant to this agreement, Albemarle has rights to all of the lithium that can be removed economically. Albemarle or their predecessors have been operating at the Silver Peak site since 1966. The SPLO site covers a surface of approximately 15,301 acres, 10,826 acres of which are patented mining claims owned through a subsidiary. The remaining acres are unpatented mining claims for which claim maintenance fees are paid annually. In connection with the operations at Silver Peak, Albemarle has been granted by the Nevada Division of Water Resources rights to pump water in the Clayton Wash Basin area.
1.2Geology and Mineralization
The Silver Peak Lithium Operation is located in Clayton Valley. The structural geology that forms Clayton Valley, and principal faults within and around the valley, are influenced by two continental-scale features:
•The Basin and Range province
•Walker Lane fault zone
The valley is located within the Basin and Range province, which extends from Canada through much of the western United States and across much of Mexico. The Province is characterized by block faulting caused by extension and subsequent thinning of the earth’s crust. In Nevada, this extensional faulting forms a region of northeast-southwest oriented ridges and valleys. This faulting is responsible for the overall horst and graben structure of Clayton Valley.
It is hypothesized that the current levels of lithium dissolved in brine originate from relatively recent dissolution of halite by meteoric waters that have penetrated the playa in the last 10,000 years. The halite formed in the playa during the aforementioned climatic periods of low precipitation and that the concentrated lithium was incorporated as liquid inclusions into the halite crystals.

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The lithium resource is hosted as a solute in a predominantly sodium chloride brine. As such, the term ‘mineralization’ is not wholly relevant, as the brine is mobile and can be affected by pumping of groundwater and by local hydrogeological variations (e.g., localized freshwater lenses in near-surface gravel deposits being affected by rainfall, etc.).
1.3Status of Exploration, Development and Operations
The primary mechanism of exploration on the property has been drilling, mainly production wells, for the past 50 years. Other means of exploration, such as limited geophysics, have been considered or applied over the years.
Drilling methods during this time include cable tool, rotary, and reverse circulation (RC) with the results of geologic logging and brine sampling being used to support the geological model and mineral resource.
For the purposes of this report, it is SRK’s opinion that active brine pumping, exploration drilling, and geophysical surveys provide the most relevant and robust exploration data for the current mineral resource estimation (MRE). Historical brine pumping and sampling are the most critical of the non-drilling exploration methods applied to this model and MRE.
1.4Mineral Resource
Mineral resources have been estimated by SRK. SRK generated a 3D geological model informed by various data types (drill hole, geophysical data, surface geologic mapping, interpreted cross sections, and surface/downhole structural observations) to define and delimit the shapes of aquifers which host the Lithium (Li).
Lithium concentration data from the brine sampling exploration data set were regularized to equal lengths for constant sample volume (Compositing). Lithium grades were interpolated into a block model using ordinary kriging (OK) methods. Results were validated visually and via various statistical comparisons. The estimate was depleted for current production and categorized in a manner consistent with industry standards and statistical parameters. Mineral resources have been reported using a revised pumping plan, based on economic and mining assumptions to support the reasonable potential for eventual economic extraction of the resource. A cut-off grade (CoG) has been derived from these economic parameters and the resource has been reported above this cut-off. Current mineral resources, exclusive of reserves, are summarized in Table 1.1

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Table 1.1: Silver Peak Mineral Resource Estimate, Exclusive of Mineral Reserves (Effective June 30,2021)

	Measured Resource		Indicated Resource		Measured + Indicated Resource		Inferred Resource
	Contained Li (Tonnes x 1000)	Brine Concentration (mg/L Li)	Contained Li (Tonnes x 1000)	Brine Concentration (mg/L Li)	Contained Li (Tonnes x 1000)	Brine Concentration (mg/L Li)	Contained Li (Tonnes x 1000)	Brine Concentration (mg/L Li)
Total	10.40	151.92	24.71	142.99	35.11	145.42	62.76	120.92
Source: SRK, 2021
•Mineral resources are reported exclusive of mineral reserves. Mineral resources are not mineral reserves and do not have demonstrated economic viability.
•Given the dynamic reserve versus the static resource, a direct measurement of resources post-reserve extraction is not practical. Therefore, as a simplification, to calculate mineral resources, exclusive of reserves, the quantity of lithium pumped in the life of mine plan was subtracted from the overall resource without modification to lithium concentration. Measured and indicated resource were deducted proportionate to their contribution to the overall mineral resource.
•Resources are reported on an in situ basis.
•Resources are reported as lithium metal
•Resources have been categorized subject to the opinion of a QP based on the amount/robustness of informing data for the estimate, consistency of geological/grade distribution, survey information.
•Resources have been calculated using drainable porosity estimated from bibliographical values based on the lithology and QP’s experience in similar deposits
•The estimated economic cutoff grade utilized for resource reporting purposes is 50 mg/l lithium, based on the following assumptions:
◦A technical grade lithium carbonate (LC) price of US$11,000/metric tonne CIF North Carolina. This is a 10% premium to the price utilized for reserve reporting purposes. The 10% premium applied to the resource versus the reserve was selected to generate a resource larger than the reserve, ensuring the resource fully encompassed the reserve while still maintaining reasonable prospect for eventual economic extraction.
◦Recovery factors for the wellfield are = -206.23*(Li wellfield feed)2 +7.1903*(wellfield Li feed)+0.4609. An additional recovery factor of 85% lithium recovery is applied to the lithium carbonate plant.
◦A fixed brine pumping rate of 20,000 afpy, ramped up from current levels over a period of five years.
◦Operating cost estimates are based on a combination of fixed brine extraction, G&A and plant costs and variable costs associated with raw brine pumping rate or lithium production rate. Average life of mine operating costs is calculated at approximately $4,900/metric tonne LC CIF North Carolina.
◦Sustaining capital costs are included in the cutoff grade calculation and include a fixed component at $2.5 million per year and an additional component tied to the estimated number of wells replaced per year.
•Mineral Resources tonnage and contained metal have been rounded to reflect the accuracy of the estimate, and numbers may not add due to rounding.
•SRK Consulting (U.S.) Inc. is responsible for the Mineral Resources with an effective date: June 30,2021.

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Table 1.2: Silver Peak Mineral Resource Estimate, Inclusive of Mineral Reserves (Effective June 30,2021)

	Measured Resource		Indicated Resource		Measured + Indicated Resource		Inferred Resource
	Contained Li (Tonnes x 1000)	Brine Concentration (mg/L Li)	Contained Li (Tonnes x 1000)	Brine Concentration (mg/L Li)	Contained Li (Tonnes x 1000)	Brine Concentration (mg/L Li)	Contained Li (Tonnes x 1000)	Brine Concentration (mg/L Li)
In Situ	28.71	151.92	67.44	142.97	96.15	145.41	62.76	120.92
In Process	1.31	103	-	-	1.31	103	-	-
Source: SRK, 2021
•Mineral resources are reported inclusive of mineral reserves. Mineral resources are not mineral reserves and do not have demonstrated economic viability.
•Resources are reported as in situ and in process. In process resources quantify the prior 24 months of pumping data and reflect the raw brine, at the time of pumping.
•Resources are reported as lithium metal
•Resources have been categorized subject to the opinion of a QP based on the amount/robustness of informing data for the estimate, consistency of geological/grade distribution, survey information.
•Resources have been calculated using drainable porosity estimated from bibliographical values based on the lithology and QP’s experience in similar deposits
•The estimated economic cutoff grade utilized for resource reporting purposes is 50 mg/l lithium, based on the following assumptions:
◦A technical grade lithium carbonate LC price of US$11,000 / metric tonne CIF North Carolina. This is a 10% premium to the price utilized for reserve reporting purposes. The 10% premium applied to the resource versus the reserve was selected to generate a resource larger than the reserve, ensuring the resource fully encompassed the reserve while still maintaining reasonable prospect for eventual economic extraction.
◦Recovery factors for the wellfield are = -206.23*(Li wellfield feed)2 +7.1903*(wellfield Li feed)+0.4609. An additional recovery factor of 85% lithium recovery is applied to the lithium carbonate plant.
◦A fixed brine pumping rate of 20,000 afpy, ramped up from current levels over a period of five years.
◦Operating cost estimates are based on a combination of fixed brine extraction, G&A and plant costs and variable costs associated with raw brine pumping rate or lithium production rate. Average life of mine operating costs is calculated at approximately $4,900/metric tonne LC CIF North Carolina.
◦Sustaining capital costs are included in the cutoff grade calculation and include a fixed component at $2.5 million per year and an additional component tied to the estimated number of wells replaced per year.
•Mineral Resources tonnage and contained metal have been rounded to reflect the accuracy of the estimate, and numbers may not add due to rounding.
•SRK Consulting (U.S.) Inc. is responsible for the Mineral Resources with an effective date: June 30,2021.

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1.5Mining Methods and Mineral Reserve Estimates
As a sub-surface mineral brine, the most appropriate method for extracting the reserve is by pumping the brine from a network of wells. This method of brine extraction has been in place at Silver Peak for over 50 years.
Raw brine extraction rates are currently limited by evaporation pond capacity and the number of extraction wells. However, the lithium carbonate production plant has excess capacity and Albemarle has water rights exceeding current pumping rates. Therefore, consistent with Albemarle’s strategic plan for the Silver Peak operation, SRK has assumed increasing the capacity of the wellfield and the evaporation ponds to sustain brine extraction rates at the maximum level of water rights held by Albemarle (20,000 acre feet per year [afpy]).
To develop a life of mine production plan, SRK simulated the movement of lithium-rich brine in the alluvial sediments of Clayton Valley using a predictive numerical groundwater flow and transport model. The model was calibrated to available historical water level and lithium concentration data. The predictive model output generated a brine production profile, based upon the wellfield design assumptions, with a maximum pumping rate of 20,000 afpy over a period of 50 years.
To support increasing the brine pumping rate to 20,000 afpy, the mine plan evaluated for the reserve estimate increases the number of active production wells from the 46 that are active at the end of 2020 to 84 wells active by the end of 2025 and an eventual peak of 86 wells in 2050.
As there is a disconnect between the static resource model and the dynamic predictive model utilized for reserve estimation, as well as other factors such as mixing of brine during production, a direct conversion of measured and indicated resources to proven and probable reserves is not possible. Therefore, given that the uncertainty and associated risk linked with the pumping plan are time dependent (i.e., consistently increasing through the simulation period), in the QP’s opinion, the most appropriate method to quantify the reserve and allocate proven and probable classification is by taking a time-dependent approach. Based on the QP’s experience and the production history for Silver Peak, brine production through 2026 (approximately 5.5 years) can be appropriately classified as proven reserves within a total life of mine through 2050 (i.e., truncating the model simulation at approximately 30 years) with these remaining production years classified as probable reserve. Truncating the mine plan at the end of 2050 results in a pumping plan that extracts approximately 60% of the lithium contained in the total measured and indicated mineral resource (inclusive of reserves). The application of proven reserves through 2026 results in approximately 20% of the reserve being classified as proven. For comparison, the measured resource comprises approximately 30% of the total measured and indicated resource.
Table 1.3 shows the Silver Peak mineral reserves as of June 30, 2021.

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Table 1.3: Silver Peak Mineral Reserves, Effective June 30, 2021

	Proven Reserve		Probable Reserve		Proven and Probable Reserve
	Contained Li (Metric Tonnes x 1,000)	Li Concentration (mg/L)	Contained Li (Metric Tonnes x 1,000)	Li Concentration (mg/L)	Contained Li (Metric Tonnes Li x 1,000)	Li Concentration (mg/L)
In Situ	11.91	87	49.13	83	61.04	84
In Process	1.31	103	-	-	1.31	103
Source: SRK, 2021
•In process reserves quantify the prior 24 months of pumping data and reflect the raw brine, at the time of pumping. These reserves represent the first 24 months of feed to the lithium process plant in the economic model.
•Proven reserves have been estimated as the lithium mass pumped during Years 2021 through 2026 of the proposed Life of Mine plan
•Probable reserves have been estimated as the lithium mass pumped from 2026 until the end of the proposed Life of Mine plan (2050)
•Reserves are reported as lithium metal
•This mineral reserve estimate was derived based on a production pumping plan truncated at the end of year 2050 (i.e., approximately 29.5 years). This plan was truncated to reflect the QP’s opinion on uncertainty associated with the production plan as a direct conversion of measured and indicated resource to proven and probable reserve is not possible in the same way as a typical hard-rock mining project.
•The estimated economic cutoff grade for the Silver Peak project is 56 mg/l lithium, based on the assumptions discussed below. The production pumping plan was truncated due to technical uncertainty inherent in long-term production modelling and remained well above the economic cutoff grade (i.e., the economic cutoff grade did not result in a limiting factor to the estimation of the reserve).
◦A technical grade LC price of US$10,000/metric tonne CIF North Carolina.
◦Recovery factors for the wellfield are = -206.23*(Li wellfield feed)2 +7.1903*(wellfield Li feed)+0.4609. An additional recovery factor of 85% lithium recovery is applied to the lithium carbonate plant.
◦A fixed brine pumping rate of 20,000 afpy, ramped up from current levels over a period of five years.
◦Operating cost estimates are based on a combination of fixed brine extraction, G&A and plant costs and variable costs associated with raw brine pumping rate or lithium production rate. Average life of mine operating costs is calculated at approximately $5,100/metric tonne LC CIF North Carolina.
◦Sustaining capital costs are included in the cutoff grade calculation and include a fixed component at $2.5 million per year and an additional component tied to the estimated number of wells replaced per year.
•Mineral reserve tonnage, grade and mass yield have been rounded to reflect the accuracy of the estimate (thousand tonnes), and numbers may not add due to rounding.
•SRK Consulting (U.S.) Inc. is responsible for the mineral reserves with an effective date: June 30, 2021.

In the QP’s opinion, key points of uncertainty associated with the modifying factors in this reserve estimate that could have a material impact on the reserve include the following:
•Resource dilution: The reserve estimate included in this report assumes the brine aquifer is extracted at a rate of 20,000 afpy, in accordance with Albemarle’s maximum water rights at Silver Peak. Historic pumping rates are lower, on average, than this level and pumping at this higher rate could result in more freshwater dilution than predicted in the model simulation. Higher dilution levels may result in a shorter mine life (i.e., lower reserve) or require pumping at lower rates. While the same amount of lithium potentially could be extracted over a longer timeframe at the lower pumping rate, the associated reduction in lithium production on an annual basis could increase the cutoff grade for the operation and potentially reduce the mineral reserve.
•Aquifer Pumpability: The pumpability of an aquifer is an assessment of the simulated water level in the model’s production wells to estimate when the well will likely no longer be operable due to water levels in the well dropping below the pump intake. Comparison of simulated to measured water levels using the limited historical water level data available were used to devise adjustment factors for evaluating aquifer pumpability, allowing for a conservative estimate on when wells would no longer be operable. Inaccurate estimates of aquifer pumpability may result in wells becoming inoperable earlier or require pumping at lower rates.

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•Hydrogeological assumptions: Factors such as specific yield and hydraulic conductivity play a key role in estimating the volume of brine available for extraction in the wellfield and the rate it can be extracted. These factors are variable through the project area and are generally difficult to directly measure. Significant variability, on average, from the assumptions utilized in the predictive model could materially impact the estimate of brine available for extraction and associated concentration. Model sensitivity analyses were completed on key wellfield assumptions as discussed in Section 12. As shown in these figures, the ranges evaluated in these analyses resulted in lithium concentrations ranging from 80 to 95 mg/l, compared to a base-case of 89 mg/l, at the end of the 30-year reserve life. However, these analyses do not fully quantify all potential uncertainty and wider variability in these parameters or changes in other parameters may result in more significant deviation in the base case than those shown in the sensitivity analyses.
•Lithium carbonate price: Although the pumping plan remains above the economic cutoff grade discussed in Section 12.2.2, commodity prices, including technical grade lithium carbonate can have significant volatility which could result in a shortened reserve life.
•Extension of the pumping plan beyond 2050: In the QP’s opinion, the predictive model presents adequate confidence in the results to support a reserve estimate through 2050. However, the model continued to predict lithium concentrations above the economic cutoff grade discussed in Section 12.2.2 for the full 50-year simulation profile. This suggests opportunity remains to extend the mine life and associated reserve beyond the current assumptions.
1.6Mineral Processing and Metallurgical Testing
Silver Peak is an operating mine. At this stage of operations, the facility relies upon historic operating performance to support its production projections. Therefore, no metallurgical testwork has been relied upon to support the estimation of reserves documented herein.
The processing methodology utilizes traditional solar evaporation to concentrate and remove impurities from the lithium-rich brine extracted from the resource. This concentrated brine is then further purified in the processing facilities and chemically reacted to produce a technical grade lithium carbonate.
In the pond system the brines are concentrated by the solar evaporation of water, which leads to the precipitation of salts (primarily sodium chloride) when the saturation level of the solution is reached. Brine flows from one pond to another, typically through flow points cut in the dikes separating one pond from another, or pumped where elevation differential requires, as evaporation increases the total dissolved solids (TDS) content.
SRK estimates the current evaporation pond capacity is adequate to support approximately 16,420 afpy sustained brine extraction rate. However, Albemarle is currently evaluating options to expand this capacity, including new ponds and rehabilitating existing evaporation ponds not currently in use (by removal of existing halite mass) to increase the evaporation pond capacity to sustain approximately 20,000 afpy.
When the lithium concentration reaches levels suitable for feed to the lithium carbonate plant, approximately 0.54% lithium, the brine is pumped to the carbonate plant. The concentrated brine feed goes through additional impurity removal through chemical precipitation before final

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precipitation of lithium carbonate (Li2CO3) in the reactor system. The final product is dried before packaging for sale.
Process recovery is estimated based on historical operational performance through a combination of a fixed 85% recovery rate for the lithium carbonate plant and a variable pond recovery factor, based on raw brine lithium concentration, that averages around 51% over the reserve life.
The nameplate capacity of the lithium carbonate plant is listed as 6,000 t/a Li2CO3. However, in recent years Silver Peak has demonstrated that the plant is capable of producing higher than that. In 2018, the plant produced approximately 6,500 tonnes Li2CO3.
1.7Infrastructure
Access to the site is by paved highway off major US highways. Employees travel to the project from various communities in the region. There is some employee housing in the unincorporated town of Silver Peak, where the project is located. The site includes large evaporation ponds, brine wells, salt storage facilities, administrative offices and change house, laboratory, processing facility, propane and diesel storage tanks, water supply and storage, utility supplied power transmission lines feed power substations and distribution system, liming facility, boiler and heating system, packaging and warehousing facility, miscellaneous shops, and general laydown yard. All infrastructure needed for ongoing operations is in place and functioning.
1.8Environmental Permitting, Social, and Closure
The SPLO was originally constructed and commissioned in 1964, significantly pre-dating most environmental statutes and regulations, including the federal National Environmental Policy Act of 1969 (NEPA) and subsequent water, air, and waste regulations. Baseline data collection as part of environmental impact analyses was never conducted, though some hydrogeological investigations were performed as part of project development. The U.S. Department of Energy (DOE) conducted a limited NEPA Environmental Assessment (EA) in 2010 which analyzed the impact to a limited number of environmental resources. These are supplemented by studies conducted around and within Clayton Valley, but not specifically for the SPLO. The studies have included:
•Air quality
•Site hydrology/hydrogeology
•Groundwater quality
•General wildlife
•Avian wildlife
•Botanical inventories
•Cultural inventories
In addition, the SPLO currently has a permitting action before the Bureau of Land Management (BLM) for which subsequent baseline reports have been prepared for use in a new EA and include studies for the pale kangaroo mouse, soils, ecological sites, vegetation, noxious and invasive weeds, migratory birds, eagles and raptors, and cultural resources. SRK did not have access to these reports for this assessment. Separately, SPLO conducted a site evaluation for the presence of Tiehm’s buckwheat and observed no evidence of any buckwheat species within the SPLO project property boundaries.

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There are currently no known environmental issues that could materially impact Albemarle’s ability to extract SPLO resources or reserves. The Administrative Order on Consent (discussed below) involves the re-allocation of water rights to specific wells and the closure of other wells and should not impact operations.
Comprehensive environmental management plans have been prepared as part of both state and federal permitting authorizing mineral extraction and processing operations for the SPLO. The state environmental management plans were prepared as part of the Water Pollution Control Permit (WPCP) authorization. The federal management plans do not appear to have been specifically and formally submitted as part of the SPLO Plan of Operations, but most overlap with their state counterparts. Site-wide monitoring of the SPLO is accomplished on multiple levels and across various regulatory programs.
The site is located in EPA Region 9 and operates as a conditionally exempt small quantity generator under the Resource Conservation and Recovery Act (RCRA) waste regulations. The facility typically generates little or no hazardous waste. All non-hazardous solid waste generated at the plant is disposed of in a permitted on-site landfill. There are no known off-site properties with areas of contamination or Superfund sites within the immediate vicinity of the facility.
While not tailings in the traditional hard rock mining sense, the SPLO does generate a solid residue that requires management during operations and closure. The lime treatment of the brines results in the production of a solid consisting of magnesium hydroxide and calcium sulfate, which is collected and deposited for final storage in the Lime Solids Pond. Toxicity Characteristic Leaching Procedure (TCLP) analysis of the lime solids conducted in October 1988, indicated below detection levels for cadmium, chromium, lead, mercury, selenium, and silver, but detectable non-hazardous levels of arsenic (0.02 milligrams per liter [mg/L]) and barium (0.08 mg/L). More recent analyses were not available.
The SPLO includes both public and private lands within Esmeralda County, Nevada, and therefore falls under the jurisdiction and permitting requirements of Esmeralda County, the State of Nevada, and the federal government through the BLM.
The SPLO currently controls a total duty of 21,448 acre-feet per annum in the Clayton Valley hydrographic basin, a basin that has been “designated” by the Nevada Division of Water Resources (NDWR) but has no preferred uses.
On October 4, 2018, an Administrative Order on Consent (AOC) was made and entered into by and between the NDWR and the Office of the State Engineer and Albemarle. The AOC found that, while Albemarle and its predecessors have proceeded in good faith and with reasonable diligence to perfect all of its water rights applications, Albemarle has not yet completed application of the totality of its water to a beneficial use.
Albemarle continues to work with the NDWR and State Engineer to ensure compliance with the AOC. As of the Effective Date of the AOC, all of Albemarle’s water rights are in good standing with the State Engineer.
Mine Closure
Albemarle/Silver Peak has approved mine reclamation closure plans prepared in accordance with both state (NAC 445A, NAC 519A) and federal (43 CFR §3809.401) regulations. These plans have

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been reviewed and approved by the Nevada Division of Environmental Protection (NDEP) and the BLM. The most recently approved reclamation plans and financial assurance cost estimates were approved in 2020.
The closure plan for the site includes activities required to create a physically and chemically stable environment that will not degrade waters of the state. Because this site is not a typical mining operation, the primary activities include closure of wells, removal of all pumps, piping and processing facilities, closure of the evaporation ponds, demolition of buildings and closure of roads. The site is located in a denuded salt playa, so revegetation criteria are minimal.
Albemarle/Silver Peak does not maintain a current internal life of mine (LoM) cost estimate to track the closure cost to self-perform a closure. However, the state and federal regulatory agencies require financial assurance instruments to cover closure of a site. The cost estimates and financial assurance instruments are reviewed and updated every three years and are intended to reflect the cost that the managing agencies would incur to implement the closure plan in the event of a bankruptcy at the point of maximum closure liability during the upcoming three-year period. Albemarle/Silver Peak prepared an update to the 2017 closure cost estimate and submitted it to the NDEP and BLM in 2020 for approval. The standard model used by mining operations for reclamation cost estimating in Nevada is the Standardized Reclamation Cost Estimator (SRCE). The 2020 closure cost estimate for Silver Peak was prepared in version 17b of the SRCE model. The SRCE model has been in use since 2006 in the state of Nevada after validation by both state and federal regulators.
The regulatory agencies require that the estimate be based on government supplied labor rates and predefined third-party unit rates for equipment and materials. These are updated each year by the NDEP. In August 2020, Albemarle/Silver Peak submitted a three-year update to the closure cost estimate utilizing the published 2020 NDEP costs. The update was approved in December 2020.
According to Albemarle/SPLO, there were no significant changes in the 2020 update to the operational layout and the changes in costs were primarily due to detail added to the model and changes in the unit rates provided by the NDEP. Labor rates are federally mandated Davis-Bacon rates for Southern Nevada. Equipment costs are based on rental rates quoted from Cashman Caterpillar in Reno, Nevada. Miscellaneous unit rates from miscellaneous Nevada vendor quotes (seeding, well abandonment, etc.). Some costs are based on published construction cost databases such as RS Means Heavy Construction.
The purpose for which the only cost estimate provided for review was created was to provide a basis for financial assurance. This type of estimate reflects the cost that the government agency responsible for closing the site in the event that an operator fails to meet their obligation would incur. If Albemarle, rather than the government, closes the site in accordance with their current mine plan and approved closure plan, the cost of closure is likely to be different from the financial assurance cost estimate approved by the government. There are a number of costs that are included in the financial assurance estimate that would only be incurred by the government, such as government contract administration. Other costs, such as head office costs, a number of human resource costs, taxes, fees, and other operator-specific costs that are not included in the financial assurance cost estimate would likely be incurred by Albemarle during closure of the site.

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1.9Summary Capital and Operating Cost Estimates
Silver Peak is an operating lithium mine. Capital and operating costs are forecast as a normal course of operational planning with a primary focus on short term budgets (i.e., subsequent year). Silver Peak currently utilizes mid (e.g., five year plan) and long-term (i.e., LoM) planning. Given the limited current mid and long-term planning completed at the operation, SRK developed a long-term forecast for the operation based on historic operating results, adjusted for assumed changes in operating conditions and planned strategic changes to operations (the most significant change being sustained higher brine pumping within the 5-year period and beyond and lithium carbonate production rates, maximizing the capacity of Albemarle’s water rights and existing processing facilities). SRK’s capital expenditure forecast is provided in Table 1.4 and its operating cost forecast is provided in Figure 1.1.
Table 1.4: Capital Cost Forecast ($M Real 2020)

Period	Total Sustaining Capex	Wellfield Expansion Projects	Capital Expenditure (US$M Real 2020)
2021	12.65	7.00	5.65
2022	52.21	22.00	30.21
2023	25.66	8.00	17.66
2024	12.38	-	12.38
2025	10.25	-	10.25
2026	7.25	-	7.25
2027	6.25	-	6.25
2028	10.00	-	10.00
2029	7.00	-	7.00
2030	7.00	-	7.00
Remaining LoM (2031 – 2053)	147.41	-	147.41
Note: 2021 capex is July – December only
Source: SRK, 2021

Note 2021 costs reflect a partial year (July– December)
Source: SRK, 2021
Figure 1.1: Total Forecast Operating Expenditure

Estimation of capital and operating costs is inherently a forward-looking exercise. These estimates rely upon a range of assumptions and forecasts that are subject to change depending upon macroeconomic conditions, operating strategy and new data collected through future operations. For this report, capital and operating costs are estimated to a PFS-level, as defined by S-K 1300, with a targeted accuracy of +/-25%. However, this accuracy level is only applicable to the base case

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operating scenario and forward-looking assumptions outlined in this report. Therefore, changes in these forward-looking assumptions can result in capital and operating costs that deviate more than 25% from the costs forecast herein.
1.10Economics
As with the capital and operating cost forecasts, the economic analysis is inherently a forward-looking exercise. These estimates rely upon a range of assumptions and forecasts that are subject to change depending upon macroeconomic conditions, operating strategy and new data collected through future operations.
The operation is forecast to have a 32-year life with the first modeled year of operation being a partial year to align with the effective date of the reserves.
The economic analysis metrics are prepared on annual after-tax basis in USD. The results of the analysis are presented in Table 1.5. At a technical grade lithium carbonate price of US$10,000/t, the net present value, using an 8% discount rate, (NPV@8%) of the modeled after-tax free cash flow is US$60 million. Note that because Silver Peak is in operation and is modeled on a go-forward basis from the date of the reserve, historic capital expenditures are treated as sunk costs (i.e., not modeled) and therefore, IRR and payback period analysis are not relevant metrics.
Table 1.5: Indicative Economic Results

LoM Cash Flow (Unfinanced)	Units	Value
Total Revenue	USD	1,440,949,180
Total Opex	USD	(719, 653,939)
Operating Margin	USD	721,295,241
Operating Margin Ratio	%	50%
Taxes Paid	USD	(126,596,288)
Free Cashflow	USD	302,513,973
Before Tax
Free Cash Flow	USD	429,110,261
NPV @ 8%	USD	101,583,201
NPV @ 10%	USD	72,891,749
NPV @ 15%	USD	30,977,352
After Tax
Free Cash Flow	USD	302,513,973
NPV @ 8%	USD	59,656,066
NPV @ 10%	USD	38,530,185
NPV @ 15%	USD	7,962,954
Source: SRK, 2021

A summary of the cashflow on an annual basis is presented in Figure 1.2.

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Source: SRK, 2021
Figure 1.2: Annual Cashflow Summary

1.11Conclusions and Recommendations
1.11.1Geology
The property is well known in terms of descriptive factors and ownership. Geology and mineralization are well-understood through decades of active mining. The status of exploration, development, and operations is very advanced and active. Assuming exploration and mining continue at Silver Peak in the way that they are currently being done, there are no additional recommendations at this time.
1.11.2Mineral Resource Estimates
SRK has reported a mineral resource estimation which is appropriate for public disclosure and long-term considerations of mining viability. The mineral resource estimation could be improved with additional infill program (drilling, core sampling, and brine sampling).
1.11.3Mining Methods and Mineral Reserve Estimates
Mining operations have been established at Silver Peak over its more than 50-year history of operation. Reserve estimates have been developed based on a predictive hydrogeological model that estimates brine production rates and associated lithium concentrations over time. In the QP’s opinion, the mining methods and predictive approach for reserve development are appropriate for Silver Peak.
However, in the QP’s opinion, there remains opportunity to further refine the production schedule. This includes the potential to optimize the ramp-up schedule to the full 20,000 afpy (timing will be dependent upon Albemarle’s strategic goals and desired annual capital spending). Furthermore, it is likely that there remains opportunity to increase lithium concentration in the brine by optimizing well locations (both in the existing wellfield and with new well development). This may include the use of deeper extraction wells. Therefore, SRK recommends Silver Peak evaluate these optimization opportunities to test the potential for improvement.
1.11.4Mineral Processing and Metallurgical Testing
In order to evaluate an increase recovery within the pond system, SRK recommends assessing the feasibility of lining some evaporation ponds.

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1.11.5Infrastructure
The infrastructure is established and functioning. There is no significant remaining infrastructure needed to support ramp up or ongoing operations.
1.11.6Environmental, Permitting, Social, and Closure
While the SPLO predates all state and federal environmental statutes and regulations, the operation follows all currently required permits and authorizations. Environmental management and monitoring are an integral part of the operations and is completed on several levels across a number of permits.
There are currently no known environmental issues that could materially impact Albemarle’s ability to extract SPLO resources or reserves. The AOC between Albemarle and the NDWR involves the re-alignment of water rights to specific wells and the closure of other wells, and its framework should facilitate expansion procedures and will not negatively impact operations.
SRK recommends that the lime solids produced during beneficiation and deposited in cells upon the playa, be more comprehensively characterized under today’s standard practice, as the last testing of this material was conducted in 1988.
Closure
Albemarle/SPLO has approved mine reclamation closure plans prepared in accordance with both state (NAC 445A, NAC 519A) and federal (43 CFR §3809.401) regulations. These plans have been reviewed and approved by the Nevada Division of Environmental Protection (NDEP) and the BLM. The most recently approved reclamation plans and financial assurance cost estimates were approved in 2020.
Because Albemarle does not currently have an internal closure cost estimate, SRK recommends Albemarle develop an independent closure plan that includes all factors referenced above to ascertain the cost of an internal closure effort.
Furthermore, because closure of the site is not expected until 2054, the closure cost estimate represents future costs based on current expectations of site conditions at that date. In all probability, site conditions at closure will be different than currently expected and, therefore, the current estimate of closure costs is unlikely to reflect the actual closure cost that will be incurred in the future.
1.11.7Economics
The operation is expected to generate positive cashflow during every full year in which it is pumping or processing brine on the schedule and at the costs and process outlined in this report except for 2022 and 2023 during which significant capital expenditure is expected (positive operating cash flow is still generated).
An economic sensitivity analysis indicates that the operation’s NPV is most sensitive to variations in lithium carbonate price, lithium recovery and brine grade.

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2Introduction
This TRS was prepared in accordance with the SEC S-K regulations (Title 17, Part 229, Items 601 and 1300 through 1305) for Albemarle by SRK on SPLO. Albemarle is 100% owner of the SPLO project.
2.1Terms of Reference and Purpose
The quality of information, conclusions, and estimates contained herein are consistent with the level of effort involved in SRK’s services, based on i) information available at the time of preparation and ii) the assumptions, conditions, and qualifications set forth in this report. This report is intended for use by Albemarle subject to the terms and conditions of its contract with SRK and relevant securities legislation. The contract permits Albemarle to file this report as a TRS pursuant to the SEC S-K regulations, more specifically Title 17, Subpart 229.600, item 601(b)(96) - TRS and Title 17, Subpart 229.1300 - Disclosure by Registrants Engaged in Mining Operations. Any other uses of this report by any third party is at that party’s sole risk. The responsibility for this disclosure remains with Albemarle.
The purpose of this TRS is to report mineral resources and mineral reserves for SPLO. This report is prepared to a pre-feasibility standard, as defined by S-K 1300.
The effective date of this report is June 30,2021.
2.2Sources of Information
This report is based in part on internal Company technical reports, previous internal studies, maps, published government reports, Company letters and memoranda, and public information as cited throughout this report and listed in the References Section 24.
Reliance upon information provided by the registrant is listed in Section 25 when applicable.
2.3Details of Inspection
Table 2.1: Site Visits summarizes the details of the personal inspections on the property by each qualified person or, if applicable, the reason why a personal inspection has not been completed.

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Table 2.1: Site Visits

Expertise	Date(s) of Visit	Details of Inspection	Reason Why a Personal Inspection has Not Been Completed
Infrastructure	August 18, 2020	SRK site visit with inspection of evaporation ponds, liming area, administrative area, and processing plant and packaging area.
Environmental	July 20, 2020	SRK Site visit with inspection of evaporation ponds, liming area, administrative area, and exterior of processing plant and packaging area.
Mineral Resources	August 18, 2020	SRK site visit with inspection of evaporation ponds, liming area, administrative area, and core storage area
Mineral Reserves and Mining Methods	August 18, 2020	SRK site visit with inspection of evaporation ponds, liming area, administrative area, and core storage area
Process	August 18, 2020	SRK site visit with inspection of evaporation ponds, liming area, administrative area, and processing plant and packaging area.

2.4Report Version Update
The user of this document should ensure that this is the most recent TRS for the property.
This TRS is not an update of a previously filed TRS.
2.5Qualified Person
This report was prepared by SRK Consulting (U.S.), Inc., a third-party firm comprising mining experts in accordance with § 229.1302(b)(1). Albemarle has determined that SRK meets the qualifications specified under the definition of qualified person in § 229.1300. References to the Qualified Person or QP in this report are references to SRK Consulting (U.S.), Inc. and not to any individual employed at SRK.

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3Property Description
3.1Property Location
The SPLO is in a rural area approximately 30 mi southwest of Tonopah, in Esmeralda County, Nevada, United States at the approximate coordinates of 37.751773° North and 117.639027° West. It is located in the Clayton Valley, an arid valley historically covered with dry lake beds (playas). The operation borders the small unincorporated town of Silver Peak, NV (Figure 3.1). Albemarle extracts lithium-rich brine from the playa at the SPLO to produce lithium carbonate. The site covers approximately 15,301 acres and is dominated by large evaporation ponds on the valley floor, some in use and filled with brine while others are dry and unused. Actual surface disturbance associated with the operations is 7,390 acres, primarily associated with the evaporation ponds. The manufacturing and administrative activities are confined to an area approximately 20 acres in size, portions of which were previously used for silver mining through the early 20th century.
A general layout of the mining claims is shown in Figure 3.2.

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450000
600000
4200000
4050000
Seattle
Washington
Montana
Oregon
Idaho
Wyoming
South D
Nebr
Nevada
Utah
Denver
Colorado
San Francisco
California
Los Angeles
Arizona
New Mexico
HOT CREEK RANGE
RAILROAD VALLEY
Warm Springs
Tonopah
Nevada
Silver Peak
SILVER PEAK RANGE
OWENS VALLEY
California
GRAPEVINE MOUNTAINS
AMARGOSA DESERT
Mt Whitney
DEATH V
Pahrump
N
0
25
50
100
Kilometers

Source: SRK, 2021
Figure 3.1: Regional Location Map – Silver Peak, Nevada

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3.2Mineral Title
Albemarle holds the following type of claims in the Silver Peak area:
•Millsite Claims
•Patented Claims
•Unpatented Claims
•Unpatented Junior Claim
Patented Mining Claim
A patented mining claim is one for which the Federal Government has passed its title to the claimant, making it private land. A person may mine and remove minerals from a mining claim without a mineral patent. However, a mineral patent gives the owner exclusive title to the locatable minerals. It also gives the owner title to the surface and other resources. This means that the owner of the patented claim owns the land as well as the minerals.
Unpatented Mining Claim
An Unpatented mining claim is a particular parcel of Federal land, valuable for a specific mineral deposit or deposits. It is a parcel for which an individual has asserted a right of possession. The right is restricted to the extraction and development of a mineral deposit. The rights granted by a mining claim are valid against a challenge by the United States and other claimants only after the discovery of a valuable mineral deposit, as that term is defined by case law. This means that the owner of an unpatented claim within which a discovery of a valuable mineral deposit has been made has the right of exclusive possession for mining, including the right to extract minerals. No land ownership is conveyed.
Figure 3.2 shows the general location of the different claim types. Table 3.1 through Table 3.3 summarize the claims by type.

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Legend
Albemarle Millsite Claim Boundary
Albemarle Patented Claim Boundary
Albemarle Unpatented Claim Boundary
Albemarle Unpatented Junior Claim Boundary
Public Land Survey System
Public Land Survey System Township
Public Land Survey System Section
2S 39E
2S 40E
N
0
4,000
Feet

Sacramento
San Francisco
California
Fresno
Nevada

FIGURE 2

TITLE:

SITE MAP
-SHOWING-
ALBEMARLE CLAIMS
SILVER PEAK
ESMERALDA COUNTY, NV

JOB NO.:
ALB003

DATE:
11/5/2019

FILE:
Fig 2 - Albemarle Claims

COORDINATE SYSTEM:
NAD 1983 UTM Zone 11N

REF.

DESIGNED	BP
DRAWN	BP
CHECKED	BP
APPROVED	BP

REVISION:
--

McGinley & Associates
Environmental Engineering and Science
RENO | LAS VEGAS | www.mcgin.com

Source: McGinley and Associates, 2019
Figure 3.2: Albemarle Claims – Silver Peak

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Table 3.1: Unpatented Placer and Millsite Claims

Name of Claim	BLM Serial No.	Acres in Claim	Payment Due to the BLM (US$)
CFC # 11	N MC 809490	20	165
CFC # 12	N MC 809491	20	165
CFC # 13	N MC 809492	20	165
CFC # 14	N MC 809493	20	165
CFC # 15	N MC 809494	20	165
CFC # 16	N MC 809495	20	165
CFC # 17	N MC 809496	20	165
CFC # 18	N MC 809497	20	165
CFC # 19	N MC 809498	20	165
CFC # 20	N MC 809499	20	165
CFC # 21	N MC 809500	20	165
CFC # 22	N MC 809501	20	165
CFC # 23	N MC 809502	20	165
CFC # 24	N MC 809503	20	165
CFC # 25	N MC 809504	20	165
CFC # 26	N MC 809505	20	165
CFC # 27	N MC 809506	20	165
CFC # 28	N MC 809507	20	165
CFC # 29	N MC 809508	20	165
CFC # 30	N MC 809509	20	165
CFC # 31	N MC 809510	20	165
CFC # 32	N MC 809511	20	165
CFC # 33	N MC 809512	20	165
CFC # 34	N MC 809513	20	165
CFC # 35	N MC 809514	20	165
CFC # 36	N MC 809515	20	165
CFC # 37	N MC 809516	20	165
CFC # 38	N MC 809517	20	165
CFC # 39	N MC 809518	20	165
CFC # 40	N MC 809519	20	165
CFC # 41	N MC 809520	20	165
CFC # 42	N MC 809521	20	165
CFC # 43	N MC 809522	20	165
CFC # 44	N MC 809523	20	165
CFC # 45	N MC 809524	20	165
CFC # 46	N MC 809525	20	165
CFC # 47	N MC 809526	20	165
CFC # 48	N MC 809527	20	165
CFC # 49	N MC 809528	20	165
CFC # 50	N MC 809529	20	165
CFC # 51	N MC 809530	20	165
CFC # 52	N MC 809531	20	165
CFC # 53	N MC 809532	20	165
CFC # 54	N MC 809533	20	165
CFC # 55	N MC 809534	20	165
CFC # 56	N MC 809535	20	165
CFC # 57	N MC 809536	20	165
CFC # 58	N MC 809537	20	165
CFC # 59	N MC 809538	20	165
CFC # 60	N MC 809539	20	165
CFC # 61	N MC 809540	20	165
CFC # 62	N MC 809541	20	165
CFC # 63	N MC 809542	20	165
CFC # 67	N MC 809543	20	165
CFC # 68	N MC 809544	20	165
CFC # 69	N MC 809545	20	165

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CFC # 70	N MC 809546	20	165
CFC # 71	N MC 809547	20	165
CFC # 72	N MC 809548	20	165
CFC # 73	N MC 809549	20	165
CFC # 74	N MC 809550	20	165
RLI # 79	N MC 1078344	20	165
RLI # 80	N MC 7078345	20	165
RLI # 81	N MC 1078346	20	165
RLI # 82	N MC 1078347	20	165
RLI # 83	N MC 1078348	20	165
RLI # 84	N MC 1078349	20	165
RLI # 85	N MC 1078350	20	165
RLI # 86	N MC 1078351	20	165
RLI # 87	N MC 1078352	20	165
RLI # 88	N MC 1078353	20	165
RLI # 89	N MC 1078354	20	165
RLI # 90	N MC 1078355	20	165
RLI # 91	N MC 1078356	20	165
RLI # 92	N MC 1078357	20	165
RLI # 93	N MC 1078358	20	165
RLI # 94	N MC 1078359	20	165
RLI # 95	N MC 1078360	20	165
RLI # 96	N MC 1078361	20	165
RLI # 97	N MC 1078362	20	165
RLI # 98	N MC 1078363	20	165
RLI # 99	N MC 1078364	20	165
RLI # 100	N MC 1086800	20	165
RLI # 101	N MC 1086801	20	165
RLI # 102	N MC 1086802	20	165
RLI # 103	N MC 1086803	20	165
RLI # 104	N MC 1086804	20	165
RLI # 105	N MC 1078365	20	165
RLI # 106	N MC 1078366	20	165
RLI # 107	N MC 1078367	20	165
RLI # 108	N MC 1078368	20	165
RLI # 109	N MC 1078369	20	165
RLI # 110	N MC 1078370	20	165
RLI # 111	N MC 1078371	20	165
RLI # 112	N MC 1078372	20	165
RLI # 113	N MC 1078373	20	165
RLI # 114	N MC 1078374	20	165
RLI # 115	N MC 1078375	20	165
RLI # 116	N MC 1078376	20	165
RLI # 117	N MC 1078377	20	165
RLI # 118	N MC 1078378	20	165
RLI # 119	N MC 1086805	20	165
RLI # 120	N MC 1086806	20	165
RLI # 121	N MC 1086807	20	165
RLI # 122	N MC 1086808	20	165
RLI # 123	N MC 1086809	20	165
RLI # 124	N MC 1086810	20	165
RLI # 125	N MC 1086811	20	165
RLI # 126	N MC 1086812	20	165
RLI # 127	N MC 1086813	20	165
RLI # 128	N MC 1086814	20	165
RLI # 129	N MC 1086815	20	165
RLI # 130	N MC 1086816	20	165
RLI # 131	N MC 1086817	20	165
RLI # 132	N MC 1086818	20	165

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RLI # 133	N MC 1086819	20	165
RLI # 134	N MC 1086820	20	165
ALB # 1	N MC 1189566	20	165
ALB # 2	N MC 1189567	20	165
ALB # 3	N MC 1189568	20	165
ALB # 4	N MC 1189569	20	165
ALB # 5	N MC 1189570	20	165
ALB # 6	N MC 1189571	20	165
ALB # 7	N MC 1189572	20	165
ALB # 8	N MC 1189573	20	165
ALB # 9	N MC 1189574	20	165
ALB # 10	N MC 1189575	20	165
ALB # 11	N MC 1189576	20	165
ALB # 12	N MC 1189577	20	165
ALB # 13	N MC 1189578	20	165
ALB # 14	N MC 1189579	20	165
ALB # 15	N MC 1189580	20	165
ALB # 16	N MC 1189581	20	165
ALB # 17	N MC 1189582	20	165
ALB # 18	N MC 1189583	20	165
Source: Albemarle, 2020

Table 3.2: Mill Site Patented Claims

Name of Claim	Number	Township	Range
FM #1	22	T2S	R39E
FM #2	22	T2S	R39E
FM #3	22	T2S	R39E
FM #4	22	T2S	R39E
FM #5	22	T2S	R39E
FM #6	22	T2S	R39E
FM #10	22	T2S	R39E
FM #11	22	T2S	R39E
FM #13	22	T2S	R39E
FM #14	22	T2S	R39E
FM #15	22	T2S	R39E
FM #16	22	T2S	R39E
FM #17	22	T2S	R39E
FM #18	22	T2S	R39E
FM #20	22	T2S	R39E
FM #21	22	T2S	R39E
FM #22	22	T2S	R39E
Total Mill Site Claims	17
Source: Albemarle, 2020

Table 3.3: Wellfield Patented Claims

Name of Claim	Number	Township	Range
LI-31-D	31	T1S	R40E
LI-31-D-CASS	31	T1S	R40E
LI-32-A-CASS	32	T1S	R40E
LI-32-A-DOE	32	T1S	R40E
LI-32-A-ENID	32	T1S	R40E
LI-32-A-FRAN	32	T1S	R40E
LI-32-B-CASS	32	T1S	R40E

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LI-32-B-DOE	32	T1S	R40E
LI-32-C	32	T1S	R40E
LI-32-C-ANN	32	T1S	R40E
LI-32-C-BETH	32	T1S	R40E
LI-32-C-CASS	32	T1S	R40E
LI-32-C-DOE	32	T1S	R40E
LI-32-C-FRAN	32	T1S	R40E
LI-32-C-GERT	32	T1S	R40E
LI-32-C-HEIDI	32	T1S	R40E
LI-32-D	32	T1S	R40E
LI-32-D-ANN	32	T1S	R40E
LI-32-D-BETH	32	T1S	R40E
LI-32-D-CASS	32	T1S	R40E
LI-32-D-ENID	32	T1S	R40E
LI-32-D-FRAN	32	T1S	R40E
LI-32-D-GERT	32	T1S	R40E
LI-32-D-HEIDI	32	T1S	R40E
LI-33-A-BETH	33	T1S	R40E
LI-33-A-CASS	33	T1S	R40E
LI-33-A-DOE	33	T1S	R40E
LI-33-A-ENID	33	T1S	R40E
LI-33-A-FRAN	33	T1S	R40E
LI-33-A-GERT	33	T1S	R40E
LI-33-B-BETH	33	T1S	R40E
LI-33-B-CASS	33	T1S	R40E
LI-33-B-DOE	33	T1S	R40E
LI-33-B-ENID	33	T1S	R40E
LI-33-B-FRAN	33	T1S	R40E
LI-33-C	33	T1S	R40E
LI-33-C-ANN	33	T1S	R40E
LI-33-C-BETH	33	T1S	R40E
LI-33-C-CASS	33	T1S	R40E
LI-33-C-DOE	33	T1S	R40E
LI-33-C-FRAN	33	T1S	R40E
LI-33-C-GERT	33	T1S	R40E
LI-33-C-HEIDI	33	T1S	R40E
LI-33-D	33	T1S	R40E
LI-33-D-ANN	33	T1S	R40E
LI-33-D-BETH	33	T1S	R40E
LI-33-D-CASS	33	T1S	R40E
LI-33-D-ENID	33	T1S	R40E
LI-33-D-FRAN	33	T1S	R40E
LI-33-D-GERT	33	T1S	R40E
LI-33-D-HEIDI	33	T1S	R40E
LI-34-A	34	T1S	R40E
LI-34-A-BETH	34	T1S	R40E
LI-34-A-CASS	34	T1S	R40E
LI-34-A-DOE	34	T1S	R40E
LI-34-A-ENID	34	T1S	R40E
LI-34-A-FRAN	34	T1S	R40E
LI-34-A-GERT	34	T1S	R40E
LI-34-A-HEIDI	34	T1S	R40E
LI-34-B-ANN	34	T1S	R40E
LI-34-B-BETH	34	T1S	R40E
LI-34-B-CASS	34	T1S	R40E

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SEC Technical Report Summary – Silver Peak	Page 21

LI-34-B-DOE	34	T1S	R40E
LI-34-B-ENID	34	T1S	R40E
LI-34-B-FRAN	34	T1S	R40E
LI-34-B-GERT	34	T1S	R40E
LI-34-C	34	T1S	R40E
LI-34-C-ANN	34	T1S	R40E
LI-34-C-BETH	34	T1S	R40E
LI-34-C-CASS	34	T1S	R40E
LI-34-C-DOE	34	T1S	R40E
LI-34-C-FRAN	34	T1S	R40E
LI-34-C-GERT	34	T1S	R40E
LI-34-C-HEIDI	34	T1S	R40E
LI-34-D	34	T1S	R40E
LI-34-D-ANN	34	T1S	R40E
LI-34-D-BETH	34	T1S	R40E
LI-34-D-CASS	34	T1S	R40E
LI-34-D-ENID	34	T1S	R40E
LI-34-D-FRAN	34	T1S	R40E
LI-34-D-GERT	34	T1S	R40E
LI-34-D-HEIDI	34	T1S	R40E
LI-35-A-ENID	35	T1S	R40E
LI-35-A-FRAN	35	T1S	R40E
LI-35-A-GERT	35	T1S	R40E
MG-12-A-CASS	12	T2S	R39E
MG-12-A-DOE	12	T2S	R39E
MG-12-C-DOE	12	T2S	R39E
MG-12-D	12	T2S	R39E
MG-12-D-ANN	12	T2S	R39E
MG-12-D-BETH	12	T2S	R39E
MG-12-D-CASS	12	T2S	R39E
MG-12-D-ENID	12	T2S	R39E
MG-12-D-FRAN	12	T2S	R39E
MG-12-D-GERT	12	T2S	R39E
MG-13-A	13	T2S	R39E
MG-13-A-BETH	13	T2S	R39E
MG-13-A-CASS	13	T2S	R39E
MG-13-A-DOE	13	T2S	R39E
MG-13-A-FRAN	13	T2S	R39E
MG-13-A-GERT	13	T2S	R39E
MG-13-A-HEIDI	13	T2S	R39E
MG-13-B-ANN	13	T2S	R39E
MG-13-D	13	T2S	R39E
MG-13-D-ANN	13	T2S	R39E
MG-13-D-BETH	13	T2S	R39E
MG-13-D-CASS	13	T2S	R39E
MG-24-A	24	T2S	R39E
MG-24-A-BETH	24	T2S	R39E
MG-24-A-CASS	24	T2S	R39E
MG-24-A-DOE	24	T2S	R39E
MG-24-D	24	T2S	R39E
MG-24-D-ANN	24	T2S	R39E
MG-24-D-BETH	24	T2S	R39E
MG-24-D-CASS	24	T2S	R39E
MG-25-A	25	T2S	R39E
MG-25-A-BETH	25	T2S	R39E

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SEC Technical Report Summary – Silver Peak	Page 22

NA-1-B	1	T2S	R40E
LI-35-B	35	T1S	R40E
LI-35-B-BETH	35	T1S	R40E
LI-35-B-CASS	35	T1S	R40E
LI-35-B-DOE	35	T1S	R40E
LI-35-B-ENID	35	T1S	R40E
LI-35-B-FRAN	35	T1S	R40E
LI-35-B-GERT	35	T1S	R40E
LI-35-C	35	T1S	R40E
LI-35-C-ANN	35	T1S	R40E
LI-35-C-BETH	35	T1S	R40E
LI-35-C-CASS	35	T1S	R40E
LI-35-C-DOE	35	T1S	R40E
LI-35-C-FRAN	35	T1S	R40E
LI-35-C-GERT	35	T1S	R40E
LI-35-C-HEIDI	35	T1S	R40E
LI-35-D-FRAN	35	T1S	R40E
LI-35-D-GERT	35	T1S	R40E
LI-35-D-HEIDI	35	T1S	R40E
NA-1-B-ANN	1	T2S	R40E
NA-1-B-FRAN	1	T2S	R40E
NA-1-B-GERT	1	T2S	R40E
NA-2-A	2	T2S	R40E
NA-2-LOT 6	2	T2S	R40E
NA-2-A-BETH	2	T2S	R40E
NA-2-A-CASS	2	T2S	R40E
NA-2-A-DOE	2	T2S	R40E
NA-2-A-ENID	2	T2S	R40E
NA-2-A-FRAN	2	T2S	R40E
NA-2-A-GERT	2	T2S	R40E
NA-2-A-HEIDI	2	T2S	R40E
NA-2-LOT 7	2	T2S	R40E
NA-2-B	2	T2S	R40E
NA-2-B-ANN	2	T2S	R40E
NA-2-B-BETH	2	T2S	R40E
NA-2-B-CASS	2	T2S	R40E
NA-2-B-DOE	2	T2S	R40E
NA-2-B-ENID	2	T2S	R40E
NA-2-B-FRAN	2	T2S	R40E
NA-2-B-GERT	2	T2S	R40E
NA-2-C	2	T2S	R40E
NA-2-C-ANN	2	T2S	R40E
NA-2-C-BETH	2	T2S	R40E
NA-2-C-CASS	2	T2S	R40E
NA-2-C-DOE	2	T2S	R40E
NA-2-C-FRAN	2	T2S	R40E
NA-2-C-GERT	2	T2S	R40E
NA-2-C-HEIDI	2	T2S	R40E
NA-2-D-ANN	2	T2S	R40E
NA-2-D-FRAN	2	T2S	R40E
NA-2-D-GERT	2	T2S	R40E
NA-2-D-HEIDI	2	T2S	R40E
NA-3-A	3	T2S	R40E
NA-3-A-BETH	3	T2S	R40E
NA-3-A-CASS	3	T2S	R40E

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SEC Technical Report Summary – Silver Peak	Page 23

NA-3-A-DOE	3	T2S	R40E
NA-3-A-ENID	3	T2S	R40E
NA-3-A-FRAN	3	T2S	R40E
NA-3-A-GERT	3	T2S	R40E
NA-3-A-HEIDI	3	T2S	R40E
NA-3-B	3	T2S	R40E
NA-3-B-ANN	3	T2S	R40E
NA-3-B-BETH	3	T2S	R40E
NA-3-B-CASS	3	T2S	R40E
NA-3-B-DOE	3	T2S	R40E
NA-3-B-ENID	3	T2S	R40E
NA-3-B-FRAN	3	T2S	R40E
NA-3-B-GERT	3	T2S	R40E
NA-3-C	3	T2S	R40E
NA-3-C-ANN	3	T2S	R40E
NA-3-C-BETH	3	T2S	R40E
NA-3-C-CASS	3	T2S	R40E
NA-3-C-DOE	3	T2S	R40E
NA-3-C-FRAN	3	T2S	R40E
NA-3-C-GERT	3	T2S	R40E
NA-3-C-HEIDI	3	T2S	R40E
NA-3-D	3	T2S	R40E
NA-3-D-ANN	3	T2S	R40E
NA-3-D-BETH	3	T2S	R40E
NA-3-D-CASS	3	T2S	R40E
NA-3-D-ENID	3	T2S	R40E
NA-3-D-FRAN	3	T2S	R40E
NA-3-D-GERT	3	T2S	R40E
NA-3-D-HEIDI	3	T2S	R40E
NA-4-A	4	T2S	R40E
NA-4-A-BETH	4	T2S	R40E
NA-4-A-CASS	4	T2S	R40E
NA-4-A-DOE	4	T2S	R40E
NA-4-A-ENID	4	T2S	R40E
NA-4-A-FRAN	4	T2S	R40E
NA-4-A-GERT	4	T2S	R40E
NA-4-A-HEIDI	4	T2S	R40E
NA-4-B	4	T2S	R40E
NA-4-B-ANN	4	T2S	R40E
NA-4-B-BETH	4	T2S	R40E
NA-4-B-CASS	4	T2S	R40E
NA-4-B-DOE	4	T2S	R40E
NA-4-B-ENID	4	T2S	R40E
NA-4-B-FRAN	4	T2S	R40E
NA-4-B-GERT	4	T2S	R40E
NA-4-C	4	T2S	R40E
NA-4-C-ANN	4	T2S	R40E
NA-4-C-BETH	4	T2S	R40E
NA-4-C-CASS	4	T2S	R40E
NA-4-C-DOE	4	T2S	R40E
NA-4-C-FRAN	4	T2S	R40E
NA-4-C-GERT	4	T2S	R40E
NA-4-C-HEIDI	4	T2S	R40E
NA-4-D	4	T2S	R40E
NA-4-D-ANN	4	T2S	R40E

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SEC Technical Report Summary – Silver Peak	Page 24

NA-4-D-BETH	4	T2S	R40E
NA-4-D-CASS	4	T2S	R40E
NA-4-D-ENID	4	T2S	R40E
NA-4-D-FRAN	4	T2S	R40E
NA-4-D-GERT	4	T2S	R40E
NA-4-D-HEIDI	4	T2S	R40E
NA-5-A	5	T2S	R40E
NA-5-A-BETH	5	T2S	R40E
NA-5-A-CASS	5	T2S	R40E
NA-5-A-DOE	5	T2S	R40E
NA-5-A-ENID	5	T2S	R40E
NA-5-A-FRAN	5	T2S	R40E
NA-5-A-GERT	5	T2S	R40E
NA-5-A-HEIDI	5	T2S	R40E
NA-5-B-ANN	5	T2S	R40E
NA-5-B-BETH	5	T2S	R40E
NA-5-B-CASS	5	T2S	R40E
NA-5-B-DOE	5	T2S	R40E
NA-5-B-ENID	5	T2S	R40E
NA-5-B-FRAN	5	T2S	R40E
NA-5-B-GERT	5	T2S	R40E
NA-5-C	5	T2S	R40E
NA-5-C-ANN	5	T2S	R40E
NA-5-C-BETH	5	T2S	R40E
NA-5-C-CASS	5	T2S	R40E
NA-5-C-DOE	5	T2S	R40E
NA-5-C-FRAN	5	T2S	R40E
NA-5-C-GERT	5	T2S	R40E
NA-5-C-HEIDI	5	T2S	R40E
NA-5-D	5	T2S	R40E
NA-5-D-ANN	5	T2S	R40E
NA-5-D-BETH	5	T2S	R40E
NA-5-D-CASS	5	T2S	R40E
NA-5-D-ENID	5	T2S	R40E
NA-5-D-FRAN	5	T2S	R40E
NA-5-D-GERT	5	T2S	R40E
NA-5-D-HEIDI	5	T2S	R40E
NA-6-A-BETH	5	T2S	R40E
NA-6-A-CASS	6	T2S	R40E
NA-6-A-DOE	6	T2S	R40E
NA-6-A-ENID	6	T2S	R40E
NA-6-A-FRAN	6	T2S	R40E
NA-6-C-ANN	6	T2S	R40E
NA-6-C-BETH	6	T2S	R40E
NA-6-C-CASS	6	T2S	R40E
NA-6-C-DOE	6	T2S	R40E
NA-6-D	6	T2S	R40E
NA-6-D-ANN	6	T2S	R40E
NA-6-D-BETH	6	T2S	R40E
NA-6-D-CASS	6	T2S	R40E
NA-6-D-ENID	6	T2S	R40E
NA-6-D-FRAN	6	T2S	R40E
NA-6-D-GERT	6	T2S	R40E
NA-6-D-HEIDI	6	T2S	R40E
NA-7-A	6	T2S	R40E

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SEC Technical Report Summary – Silver Peak	Page 25

NA-7-A-BETH	7	T2S	R40E
NA-7-A-CASS	7	T2S	R40E
NA-7-A-DOE	7	T2S	R40E
NA-7-A-ENID	7	T2S	R40E
NA-7-A-FRAN	7	T2S	R40E
NA-7-A-GERT	7	T2S	R40E
NA-7-A-HEIDI	7	T2S	R40E
NA-7-B	7	T2S	R40E
NA-7-B-ANN	7	T2S	R40E
NA-7-B-BETH	7	T2S	R40E
NA-7-B-CASS	7	T2S	R40E
NA-7-B-DOE	7	T2S	R40E
NA-7-B-ENID	7	T2S	R40E
NA-7-B-FRAN	7	T2S	R40E
NA-7-B-GERT	7	T2S	R40E
NA-7-C	7	T2S	R40E
NA-7-C-ANN	7	T2S	R40E
NA-7-C-BETH	7	T2S	R40E
NA-7-C-CASS	7	T2S	R40E
NA-7-C-DOE	7	T2S	R40E
NA-7-C-FRAN	7	T2S	R40E
NA-7-C-GERT	7	T2S	R40E
NA-7-C-HEIDI	7	T2S	R40E
NA-7-D	7	T2S	R40E
NA-7-D-ANN	7	T2S	R40E
NA-7-D-BETH	7	T2S	R40E
NA-7-D-CASS	7	T2S	R40E
NA-7-D-ENID	7	T2S	R40E
NA-7-D-FRAN	7	T2S	R40E
NA-7-D-GERT	7	T2S	R40E
NA-7-D-HEIDI	7	T2S	R40E
NA-8-A	8	T2S	R40E
NA-8-A-BETH	8	T2S	R40E
NA-8-A-CASS	8	T2S	R40E
NA-8-A-DOE	8	T2S	R40E
NA-8-A-ENID	8	T2S	R40E
NA-8-A-FRAN	8	T2S	R40E
NA-8-A-GERT	8	T2S	R40E
NA-8-A-HEIDI	8	T2S	R40E
NA-8-B	8	T2S	R40E
NA-8-B-ANN	8	T2S	R40E
NA-8-B-BETH	8	T2S	R40E
NA-8-B-CASS	8	T2S	R40E
NA-8-B-DOE	8	T2S	R40E
NA-8-B-ENID	8	T2S	R40E
NA-8-B-FRAN	8	T2S	R40E
NA-8-B-GERT	8	T2S	R40E
NA-8-C	8	T2S	R40E
NA-8-C-ANN	8	T2S	R40E
NA-8-C-BETH	8	T2S	R40E
NA-8-C-CASS	8	T2S	R40E
NA-8-C-DOE	8	T2S	R40E
NA-8-C-FRAN	8	T2S	R40E
NA-8-C-GERT	8	T2S	R40E
NA-8-C-HEIDI	8	T2S	R40E

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SEC Technical Report Summary – Silver Peak	Page 26

NA-8-D	8	T2S	R40E
NA-8-D-ANN	8	T2S	R40E
NA-8-D-BETH	8	T2S	R40E
NA-8-D-CASS	8	T2S	R40E
NA-8-D-ENID	8	T2S	R40E
NA-8-D-FRAN	8	T2S	R40E
NA-8-D-GERT	8	T2S	R40E
NA-8-D-HEIDI	8	T2S	R40E
NA-9-A	9	T2S	R40E
NA-9-A-BETH	9	T2S	R40E
NA-9-A-CASS	9	T2S	R40E
NA-9-A-DOE	9	T2S	R40E
NA-9-A-ENID	9	T2S	R40E
NA-9-A-FRAN	9	T2S	R40E
NA-9-A-GERT	9	T2S	R40E
NA-9-A-HEIDI	9	T2S	R40E
NA-9-B	9	T2S	R40E
NA-9-B-ANN	9	T2S	R40E
NA-9-B-BETH	9	T2S	R40E
NA-9-B-CASS	9	T2S	R40E
NA-9-B-DOE	9	T2S	R40E
NA-9-B-ENID	9	T2S	R40E
NA-9-B-FRAN	9	T2S	R40E
NA-9-B-GERT	9	T2S	R40E
NA-9-C	9	T2S	R40E
NA-9-C-ANN	9	T2S	R40E
NA-9-C-BETH	9	T2S	R40E
NA-9-C-CASS	9	T2S	R40E
NA-9-C-DOE	9	T2S	R40E
NA-9-C-FRAN	9	T2S	R40E
NA-9-C-GERT	9	T2S	R40E
NA-9-C-HEIDI	9	T2S	R40E
NA-9-D-ANN	9	T2S	R40E
NA-9-D-BETH	9	T2S	R40E
NA-9-D-CASS	9	T2S	R40E
NA-9-D-FRAN	9	T2S	R40E
NA-9-D-GERT	9	T2S	R40E
NA-9-D-HEIDI	9	T2S	R40E
NA-10-A	10	T2S	R40E
NA-10-A-BETH	10	T2S	R40E
NA-10-A-GERT	10	T2S	R40E
NA-10-A-HEIDI	10	T2S	R40E
NA-10-B	10	T2S	R40E
NA-10-B-ANN	10	T2S	R40E
NA-10-B-BETH	10	T2S	R40E
NA-10-B-CASS	10	T2S	R40E
NA-10-B-ENID	10	T2S	R40E
NA-10-B-FRAN	10	T2S	R40E
NA-10-B-GERT	10	T2S	R40E
NA-10-C-GERT	10	T2S	R40E
NA-10-C-HEIDI	10	T2S	R40E
NA-11-B	10	T2S	R40E
NA-11-B-ANN	11	T2S	R40E
NA-16-B	11	T2S	R40E
NA-16-B-FRAN	16	T2S	R40E

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SEC Technical Report Summary – Silver Peak	Page 27

NA-16-B-GERT	16	T2S	R40E
NA-17-A	16	T2S	R40E
NA-17-A-BETH	17	T2S	R40E
NA-17-A-CASS	17	T2S	R40E
NA-17-A-DOE	17	T2S	R40E
NA-17-A-ENID	17	T2S	R40E
NA-17-A-FRAN	17	T2S	R40E
NA-17-A-GERT	17	T2S	R40E
NA-17-A-HEIDI	17	T2S	R40E
NA-17-B	17	T2S	R40E
NA-17-B-ANN	17	T2S	R40E
NA-17-B-BETH	17	T2S	R40E
NA-17-B-CASS	17	T2S	R40E
NA-17-B-DOE	17	T2S	R40E
NA-17-B-ENID	17	T2S	R40E
NA-17-B-FRAN	17	T2S	R40E
NA-17-B-GERT	17	T2S	R40E
NA-17-C	17	T2S	R40E
NA-17-C-ANN	17	T2S	R40E
NA-17-C-BETH	17	T2S	R40E
NA-17-C-CASS	17	T2S	R40E
NA-17-C-DOE	17	T2S	R40E
NA-17-C-FRAN	17	T2S	R40E
NA-17-C-GERT	17	T2S	R40E
NA-17-C-HEIDI	17	T2S	R40E
NA-17-D-ENID	17	T2S	R40E
NA-17-D-FRAN	17	T2S	R40E
NA-17-D-GERT	17	T2S	R40E
NA-17-D-HEIDI	17	T2S	R40E
NA-18-A	18	T2S	R40E
NA-18-A-BETH	18	T2S	R40E
NA-18-A-CASS	18	T2S	R40E
NA-18-A-DOE	18	T2S	R40E
NA-18-A-ENID	18	T2S	R40E
NA-18-A-FRAN	18	T2S	R40E
NA-18-A-GERT	18	T2S	R40E
NA-18-A-HEIDI	18	T2S	R40E
NA-18-B	18	T2S	R40E
NA-18-B-ANN	18	T2S	R40E
NA-18-B-BETH	18	T2S	R40E
NA-18-B-CASS	18	T2S	R40E
NA-18-B-DOE	18	T2S	R40E
NA-18-B-ENID	18	T2S	R40E
NA-18-B-FRAN	18	T2S	R40E
NA-18-B-GERT	18	T2S	R40E
NA-18-C	18	T2S	R40E
NA-18-C-ANN	18	T2S	R40E
NA-18-C-BETH	18	T2S	R40E
NA-18-C-CASS	18	T2S	R40E
NA-18-C-DOE	18	T2S	R40E
NA-18-C-FRAN	18	T2S	R40E
NA-18-C-GERT	18	T2S	R40E
NA-18-C-HEIDI	18	T2S	R40E
NA-18-D	18	T2S	R40E
NA-18-D-ANN	18	T2S	R40E

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NA-18-D-BETH	18	T2S	R40E
NA-18-D-CASS	18	T2S	R40E
NA-18-D-ENID	18	T2S	R40E
NA-18-D-FRAN	18	T2S	R40E
NA-18-D-GERT	18	T2S	R40E
NA-18-D-HEIDI	18	T2S	R40E
NA-19-A	19	T2S	R40E
NA-19-A-BETH	19	T2S	R40E
NA-19-A-CASS	19	T2S	R40E
NA-19-A-DOE	19	T2S	R40E
NA-19-A-ENID	19	T2S	R40E
NA-19-A-FRAN	19	T2S	R40E
NA-19-A-GERT	19	T2S	R40E
NA-19-A-HEIDI	19	T2S	R40E
NA-19-B	19	T2S	R40E
NA-19-B-ANN	19	T2S	R40E
NA-19-B-BETH	19	T2S	R40E
NA-19-B-CASS	19	T2S	R40E
NA-19-B-DOE	19	T2S	R40E
NA-19-B-ENID	19	T2S	R40E
NA-19-B-FRAN	19	T2S	R40E
NA-19-B-GERT	19	T2S	R40E
NA-19-C	19	T2S	R40E
NA-19-C-ANN	19	T2S	R40E
NA-19-C-BETH	19	T2S	R40E
NA-19-C-CASS	19	T2S	R40E
NA-19-C-DOE	19	T2S	R40E
NA-19-C-FRAN	19	T2S	R40E
NA-19-C-GERT	19	T2S	R40E
NA-19-C-HEIDI	19	T2S	R40E
NA-19-D	19	T2S	R40E
NA-19-D-ANN	19	T2S	R40E
NA-19-D-BETH	19	T2S	R40E
NA-19-D-CASS	19	T2S	R40E
NA-19-D-ENID	19	T2S	R40E
NA-19-D-FRAN	19	T2S	R40E
NA-19-D-GERT	19	T2S	R40E
NA-19-D-HEIDI	19	T2S	R40E
NA-20-A-ENID	20	T2S	R40E
NA-20-A-FRAN	20	T2S	R40E
NA-20-A-GERT	20	T2S	R40E
NA-20-A-HEIDI	20	T2S	R40E
NA-20-B	20	T2S	R40E
NA-20-B-ANN	20	T2S	R40E
NA-20-B-BETH	20	T2S	R40E
NA-20-B-CASS	20	T2S	R40E
NA-20-B-DOE	20	T2S	R40E
NA-20-B-ENID	20	T2S	R40E
NA-20-B-FRAN	20	T2S	R40E
NA-20-B-GERT	20	T2S	R40E
NA-20-C	20	T2S	R40E
NA-20-C-ANN	20	T2S	R40E
NA-20-C-BETH	20	T2S	R40E
NA-20-C-CASS	20	T2S	R40E
NA-20-C-DOE	20	T2S	R40E
NA-20-C-FRAN	20	T2S	R40E
NA-20-C-GERT	20	T2S	R40E
NA-20-C-HEIDI	20	T2S	R40E
NA-20-D-ENID	20	T2S	R40E

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NA-20-D-FRAN	20	T2S	R40E
NA-20-D-GERT	20	T2S	R40E
NA-20-D-HEIDI	20	T2S	R40E
NA-29-B	29	T2S	R40E
NA-29-B-ANN	29	T2S	R40E
NA-29-B-BETH	29	T2S	R40E
NA-29-B-ENID	29	T2S	R40E
NA-29-B-FRAN	29	T2S	R40E
NA-29-B-GERT	29	T2S	R40E
NA-29-C	29	T2S	R40E
NA-29-C-FRAN	29	T2S	R40E
NA-29-C-GERT	29	T2S	R40E
NA-29-C-HEIDI	29	T2S	R40E
NA-30-A	30	T2S	R40E
NA-30-A-BETH	30	T2S	R40E
NA-30-A-CASS	30	T2S	R40E
NA-30-A-DOE	30	T2S	R40E
NA-30-A-GERT	30	T2S	R40E
NA-30-A-HEIDI	30	T2S	R40E
NA-30-B	30	T2S	R40E
NA-30-B-ANN	30	T2S	R40E
NA-30-B-BETH	30	T2S	R40E
NA-30-B-GERT	30	T2S	R40E
NA-30-D-ANN	30	T2S	R40E
NA-30-D-BETH	30	T2S	R40E
NA-30-D-CASS	30	T2S	R40E
NA-31-A	30	T2S	R40E
NA-31-A-BETH	30	T2S	R40E
NA-32-B	30	T2S	R40E
NA-32-B-GERT	30	T2S	R40E
Total Wellfield Claims	536
Source: Albemarle, 2020

3.3Encumbrances
SRK is not aware of any encumbrances on the Silver Peak properties.
3.4Royalties or Similar Interest
The State of Nevada levies a tax against mining operations within the state which effectively functions like a royalty. The tax is called the Nevada Net Proceeds Tax. The tax operates on a slide scale and determined by the ratio of net proceeds to the gross proceeds of the operation on an annual basis. The sliding tax rate scale is outlined in Table 3.4.
Table 3.4: Nevada Net Proceeds Tax Sliding Scale

Net Proceeds as a Percentage of Gross Proceeds	Rate of Tax
Less than 10%	2.0%
10% or more but less than 18%	2.5%
18% or more but less than 26%	3.0%
26% or more but less than 34%	3.5%
34% or more but less than 42%	4.0%
42% or more but less than 50%	4.5%
50% or more	5.0%
Source: SRK, 2021

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The tax is levied on net proceeds of the operation which is obtained by deducting operating costs and depreciation expenses from gross proceeds.
As Silver Peak is located in Nevada, the operation is subject to this tax.
3.5Other Significant Factors and Risks
Extraction of the brine resource from the SPLO requires state water rights. The SPLO water rights have a total combined duty for Mining and Milling and Domestic purposes not to exceed 21,448 acre-feet per annum (AFA) in the Clayton Valley hydrographic basin. On December 4, 2017, all water rights were transferred to Albemarle U.S., Inc.
The NDWR is responsible for quantifying existing water rights; monitoring water use; distributing water in accordance with:
•Court decrees
•Reviewing water availability
•Reviewing the construction and operation of dams (among other regulatory activities)
Water appropriations, which are important to the SPLO given the hydrographic groundwater basin in which the operations are located (Hydrographic Area No. 143 – Clayton Valley) has been “designated” (NDWR Order No. O-1275), but has no preferred uses, are handled through the NDWR and the State Engineer’s Office.
Groundwater basins are typically designated as needing increased regulation and administration by the State Engineer when the total quantity of committed groundwater resources (water rights permits) approach or exceed the estimated perennial yield (average annual groundwater recharge) from the basin. By designating a basin, the State Engineer is granted additional authority in the administration of the groundwater resources within the designated basin. Designation of a water basin by the State Engineer does not necessarily mean that the groundwater resources are being depleted, only that the appropriated water rights exceed the estimated perennial yield. Actual groundwater use the perennial yield to Clayton Valley is estimated to be 24.1 million cubic meters per year (m3/yr) (19,500 AFA) (Rush, 1968), and the quantity of committed groundwater resources (underground water rights permits) amounts to 29.3 million m3/year (23,747 AFA). Of this amount, 28.5 million m3/year (23,100 AFA) are committed for mining and milling purposes (NDWR, 2020). In light of these quantities, groundwater resources in the Clayton Valley hydrographic basin have been over appropriated, and there is no unappropriated groundwater available from the basin. While the State Engineer often considers the groundwater used for mining and milling activities to be a temporary use of water, which would not cause a permanent effect on the groundwater resource, the State Engineer has determined that for lithium production from brine, the actual mining is the mining of water and has declined to determine that such mining is a temporary use. (State Engineer’s Ruling No. 6391, dated April 21, 2017, p. 11). NDWR’s report titled Nevada Statewide Assessment of Groundwater Pumpage Calendar Year 2013 indicates that 19.02 million m3 (15,422 AFA) were pumped in 2013 (NDWR, 2013); the exact quantity consumed or returned to the aquifer is unknown but is likely less than the reported pumping volume. Based upon this report, Clayton Valley is not currently being over drafted or over pumped, however with Albemarle’s expected increased use to the full beneficial use of its water rights, Clayton Valley will be pumped at or over its perennial yield.
On October 4, 2018, an AOC was made and entered into by and between the NDWR and the Office of the State Engineer and Albemarle. The AOC found that, while Albemarle and its predecessors

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have proceeded in good faith and with reasonable diligence to perfect all of its water rights applications, Albemarle has not yet completed application of the totality of its water to a beneficial use. The intent of the AOC is:
•To regulate the drilling and plugging of wells for water so as to minimize threats to the State of Nevada water resources
•To provide a path forward for Albemarle to obtain necessary permits for production wells to use its Water Rights and property rights
•To establish a process and schedule for Albemarle to plug inactive wells
•To establish a process and schedule for Albemarle to realign its water permits and wells in order to obtain well permits to bring the Silver Peak Operation into conformity with contemporary Nevada laws and regulations
•To document Albemarle’s due diligence during the Effective Period [of the AOC], for purposes of NRS § 533.380(3)
•To resolve the Request to Investigate Alleged Violations and AV 209
•To ensure compliance with applicable Nevada laws and regulations
Albemarle continues to work with the NDWR and State Engineer to ensure compliance with the AOC. As of the Effective Date of the AOC, all of Albemarle’s water rights are in good standing with the State Engineer. However, there is currently an active lawsuit challenging Albemarle’s allocation of water rights. As this is a legal matter, SRK is not in a position to comment on any risk associated with this lawsuit.
SRK is not aware of any other significant factors or risk that may affect access, title, or the right or ability to perform work on the property.

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4Accessibility, Climate, Local Resources, Infrastructure and Physiography
4.1Topography, Elevation and Vegetation
Clayton Valley contains a remnant playa that was deposited by the cyclic transgression and regression of ancient seas. The valley is a known closed basin and is structurally faulted downward with its average elevation being lower than all the immediately surrounding basins. The Clayton Valley watershed is about 500 square miles (mi2) in area.
There is a relatively flat vegetation free valley floor referred to as the playa, and its slope is generally less than 2 ft/mi. Its area is about 20 mi2. All brine wells and solar evaporation ponds are within the vegetation free playa area. The basic subsurface geology in the playa area consists primarily of playa, lake and alluvial sediments composed of unconsolidated Clastic and chemical sedimentary deposits.
These sediments are dominated by clay, silt, and minor occurrences of volcanic ash, halite, gypsum, and tufa. The surface geology is composed primarily of clays. There are several gravelly alluvial fans which originate from rock outcroppings at the edges of the basin and are interbedded and interfingered with the playa sediments.
4.2Means of Access
The project is located in south central Nevada, USA between the large cities of Reno and Las Vegas. The unincorporated town of Silver Peak, where the project is located, is accessed by paved highway from the north and by improved dirt road to the east. The project administration offices and plant are located on the south side of town. The project can also be accessed from the east from Goldfield. There are numerous dirt roads that provide access to the project from Tonopah to the north. The closest airport is located in Tonopah with major airports in Reno and Las Vegas. The closest rail is located approximately 90 mi to the north, but is a private rail operated by the Department of Defense.
4.3Climate and Length of Operating Season
The mean annual temperatures vary from the mid 40° to about 50° Fahrenheit (F). In western Nevada, the summers are short and hot, but the winters are only moderately cold. Long periods of extremely cold weather are rare, primarily because the mountains east of the Clayton Valley act as a barrier to the intensely cold continental arctic air masses. However, on occasion, a cold air mass spills over these barriers and produces prolonged cold waves.
There is strong surface heating during the day and rapid nighttime cooling due to the dry air, resulting in wide daily ranges in temperature. After hot days, the nights are usually cool. The average range between the highest and the lowest daily temperatures is approximately 30° to 35°F. Daily ranges are usually larger in summer than the winter. Summer temperatures above 100°F occur rather frequently. Humidity is usually low.
Nevada lies on the eastern side of the Sierra Nevada Range, a mountain barrier that markedly influences the climate of the state. One of the greatest contrasts in precipitation found within a short distance in the United States occurs between the western slopes of the Sierras in California and the valleys just to the east of this range. The prevailing winds are from the west, and as the warm moist air from the Pacific Ocean ascends the western slopes of the Sierra Range, the air cools,

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condensation takes place, and most of the moisture falls as precipitation. As the air descends the eastern slope, it is warmed by compression, and very little precipitation occurs. The effects of this mountain barrier are felt not only in the west but throughout the state, with the result that the lowlands of Nevada are largely desert or steppes. The valley floor of Clayton Valley is estimated to receive 7.6 to 12.7 centimeters (cm) (3 to 5 inches) of average annual precipitation while the highest mountain elevations are estimated to receive up to 38.1 cm (15 inches) of average annual precipitation (Rush, 1968).
Monthly average evaporation rates vary seasonally. In the warmer summer months, evaporation rates are as high as 15.2 cm (6 inches) per month. In the cooler winter months, evaporation is less than 1.3 cm (0.5 inches) per month. Annual evaporation for Silver Peak is approximately 89 cm per year.
4.4Infrastructure Availability and Sources
Albemarle owns and operates two freshwater wells located approximately 2 mi south of Silver Peak, near the Esmeralda County Public Works (ESCO) fresh water well that provides process water to the boilers, firewater system and makeup water for process plant equipment. The ESCO well provides potable water for the project.
Electricity for the Project is provided by NV Energy. Two 55 kilovolt (kV) transmission lines feed the Silver Peak substation. One line connects to the Millers substation NE of Silver Peak and the other line connects to Goldfield to the east through the Alkali substation. A 55 kV line continues south from the Silver Peak substation to connect to the California power system.
The majority of the personnel who work at Silver Peak live locally in the communities of Silver Peak, Tonopah, and Goldfield, with the majority living in Tonopah. Albemarle has company housing and a camp area for recreational vehicles or campers in Silver Peak. Others travel to work from other regional communities. Tonopah is the closest community with full services to support the Project.
Materials, supplies, and services are available locally from Tonopah. Other supplies, materials, and services are available from regional sources including Las Vegas, Reno, and Salt Lake City.

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5History
5.1Previous Operations
Albemarle and its predecessors have operated the lithium brine production facility at Silver Peak, Nevada, on a continuous basis since the mid-1960s. The array of production wells is complex because lithium brines are extracted from six different aquifer systems. The six aquifers have been sequentially brought online over the 50 plus years of operation.
The extended operating period of the mine has provided an opportunity for long term collection of data on brine levels and produced brine volumes and grades.
The aquifers in Clayton Valley have been the source of lithium for the Silver Peak operation since the mid 1960's through the development and operation of production wells. The aquifers that have provided the lithium bearing brines are very dynamic systems that have been classified into six different confined and semi-confined aquifer systems. They include the Main Ash Aquifer (MAA), Salt Aquifer System (SAS), Lower Ash System (LAS), Marginal Gravel Aquifer (MGA), Tufa Aquifer System (TAS) and Lower Gravel Aquifer (LGA). Throughout the history of the in situ mining operations, all of these aquifers have played important roles in the lithium brine resource, with the MAA being the most developed and extensively exploited aquifer system over the years.
Since the MAA was the primary aquifer system developed over the first half of the mine's history, the SPLO operation assumed that the lithium concentration decline/regression trend was predominantly represented by the MAA. Any other aquifer systems being exploited were considered supplemental, and only provided a subordinate influence in the lithium concentrations. The general composite lithium concentration decline/regression trend line equation, developed from the historical data, would then be used to project out approximately 15 years to estimate the lithium concentrations based on similar production rates from the wellfield. In the past, this method has been fairly accurate in providing conservative estimates of the longevity of the in situ mining operation before the economic lithium concentration limit was reached from the brine production.
As new aquifer systems were discovered and exploited, the number of wells developed in the MAA started to decline, bringing about a less accurate ore reserve calculation each time. By 2008, only 42% (16) of the wells in the wellfield were producing from the MAA. The MGA, LAS, and LGA also generated 42% of the wellfield wells during that time.
SPLO timeline as follows:
•1912: Sodium & potassium brine discovered in Clayton Valley, NV
•1936: Leprechaun Mining secures first mining and milling water rights
•1950s: Leprechaun Mining discovers lithium in groundwater
•1964s: Foote Mineral Co. acquires land in Clayton Valley
•1966: Lithium mining operations begin
•1967: Lithium carbonate first produced
•1981: US Federal Court of Claims determines that lithium is locatable
•1988: Cyprus Amax Minerals acquires Foote Mineral
•1991: BLM acknowledges that Cyprus has the right to mine lithium within the patented area
•1998: Chemetall Purchases Cyprus Foote Mineral Co.

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•2004: Rockwood Specialties Group buys Chemetall Foote Corp.
•2015: Albemarle buys Rockwood Lithium, Inc.
5.2Exploration and Development of Previous Owners or Operators
As noted above, Silver Peak has been mined/pumped for over 50 years and features an extensive exploration and operational history. Exploration work has included drilling (rotary, reverse circulation, and diamond core), core and brine sampling, geological mapping, geophysics.
Development work has generally included construction activities related to the evaporation ponds and pumping wellfield.

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6Geological Setting, Mineralization, and Deposit
6.1Regional Geology
The SPLO is located in Clayton Valley, Nevada. The structural geology that forms Clayton Valley, and principal faults within and around the valley, are influenced by two continental-scale features:
•The Basin and Range province
•Walker Lane fault zone
The valley is located within the Basin and Range province, which extends from Canada through much of the western United States and across much of Mexico. It encompasses virtually all of Nevada. The Province is characterized by block faulting caused by extension and subsequent thinning of the earth’s crust. Especially in Nevada, this extensional faulting forms a region of northeast-southwest oriented ridges and valleys. This faulting is responsible for the overall horst and graben structure of Clayton Valley.
The timing of major extension periods varies throughout the province. In eastern Nevada, highly extended terrains were formed during the Oligocene epoch (23 to 34 million years ago). During this period, the mountain blocks shifted, tilted, and rose along major and minor fault lines relative to valley blocks, which dropped. The dropped valleys became the focal locations for enhanced accumulation of sediments from the surrounding mountains. Closed basins like Clayton Valley became accumulation points for clastic sediments and evaporites as water accumulated in the low areas of the basins and then evaporated. The Basin and Range province is also characterized by volcanic activity caused as the thinning of the crust allowed magma to rise to the surface.
In southern Nevada, the structural features of Basin and Range formation were further influenced by the Walker Lane fault zone. The Walker Lane accommodates displacement transferred inland from the margin between the Pacific and North American plates (Figure 6.1). This transfer results in a set of northwest transcurrent faults that are estimated to account for between 20 and 25% of the relative motion between the two plates. As a result of being in this transition zone, Clayton Valley and areas to the northwest and southeast are situated in a complex zone of deformation and faulting.

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Source: Lindsay, 2011
Figure 6.1: Configuration of the Basin and Range Province and the Walker Lane Fault Zone, Relative to the Nevada Border

Geology around Clayton Valley is shown in Figure 6.2. The oldest rocks in the vicinity of Clayton Valley are of Precambrian age, and they are conformably overlain by Cambrian and Ordovician rocks. (Davis et al., 1986). Newer rocks, which still pre-date the Basin and Range formation, include Paleozoic marine sediments and Mesozoic intrusive rocks.
Tertiary volcanic rocks in the area originated from two volcanic centers. The Silver Peak Center was primarily active from 4.8 to 6 million years ago, and a center at Montezuma Peak was active as long as 17 million years ago. Tertiary sedimentary rocks are exposed around Clayton Valley to the west (Silver Peak Range), north (Weepah Hills) and low hills to the east. All these rocks are included in the Esmerelda Formation and include sandstone, shale, marl, breccia, and conglomerate. They are intercalated with volcanic rocks. These rocks were apparently deposited in several Miocene-era basins (Davis et al., 1986).

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Figure 6.2 (from Zampirro, 2004) shows the major faults in the vicinity of Clayton Valley. Mapping by Burris includes representation of faults that are more limited in extent, as well as age and degree of certainty in delineation (Burris, 2013). Zampirro (2004) indicates the majority of basin drop and displacement has occurred at the Angel Island and Paymaster Canyon faults along the southeastern edge of the basin. He also suggests these faults are a barrier to flow into the basin and they preserve brine strength by preventing freshwater inputs. In addition, Zampirro suggests the Cross Central Fault acts as a barrier to north-south flow across the playa, as inferred by lithium mapping.
Source: IESE, 2011, Zampiro, 2004
Figure 6.2: Generalized Geology of the Silver Peak Area

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6.2Local and Property Geology
From GWI, 2016:
Physical features in the vicinity of Clayton Valley are shown in Figure 6.3, from Davis et al. (1986). The central part of the valley contains the flat-lying playa, which is approximately 10 mi long, 3 mi wide and 32 mi2 in area (Meinzer, 1917). The playa surface is at an elevation of 4,270 ft above sea level, which is lower than both the Big Smoky Valley to the northwest and the Alkali Spring Valley to the northeast. The valley itself is formed by surrounding ridges and elevated areas including the following, with reference to Figure 6.3:
•Weepah Hills to the north (maximum elevation 8,500 ft. at Lone Mountain)
•Paymaster Ridge and Clayton Ridge to the east; these ridges separate Clayton Valley from Alkali Spring Valley, located to the northeast
•The Montezuma Range (maximum elevation 8,426 ft. at Montezuma Mountain) is located a few km east of Clayton Ridge
•Palmetto Mountains to the south
•Silver Peak Range to the southwest and west (maximum elevation more than 9,000 ft.)
•An elevated zone of alluvium defines Clayton Valley to the northwest, and is the basis for separating Clayton Valley from Big Smoky Valley, located to the northwest and north
•Between the flat-lying playa and the various ridges shown on Figure 6.3, there are relatively gentle slopes composed of alluvium, which extend onto the playa to varying degrees. The alluvial slopes are broadest to the southwest.
•The flat playa surface is disrupted by several bedrock mounds (bedrock “islands”), Goat and Alcatraz Islands, in the western part of the valley that rise over 300 ft above the playa surface.

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118°00'
117°30'
38°00'
37°30'
NEVADA
MONTE CRISTO RANGE
BIG SMOKY VALLEY
Tonopah
Columbus Salt Marsh
Coaldale
Coaldale Junction
Blair Junction
Lone Mtn
Weepah Hills
Paymaster Ridge
KLONDIKE (SOUTH KLONDIKE MINING DISTRICT)
Alkali Flat
Alkali Spring
NYE COUNTRY
ESMERALDA COUNTRY
Mineral Ridge
SILVER PEAK RANGE
Silverpeak
CLAYTON VALLEY
Angel Island
Alcatraz Island
Clayton Ridge
Montezuma Peak
Montezuma Range
Goldfield
Goldfield Hills
NEVADA
CALIF
Palmetto Mountains
Palmetto Mtn
Lida
Magruder Mtn
Mount Jackson
Mount Jackson Ridge
Lida Junction
0
20
40 KILOMETERS
0
20 MILES

Source: Davis and Vine, 1986
Figure 6.3: Major Physiographic Features that Form Clayton Valley

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6.2.1Geology of Basin Infill
Davis et al. (1986) indicates the basin deposits are best understood in terms of deposition in extended climatic periods of relatively high and low precipitation (pluvial and inter-pluvial). The wetter periods saw deposition of fine-grained materials (muds) in the valley center in a lake environment, grading out to fluvial and deltaic sands and muds, and then to beach sands and gravels on the valley margins. Lower energy deposits dominated in the drier periods, with deposition of muds, silt, sand and evaporites in the center of the basin, with a relatively sharp transition to higher energy sand and gravel alluvial deposits on the boundary. The surficial geology of Clayton Valley is shown on Figure 6-4. The alluvial deposits at the surface along the boundary of the valley tend to contain fresh water and are not considered a lithium bearing unit for purposes of the mineral deposit.
Davis and Vine (1979) suggest that throughout the Quaternary, the northeast arm of the playa was the primary location of subsidence and, therefore, of deposition. They suggest the occurrence of thick evaporite layers and muds are indicative of the lake drying up during the low precipitation periods. They also note the lake in Clayton Valley was likely shallow, relative to historic lakes in other Great Basin valleys, which are estimated to be as deep as 650 ft.
Tuff and ash beds interbedded in the basin infill materials indicate an atmospheric setting of pyroclastic material associated with large-scale volcanic eruptions along the western coast of the continent. Zampirro (2005) suggests the most likely source of the primary air falls and re-worked ash deposits is the Long Valley caldera located approximately 100 miles northwest of Clayton Valley with the main eruption period occurring 760,000 years before present. The ash beds of the Lower Aquifer System (LAS) represent re-sedimented ash-fall associated with multiple, older volcanic events (Davis and Vine, 1979). Table 6-1 lists the different hydrogeologic units present in Clayton Valley.
Table 6-1: Summary of Hydrogeologic Units

Hydrogeologic Unit	Description	Character
1	Surficial Alluvium	Aquifer
2	Surficial/Near Surface Playa Sediments	Aquitard
3	Tufa Aquifer System (TAS)	Aquifer
4	Upper Lacustrine Sediments	Aquitard
5	Salt Aquifer System (SAS)	Aquifer
6	Intermediate Lacustrine Sediments	Aquitard
7	Marginal Gravel Aquifer (MGA)	Aquifer
8	Intermediate Lacustrine Sediments	Aquitard
9	Main Ash Aquifer (MAA)	Aquifer
10	Lower Lacustrine Sediments	Aquitard
11	Lower Aquifer System (LAS)	Aquifer
12	Basal Lacustrine Sediments	Aquitard
13	Lower Gravel Aquifer (LGA)	Aquifer
14	Bedrock	Base of Playa Sediment
Source: SRK, 2021

Continued basin expansion during and after deposition resulted in normal faulting throughout the playa sedimentary sequence.

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EXPLANATION
Albemarle Claims
Active Model Domain
Clayton Valley
Geology
alluvium
andesite
basalt
chert
diorite
granodiorite
landslide
playa
quartz monzonite
rhyolite
sandstone
shale
siltstone
N
0 3 6
Kilometers

Source: SRK, 2021; Nevada Bureau of Mines and Geology, University of Nevada, Reno, 2020
Figure 6-4: Surficial Geology in Clayton Valley

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6.3Mineral Deposit
The lithium resource is hosted as a solute in a predominantly sodium chloride brine, and it is the distribution of this brine that is of relevance to this report. As such, the term ‘mineralization’ is not wholly relevant, as the brine is mobile and can be affected by pumping of groundwater, and by local hydrogeological variations . Davis et al. (1986) suggest that the current levels of lithium dissolved in brine originate from relatively recent dissolution of halite by meteoric waters that have penetrated the playa in the last 10,000 years. They suggest that the halite formed in the playa during the aforementioned climatic periods of low precipitation and that the concentrated lithium was incorporated as liquid inclusions into the halite crystals. They are not specific about the ultimate source of the lithium.
Zampirro (2004) points to the lithium-rich rhyolitic tuff on the eastern margin of the basin as a possible source of the lithium in brine (see Figure 6.2). In this regard, he agrees with previous authors (Kunasz, 1970; Price et al., 2000). He also notes the potential role of geothermal waters, either in leaching lithium from the tuff, or transporting lithium from the deep-seated magma chamber that was the source for the tuff.
In evaluating results from isotopic analysis of water and brine samples from throughout Clayton Valley, Munk et al. (2011) identified a complex array of processes affecting brine composition, depending on location. For brine from the Shallow Ash System, they identified a process that was consistent with that suggested above by Davis et al. (1986). Their results support a process whereby lithium was co-concentrated with chloride and then trapped in precipitated sodium chloride (halite) crystals.
However, in brine samples from other locations they found evidence that lithium did not co-concentrate with chloride, and that it was introduced to the brine at levels that were already elevated. Their results were consistent with lithium leached from hectorite (a lithium-bearing clay mineral), and they identified two possible mechanisms for accumulation in the basin. The first process involves contact between water and hectorite to the east of the basin, with subsequent transport into the basin. The second involves leaching of hectorite within the basin deposits, where it formed through alteration of volcanic sediments.
Previous work at the Site and in Clayton Valley has resulted in the definition of a six lithium-bearing aquifer system (Zampirro, 2003), as described below from depth to surface. Figure 6.4 depicts a cross-section created by SRK based on its updated geological model.
LGA
The LGA is the deepest aquifer and consists of gravel with a sand and silt matrix interlayered with clean gravel. It is considered alluvial material formed from the progradation of alluvial fans into the basin. Gravel clasts are limestone, dolomite, marble, pumice, siltstone, sandstone. Zampirro (2003) reports thicknesses from 25 to over 350 ft thick; however, the base of the LGA is rarely reached in drill logs. Because few boreholes penetrate to this unit, the thickness of the LGA is a source of uncertainty.
LAS
This unit consists of air-fall and reworked ash, likely from multiple volcanic sources (Davis and Vine, 1979). The individual ash beds within the LAS are variably continuous and can occur as lenses or discontinuous beds and extensive units. Zampirro (2003) reports that this unit ranges from 350 to

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1,000 ft below ground surface. It is interpreted to be moderately continuous north of the Cross Central Fault. An inferred origin for some of the thinner lenses may be as pluvial events carrying reworked ash possibly from surrounding highland areas into the lake environment. Permeability in the LAS is limited due to narrow lenses of ash of lesser continuity.
MAA
This unit consists of air-fall and reworked ash. Particles range in size from submicroscopic to several inches or more (ash to pumice). The Long Valley caldera eruption and ash from the Bishop Tuff (760,000 years b.p.) is presumed to be the source of the MAA. Zampirro (2003) reported thicknesses of 5 to 30 feet (ft) and the depth to MAA ranges from 200 ft in the southwest to over 750 ft in the northeast. The MAA is considered a marker bed because of its continuity throughout the northeastern part of the playa.
MGA
The sediments of this unit are silt, sand, and gravel. The MGA is interpreted to be alluvial fan deposits along the east-northeast trending faults (Angel Fault and Paymaster Fault) where the majority of basin drop has occurred (see Figure 6.2). Gravels were presumed to erode from the bedrock in the footwall of the fault (Zampirro, 2003). The faults are interpreted to act as hydraulic barriers between the brines and freshwater.
TAS
The TAS lies in the northwest sector of the playa. It consists of travertine deposits, likely from either (a) subaqueous vents that discharged fluid into the ancient lake, or (b) surficial hot spring terraces composed of CaCO3. Limited drill holes indicate ring-like tufa or travertine formation (Zampirro, 2003).
SAS
The SAS lies in the northeastern portion of the playa coincident with the lowest point of the valley. The SAS was formed by deposition in an arid lake and precipitation of salts (evaporites), primarily halite, from ponded water. It Includes lenses of salts from fractions of an inch to 70 ft in thickness with interbeds of clay, some silt and sand with minor amounts of gypsum, ash and organic matter. Some dissolution caverns are present, which can develop into sinkholes when pumped. Salt likely precipitated in lowland standing water by concentration of minerals through evaporation. Deeper salt beds are more compact.

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W
E
L01-Surfical Alluvium
03-TAS
05-SAS
07-MGA
09-MAA
13-LGA
11-LAS
L14-Bedrock
LAC-Generic
200
900
600
300
-0
Location
W: 443448, 4182254
E: 458550, 4182254
Scale: 1:61,000
Vertical exaggeration: 5x
0m
2500m
444000
450000
456000

Source: SRK, 2021
Figure 6.4: Cross-Sections through the Silver Peak Property (W-E and SW-NE)

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7Exploration
7.1Exploration Work (Other Than Drilling)
The primary mechanism of exploration on the property has been drilling, mainly production wells, for the past 50 years. Additionally, other means of exploration, such as limited geophysics, have also been applied over the years (GWI, 2017).
For the purposes of the resource and reserve estimate in this report, it is SRK’s opinion that active brine pumping, exploration drilling, and geophysical surveys provide the most relevant and robust exploration data for the current mineral resource estimation. Historical brine pumping and sampling are the most critical of the non-drilling exploration methods applied to this model and mineral resource estimation, as detailed in Section 11 of this report.
The area around the current SPLO has been mapped and sampled over several decades of modern exploration work. While other nearby exploration targets have been identified and developed over the years, they are not included in the mineral resources disclosed herein and are not relevant to this report.
Previous exploration at the Property was completed by Rodinia in 2009 and 2010 and by Pure Energy in late 2014 and early 2015. The current phase of exploration by PEM includes work conducted from late 2015 through June 15, 2017. The total work program completed at the Property to date has Site data collection campaigns included various geophysical methods for both surface and drillhole which included the following:
•Transient Electromagnetic (TEM)
•Controlled source electromagnetic and audio-frequency magnetotellurics (CSEM and CSAMT)
•Resistivity and induced polarization (IP)
•Gravity
•Seismic reflection
•Borehole nuclear magnetic resonance (BMR/NMR)
Recent geophysical surveys include a program conducted in the summer of 2016 consisting of three seismic surveys in the southern and central portions of the Albemarle claims. Hasbrouck Geophysics Inc. collected and processed the seismic data and Dr. LeeAnn Munk (University of Alaska Anchorage) provided geologic interpretations. Dr. Munk’s geologic and aquifer top interpretations were provided to GWI and MSI on October 18, 2016.
7.1.1Significant Results and Interpretation
SRK notes that this property is not at an early stage of exploration, that results and interpretation from exploration data is supported in more detail by extensive drilling and active pumping from production wells.
7.2Exploration Drilling
Drilling at Silver Peak has been ongoing for over fifty years. Drilling has been primarily for production wells with limited drilling dedicated to exploration of other areas within the claims.

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7.2.1Drilling Type and Extent
Drilling methods during this time include cable tool, rotary, and RC with the results of geologic logging and brine sampling being used to support the geological model and mineral resource. The drill hole database has been compiled from several contracted drilling companies. The original cable tool drilling dates back to 1964 and the most current drilling in the database is as recent as 2019. Drilling by SPLO has been conducted for both exploration and production wells. A breakdown of the number of exploration and production wells with total meters drilled is shown in Table 7.1. 182 of the production wells had pumping records. It is SRK’s understanding that several factors contributed to a well not being used for production after being drilled: some did not meet SPLO’s standards (concentrations too low or too many solids in the brine) or the drilling contractor did not meet the agreed upon construction requirements, so the well was abandoned and another drilled.
Table 7.1: Drill Campaign Summary

Primary Purpose	# Holes Drilled	Total Meters Drilled[1]
Exploration	160	more than 28,000
Production	258	more than 37,000
1 Total depth of many early drillhole was not recorded
Source: SRK, compiled from Albemarle records, 2021

Historical Drilling
Between January 1964 and December 2019, 182 production wells have been used to extract brine from within the current Albemarle claims. Early on, the production wells were drilled to primarily target the MAA unit. Records for these early wells often include the target aquifer but do not always include the lithology observed during drilling nor the construction information for the well. Over time, as more units were discovered, production wells were added to extract brine from those units. The number of production wells per target aquifer are listed in Table 7.2.
Table 7.2: Production Well Target Aquifers

Target Aquifer	# Holes Drilled
MAA	94
LAS	23
SAS	22
TAS	7
LGA	5
MGA	3
MAA/LAS	11
MGA/MAA	9
LAS/LGA	6
SAS/MAA	2
Source: SRK, 2021
The exploration and production wells drilled for the project are shown in Figure 7.1.

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N
0
800
1,600
Meters
EXPLANATION
Active Production Well
Historical Production Well
Exploration Well
Exploration Borehole
Albemarle Claims

Source: SRK, 2021
Figure 7.1: Property Plan Drill Map

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2017 Exploratory Drilling
Following recommendations from the GWI/MSI CM Report (2016a), SPLO drilled five deep exploratory coreholes (exploration wells) to evaluate both the hydrogeologic conditions and the groundwater chemistry of the deeper zones in the basin. The five coreholes include EXP1, EXP2, EXP3, EXP4, and EXP5. The five coreholes were equipped with vibrating wirelines to enable future monitoring of brine piezometric levels at depth. These wells were strategically located to collect depth-specific brine samples and to verify results of seismic surveys conducted in 1981 and 2016 (Munk, 2017). Locations of the five EXP wells are shown on Figure 7.2.

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EXP2
EXP5
EXP3
EXP1
EXP4
N
0 800 1,600
Meters
EXPLANATION
2017 Exploration Well
Albemarle Claims

Source: SRK, 2021
Figure 7.2: Location of 2017 Exploration Boreholes for the SPLO

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2020 Drilling
SPLO drilled four new production wells were drilled during 2020. Geology, water levels, and brine chemistry were evaluated as part of the program. The new wells are located in the northeastern and southeastern areas of mine property (Figure 7.3). A summary of the completion information for the new wells is presented in Table 7.3.
Table 7.3: New 2020 Production Wells

Well ID	Easting (m)	Northing (m)	Aquifer	Top of Screen (m bgs)	Bottom of Screen (m bgs)
3	450,206	4,177,276	MAA	112	163
8	456,119	4,183,602	MGA	47	111
15	448,350	4,179,530	MAA	70	107
22	455,303	4,185,184	TUFA	176	188
Abbreviations: m = meters, bgs = below ground surface
Source: SRK, 2021

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22 (2021)
8 (2021)
15 (2021)
3 (2021)
N
0 800 1,600
Meters
EXPLANATION
Existing New Production Well (2020-2021)
Albemarle Claims

Source: SRK, 2021
Figure 7.3: New 2020 Production Wells

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7.2.2Sampling
Historical Sampling
The majority of samples collected historically were collected from the production wells that were active during that time period. Samples were collected from sampling ports located near the wellhead of each production well. Figure 7.4 shows results of the historical samples collected from the production wells since pumping started in 1966. The different colors represent assay results from the different production wells over time. These samples were used for calibration of the numerical flow and transport model but were not used for development of the resource model. Since the historical samples were analyzed on-site, SRK chose to use samples analyzed at an independent laboratory for the resource estimate.

900
800
700
600
500
400
300
200
100
0
Lithium Concentration (mg/L)
1/1/1966
1/1/1971
1/1/1976
12/31/1980
1/1/1986
1/1/1991
1/1/1996
12/31/2000
1/1/2006
1/1/2011
1/1/2016
12/31/2020
Date

Source: Compiled by SRK, 2021
Figure 7.4: Lithium Concentrations from Historical Production Well Samples

2017 Exploration Program Sampling
During the 2017 exploration drilling program, water and/or brine samples were collected with the IPI wireline packer system. Depth specific samples were collected in each borehole. The goal was to collect samples in fluid bearing zones at least 2 to 3 ft thick. Duplicate samples were collected to allow for analysis by both the SPLO lab and SGS lab. These samples provided knowledge of lithium concentrations in the deeper zones of the basin. These lithium concentrations were utilized in SRK’s current resource estimate analysis.

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2020 Sampling
Per SRK’s request, samples were collected from the active production wells during August 2020. In total, 46 wells were sampled. Duplicate samples were collected to allow for analysis by both the SPLO lab and ALS labs. The 2020 samples were used for both SRK’s current resource estimate and for verification of the historical samples analyzed by the SPLO lab. 2020 Sampling locations are shown on Figure 7.5.

+435000 E
+440000 E
+445000 E
+450000 E
+455000 E
+4185000 N
+4180000 N
+4175000 N
265
173
172
180A
170
384
73A
221
109
116A
304A
360
312
101A
104
102
333A
39A
99C
8B
387
52B
49A
374A
31B
9C
16D
10B
23A
394A
320
131
245A
395A
59
120A
133
FWW#3
Looking down
0
1250
2500
3750
5000

Source: SRK, 2020
Figure 7.5: 2020 Sampling Locations

7.2.3Drilling, Sampling, or Recovery Factors
SRK is not aware of any material factors that would affect the accuracy and reliability of any results from drilling, sampling, and recovery.
7.2.4Drilling Results and Interpretation
The drilling supporting the MRE has been conducted by a reputable contractor using industry standard techniques and procedures. This work has confirmed the presence of lithium in the brine of Clayton Valley. The database used for this technical report includes 414 holes drilled directly on the Property, 160 exploration holes and 254 production wells. Four new production wells were drilled by SPLO during 2020 bringing the total number of production wells to 258. Geology, water levels, and brine chemistry were evaluated as part of the program. Drillhole collar locations, downhole surveys, geological logs, and assays have been verified and used to build a 3D geological model and in grade interpolations. Geologic interpretation is based on structure, lithology, and alteration as logged in the drillholes.
In SRK’s opinion, the drilling operations were conducted by professional contractors using industry best practices to maximize representativity of the core. SRK notes that the core was handled,

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logged, and sampled in an acceptable manner by professional geologists, and that, the drilling is sufficient to support a mineral resource estimation.
In SRK’s opinion, historical sampling was conducted by trained staff or consultants using best practices to ensure collection of samples representative of the brine being extracted by the production wells and of the brine encountered at depth during drilling of the 2017 exploration program. It is also SRK’s opinion that the 2017 exploration well sampling and the 2020 production well sampling are sufficient to support a mineral resource estimation.
7.3Hydrogeology
As described above, Clayton Valley contains six primary lithium-bearing aquifers (TAS, SAS, MGA, MAA, LAS, and LGA). The remaining sediments in the basin are lacustrine sediments or shallow alluvial sediments on the basin margins. Groundwater generally flows from the basin boundaries toward the center of the basin. Pumping via production wells to extract lithium from the brine aquifers has been ongoing for over 50 years.
Hydraulic Conductivity
Various pumping tests have been conducted during the historical operations period to evaluate the permeability of each aquifer unit. These results were reviewed and provided initial values for use in the numerical groundwater flow and transport model. Table 7.4 provides a summary of the statistics about the historical testing.
Table 7.4: Summary of Pumping Tests at Silver Peak

Tested Aquifer(s)	Number of Tests	Minimum (m/d)	Maximum (m/d)	Arithmetic Mean (m/d)	Geometric Mean (m/d)	Median (m/d)
LAS	11	0.02	3.0	0.6	0.3	0.2
LAS/LGA*	3	0.05	3.0	1.8	1.3	---
MAA	10	1.1	14	5.8	4.6	6.2
MAA/LAS*	2	0.1	0.1	0.1	0.1	---
MGA/MAA*	3	0.1	6.4	6.2	6.2	---
MGA	4	1.3	1.3	1.3	1.3	---
TAS	4	46	70	59	59	61
SAS	2	0.1	0.4	0.2	0.2	---
Abbreviations: m/d = meters per day
Notes: * Some pumping tests were conducted in wells screened across multiple aquifers
Source: SRK, 2020

Specific Yield
Specific yield (Sy), or drainable porosity, has not been directly tested or analyzed by Albemarle in Clayton Valley. Literature values of specific yield for the different alluvial sediment types present in the basin were reviewed and are shown in Table 7.5. For improved defensibility of the model and of the resource estimate, a value between the mean and the minimum was used for each aquifer unit.

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Table 7.5: Summary of Literature Review of Specific Yield

Hydrogeologic Unit	Description	Character	Source	Type	Minimum (%)	Maximum (%)	Mean (%)	Number of Analyses	Drainable Porosity/Specific Yield (Resource Model) (%)
1	Surficial Alluvium	Aquifer	Johnson, 1967	Medium Sand	15	32	26	17	20
			Morris & Johnson, 1967	Medium Sand	16.2	46.2	32	297
			Fetter, 1988	Medium Sand	15	32	26	---
2	Surficial/Near Surface Playa Sediments	Aquitard	Johnson, 1967	Clay	0	5	2	15	1
			Morris & Johnson, 1967	Clay	1.1	17.6	6	27
			Fetter, 1988	Clay	0	5	2	---
3	Tufa Aquifer System (TAS)	Aquifer	Morris & Johnson, 1967	Limestone	0.2	35.8	14	32	7
4	Upper Lacustrine Sediments	Aquitard	Same range as Surficial/Near Surface Playa Sediments						1
5	Salt Aquifer System (SAS)	Aquifer	Johnson, 1967	Clay	0	5	2	15	1
			Morris & Johnson, 1967	Clay	1.1	17.6	6	27
			Fetter, 1988	Clay	0	5	2	---
			LAC 43-101	Salt	0	5
6	Intermediate Lacustrine Sediments	Aquitard	Same range as Surficial/Near Surface Playa Sediments						1
7	Marginal Gravel Aquifer (MGA)	Aquifer	Johnson, 1967	Silt	3	19	8	16	15
			Morris & Johnson, 1967	Silt	1.1	38.6	20	266
			Fetter, 1988	Silt	3	19	18	---
8	Intermediate Lacustrine Sediments	Aquitard	Same range as Surficial/Near Surface Playa Sediments						1
9	Main Ash Aquifer (MAA)	Aquifer	Morris & Johnson, 1967	Tuff	2	47	21	90	11
10	Lower Lacustrine Sediments	Aquitard	Same range as Surficial/Near Surface Playa Sediments						1
11	Lower Aquifer System (LAS)	Aquifer	Johnson, 1967	Sandy Clay	3	12	7	12	5
12	Basal Lacustrine Sediments	Aquitard	Same range as Surficial/Near Surface Playa Sediments						1
13	Lower Gravel Aquifer (LGA)	Aquifer	Johnson, 1967	Medium Gravel	13	26	23	23	18
			Morris & Johnson, 1967	Medium Gravel	16.9	43.5	24	13
			Fetter, 1988	Medium Gravel	13	26	23	---
14	Bedrock	Base of Playa Sediment
Source: SRK, 2020

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8Sample Preparation, Analysis and Security
8.1Sample Collection
Silver Peak trained staff regularly collect brine samples in bottles at the wellhead and take them to their internal laboratory on site.
The collection of brine from operating production wells is performed monthly. For those wells not in operation, samples are collected once the well is operational. When a well stops operating, samples are no longer collected. The on-site laboratory analyzes monthly samples of brine from each well to determine average wellfield lithium values. Lithium values are plotted monthly to check for variation in brine being extracted by each well and by the wellfield.
•Sampling Procedure:
◦Samples are collected over no more than a two-day period.
◦Samples are collected from all operating wells.
–Collect monthly sample bottles from lab or at liming.
–All bottles are labeled with the appropriate well name.
–All bottles are labeled with the appropriate well name.
–While checking wells, the pond operator will collect a sample at each active well listed on the Weekly Well Sheet.
–Well samples:
•Open sample valve to rinse sand and built-up salt out of the sample valve.
•Open sample valve all the way to wash out the valve and elbow.
•Empty old brine from properly labeled sample bottle.
•Rinse the bottle with brine from the well using the valve to control the flow.
•Do not turn off the valve in the process until bottle is full.
•Cap the bottle and put back in tray.
•Check off the well number on the Weekly Well Sheet.
•Put away all tools used and proceed to next well.
•Repeat above steps for each active well.
–When all samples of operating wells are collected, take the samples to the lab.
–Turn in all paperwork to supervisor.
◦Samples should be collected following a down for repair status (DFR).
◦Once well is restarted, samples should be collected for a period of three days.
◦Samples are to be taken to the lab with the morning pond samples.
Brine samples are securely stored inside locked containers on the secured Albemarle site.
8.2Sample Preparation, Assaying and Analytical Procedures
At the on-site laboratory, brine samples collected from the ponds and wells are run as needed per the department supervisor and are listed below:
•Ponds - Li, Ca, Mg, S, Na, and K are run when requested
•Wells - Li, Ca, Mg, S, Na, and K

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All sample preparation and analytical work is undertaken at the operation’s on-site laboratory under the following procedures:
•Pond Samples
◦Filter each sample using a Whatman #2 filter.
◦Tare a plastic 100 mL volumetric flask on an analytical balance.
◦Using a plastic transfer pipet, add ~0.2g of sample to the flask.
◦Record the sample weight.
◦Using a volumetric pipet or a bottle-top dispenser, add 2 mL of concentrated HCl to the flask.
◦Dilute the flask to volume with DI water and mix thoroughly.
•Well Samples
◦Filter each sample using a Whatman #2 filter.
◦Tare a plastic 100 mL volumetric flask on an analytical balance.
◦Using a plastic transfer pipet, add ~1.0g of sample to the flask.
◦Record the sample weight.
◦Using a volumetric pipet or a bottle-top dispenser, add 2 mL of concentrated HCl to the flask.
◦Dilute the flask to volume with DI water and mix thoroughly.
Sample analysis performed by the on-site laboratory outlined below:
•Set up the instrument to run method SPICP.
•Standardize the method using standards SPICP-1, SPICP-2, SPICP-3, SPICP-4, and SPICP-5. The correlation coefficient for each element should be >0.999. The intercept for each element should be close to zero.
•Enter sample name, weight, and dilution into the Sample Information File.
•Analyze the sample by the method selected.
The on-site laboratory uses Inductively Coupled Plasma Optical Emission Spectroscopy (ICP-OES) method for the determination of lithium, sodium, potassium, calcium, magnesium, and sulfate in Silver Peak pond and well samples.
The on-site laboratory is not certified. For all EPA analysis and reporting Albemarle is required to use a certified lab; currently the certified lab Albemarle uses is - WET Lab in Sparks NV.
8.3Quality Control Procedures/Quality Assurance
The mineral resource estimated and presented herein is based solely on well sampling from the 2020 ALS suite and 2017 EXP suite analyzed by SGS. Both of these laboratories are independent of the company and are established ISO-certified. SPLO sampling is exclusively utilized for calibrating the numerical model for the estimation of reserves.
8.3.1Historical Samples – On-Site Laboratory
Operations personnel continuously collect brine samples at both wellheads and ponds. These samples are sent to the on-site laboratory for testing. Early in Silver Peak production, duplicates were taken for all brine samples collected from ponds and wells and sent to a third-party laboratory. Currently, the samples are only tested on site.

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The historical brine samples collected at pumping well heads were used for a qualitative indication of brine grade persistence over the prolonged pumping periods. They were also used quantitatively in developing the grade interpolations as input to the numerical groundwater model.
SRK notes that, while comprehensive QAQC or independent verification of sampling has not been a continuous part of the SPLO lab, that the Silver Peak operation has been producing lithium from brines for 50 plus years. Production has continuously been consistent with reserve planning from the brine reservoir. The QP notes that this continuous production and reasonable performance has significant weight in the confidence determination for the current mineral resource and reserve. Based on this, SRK considers the supporting data and information of sufficient quality to support Measured, Indicated, and Inferred mineral resources.
8.3.22017 EXP Campaign – SGS Laboratory
As described in Section 7.2.2, during the 2017 EXP drilling campaign (consisting of five drillholes, EXP1 through EXP5) brine samples were collected at depth specific intervals. Duplicate samples were collected to allow for analysis by both the SPLO lab and SGS labs. A total of 56 samples were collected, including seven duplicates that were sent to the SPLO on-site laboratory for comparison.
Figure 8.1 shows the comparison between the original sample results from the SGS Laboratory vs. the assay results from duplicates tested at the SPLO on-site laboratory. The difference in Li concentration results is +-2% at a maximum in some samples.

EXP Campaign - Original (SGS) vs Duplicates (SPLO)
Duplicate Samples tested by SPLO - Li (mg/L)
0
50
100
150
200
250
300
350
Original Samples tested by SGS - Li (mg/L)

Source: SRK, 2021
Figure 8.1: Comparison of Duplicates Results – 2017 EXP Drilling Campaign

The field duplicate data for lithium at both SGS and SPLO confirms that the brine samples are homogeneous, and that the data from the EXP campaign can be considered to be representative.

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8.3.32020 Sampling – ALS Laboratory
During 2020, Albemarle collected, on SRK’s behalf, brine samples from 46 wells that were sent to ALS Laboratory in Vancouver, Canada for testing. Duplicates were collected in every well and analyzed at the SPLO laboratory for comparison, see Section 9.1 for details on this comparison.
8.4Opinion on Adequacy
SRK has reviewed the sample preparation, analytical, and Quality Assurance/Quality Control (QA/QC) practices employed by consultants for samples analyzed by SGS lab and by Albemarle for samples analyzed by ALS lab to support the resource estimate. SRK has also reviewed the sample preparation, analytical, and the QA/QC practices employed by Albemarle for samples analyzed by the on-site SPLO lab to support calibration of the numerical model. SRK notes the following:
The data supporting the mineral resource and reserve estimates at Silver Peak have not been fully supported by a robust QA/QC program. This potentially introduces a risk in the accuracy and precision of the sample data. However, this risk has been mitigated through consistency of results from recent samples analyzed by both an independent third-party laboratory (ALS) and the on-site SPLO lab. The risk has also been mitigated through the inherent confidence derived from 54-year history of consistent feed to the processing plant producing LCE at Silver Peak.

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9Data Verification
9.1Data Verification Procedures
The primary data verification process was completed through August 31, 2020. This provided SRK perspective on the analytical methodology, logging, sampling criteria, chain of custody, and other important factors as they were designed and addressed throughout data collection.
SRK advocated for collection of independent sampling to support the mineral resources based on a comparison of previous sampling results between the SPLO lab to an external lab. Silver Peak operations annually sends samples to the Western Environmental Testing (WET) Laboratory and submits the results to the U.S. Environmental Protection Agency (EPA) as part of their permit agreements. SRK compared the nearest time window of sampling from SPLO to these annual WET lab submissions for the purposes of data verification. Lithium concentrations from these samples were significantly different from lithium concentrations analyzed by the SPLO lab, as shown in Figure 9.1. Analytical methodologies utilized for the WET lab are different than those used by SPLO, and this could be a source of the differences in analysis results. Therefore, the WET lab samples were not used as part of the resource or reserve estimate analyses.
Source: SRK, 2020
Units: mg/L
Figure 9.1: Comparison of Historical Lithium Concentrations, SPLO Lab to EPA WET Lab

As described in 7.2, in August 2020, SRK requested Albemarle to collect a set of additional brine samples from the active production wells for independent verification of results from the on-site laboratory. These samples were collected in duplicates. One sample per well was sent to ALS Laboratory in Vancouver, Canada, and its duplicate was sent to the on-site Albemarle laboratory for comparison. ALS Vancouver has extensive experience with lithium analysis for both exploration and metallurgy projects.

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Brine samples were shipped to ALS, where they were received, weighed, prepared, and assayed. Sample preparation was completed using the process detailed in Table 9.1.
Table 9.1: Sample Preparation Protocol by ALS

ALS Code	Description
WEI-21	Received Sample Weight
LOG-22	Sample login – Rcd w/o barcode
SND-ALS	Send samples to internal laboratory
Source: ALS, 2020

Analysis completed by ALS focused on lithium but included a 15-element analysis package as described in Table 9.2. The associated elements and detection limits are available on the ALS website and in the analytical package catalogue.
Table 9.2: ALS Primary Laboratory Analysis Methods

Method Code	Description	Instrument
ME-ICP15	Lithium Brine Analysis – ICPAES	ICP-AES
Source: ALS, 2020

SRK visited the on-site laboratory at Silver Peak on August 18, 2020. The QP considers that the field methods and analytical procedures in this study are rigorous and appropriate for estimating resources and reserves.
The historical samples analyzed during the more than 50-year production period were not used for SRK’s current resource estimate analysis; they were used to calibrate the numerical flow and transport model developed to simulate a reserve estimate. These samples were used to ensure that the numerical model adequately represents changes in groundwater flow and lithium concentrations between 1966 and 2019. There is no way to independently verify all the historical data.
To verify the methods used by the SPLO lab, SRK requested that SPLO collect duplicate samples in August 2020 as described in Section 7.2. Percent difference between lithium concentrations for each set of samples ranged from 0.1% to 23.0% with an average of 4.7%. Lithium concentrations from samples analyzed by the on-site SPLO lab are compared to those analyzed by the ALS lab in Figure 9.2. The overall match of results between the two labs provided confidence that the analysis methods used by the SPLO lab were consistent with methods used by the external lab, ALS, and that the SPLO lab yielded results adequate for use in calibrating the numerical model. There is an apparent bias in the results from the ALS lab at concentrations larger than approximately 250 mg/L. Though this may mean that the SPLO lab is under-representing the amount of lithium in wells with concentrations larger than 250 mg/L, these do not have a material effect on their use in calibrating the numerical model. SRK has limited the impact of samples greater than 250 mg/L utilizing high yield limit restrictions in the estimation, and notes that very few samples overall greater than this value contribute to the estimation.

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Comparison of Lithium Concentrations, August 2020
On-Site SPLO Lab Lithium Concentration (mg/L)
ALS Lab Lithium Concentraiton (mg/L)
0
100
200
300
400
500
600
700
0
100
200
300
400
500
600
700

Source: SRK, 2020
Figure 9.2: Comparison of Lithium Concentrations, August 2020
9.2Limitations
The primary data supporting the mineral resource estimation are drilling and brine sampling. SRK was provided analytical certificates in both locked PDF format and Excel (csv) spreadsheets for the August 2020 brine sample data used in the mineral resource estimation. Verification was completed by compiling all the spreadsheet analytical information and cross referencing with the analytical database for the project. This comparison showed no material errors but represents only the ALS portion of the sampling dataset.
All the data collected historically could not be independently verified. However, verification of the samples collected in August 2020 and analyzed by an independent lab provided confidence in the methods used and results of samples analyzed by the on-site SPLO lab.
9.3Opinion on Data Adequacy
In SRK’s opinion, the data is adequate and of sufficient quality to support mineral resource and reserve estimations. Data from SGS labs and ALS labs, independent certified labs with experience analyzing lithium, were used for developing the resource estimate. 54 years of historical sampling at production wellheads and at ponds that supported a consistent feed to the processing plant producing LCE provides additional verification of the historical data used for calibration of the numerical model.

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10Mineral Processing and Metallurgical Testing
Silver Peak is an operating mine with more than 50 years of production history. At this stage of operation, the facility relies upon historic operating performance to support its production projections and, therefore, no metallurgical testwork has been relied upon to support the estimation of reserves documented herein.

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11Mineral Resource Estimates
The Mineral Resource estimate presented herein represents the latest resource evaluation prepared for the Project in accordance with the disclosure standards for mineral resources under §§229.1300 through 229.1305 (subpart 229.1300 of Regulation S-K).
11.1Key Assumptions, Parameters, and Methods Used
This section describes the key assumptions, parameters, and methods used to estimate the mineral resources. The technical report summary includes mineral resource estimates, effective June 30, 2021.
The coordinate system used on this property and for this MRE is NAD 1983 UTM . All coordinates and units described herein are done in meters and metric tons, unless otherwise noted. This is consistent with the coordinate systems for the project and all descriptions or measurements taken on the project.
The Mineral Resources stated in this report are entirely located on Albemarle’s patented and unpatented mining claim property boundaries and accessible locations currently held by Albemarle as of the effective date of this report. All conceptual production wells used to estimate brine resources have been limited to within these boundaries as well. Detail related to the access, agreements, or ownership of these titles and rights are described in Section 3 of this report.
11.1.1Geological Model
In constraining the MRE, a geological model was constructed to approximate the geological features relevant to the estimation of Mineral Resources, to the degree possible, given the data and information generated at the current level of study. As a result, the model defined hydrogeological units based on geology and hydraulic properties. GWI/Matrix Solutions developed a detailed geological model to aid in both exploration and production planning. SRK revised and further developed this model to provide a basis for the MRE, in collaboration with GWI/Matrix Solutions geologists and Albemarle personnel, to leverage the site-based expertise and improve the overall model consistency.
The geological model is composed of multiple features which have been modeled to either be independent of each other or, in some cases, may depend on the results from another modeling process.
The combined three dimensional (3D) geological model was developed in Leapfrog Geo software (v5.1.1). In general, model development is based on the following:
•Interpreted Geophysical Data (historic and modern)
◦TEM
◦CSAMT
◦Seismic
◦Downhole
•Drill Hole Data
•Surface Geologic Mapping (historic and modern)
•Interpreted cross sections (historic and modern)
•Surface/downhole structural observations

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•Interpreted polylines (surface and sub-surface 3D)
In SRK’s opinion, the level of data and information collected during both the historical and modern exploration efforts is sufficient to support the geological model and the MRE.
Hydrogeological Units
The geological model within the patented and unpatented mining claims was developed from borehole logging, geological mapping, and geophysical interpretations. Outside of the mining claim boundaries the geological model was developed using geophysical interpretations, geological mapping, limited drill core data, and assumptions based on information from within the mining claim boundaries. Figure 11.2 shows the geological model domain.
Units are generalized for model purposes to those which have similar hydrogeological characteristics which may be relevant to the project and any downstream mining studies. The following hydrogeological units were modeled:
•Surficial Alluvium
•TAS
•SAS
•MGA
•MAA
•LAS
•LGA
•Lacustrine Sediments
•Bedrock
The top of bedrock is the lowest extent of the modeled aquifers. Surface outcrop maps and geophysical interpretation informed the modeled bedrock contact surface outside of the mining claim boundaries, where there are few subsurface data sources. Aquifer thickness, continuity, and extent, as defined by available data, were applied to build the geological model. The conceptual geological model presented in Section 6, above, guided the construction of the 3D volumes of the hydrogeological units). Generally, the coarse deposits that comprise the gravel aquifers occur on the basin margins, while the fine-grained deposits occur in the center of the basin. Figure 11.3 and Figure 11.4 show geological cross-sections within the geological model domain.
Structural Setting
The structural understanding within the project area is primarily inferred with the exception of the paymaster, cross central, and angle island faults (see Figure 6.2). Inferred structures are shown on Figure 11.1 generated from seismic, resistivity, and gravity surveys. Currently structures are not incorporated into the geologic model.

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FaultType
Deep MT Structure
Fault Zone
Hydraulic Barrier
Mapped Fault
Normal Fault
Strike-Slip Fault
Playa Sediments
Claim Boundary
Cross Central Fault
Paymaster Fault
Angel Island Fault
Alluvium
Bedrock
N
+4185000 N
+4180000 N
+4175000 N
+440000 E
+445000 E
+450000 E
+455000 E
0
1250
2500
3750
5000

Source: SRK, 2021
Figure 11.1: Structural Setting - Silver Peak

Resource Domain Model
The resource was calculated using the current claim areas 1, 2, and 3. The total surface area is 53,819,000 m2, including the aquifers and aquitards presents in the subsurface, and excluding the bedrock.

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Source: SRK, 2020
Figure 11.2: Geological Model Domain

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W
E
L01-Surfical Alluvium
03-TAS
05-SAS
07-MGA
09-MAA
13-LGA
11-LAS
L14-Bedrock
LAC-Generic
200
900
600
300
-0
Location
W: 443448, 4182254
E: 458550, 4182254
Scale: 1:61,000
Vertical exaggeration: 5x
0m
2500m
444000
450000
456000

Source: SRK, 2020
Figure 11.3: Geological Cross Section SW - NE

Source: SRK, 2020
Figure 11.4: Geological Cross Section W–E and SW-NE

11.1.2Exploratory Data Analysis
The raw dataset of lithium concentrations is characterized by sampling at certain points along the bore hole. shows the location of the drill holes in plan view and the raw lithium data (mg/l) in the sectional view. The distribution of the information is heterogeneous across the property and is primarily focused on the southeastern margin of the playa. The plan view presented in the upper image of Figure 11.5, the differences in sample lengths and the distribution of them in elevation can

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be seen. Figure 11.6 presents the log probability plot, histogram, and statistics of the raw data of lithium.
Note: Scales in meters
Source: SRK, 2020
Figure 11.5: Drill Hole Locations in Plan View (top) and Lithium Samples in Sectional View A-A’ (bottom)

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li (mg/l) Histogram
25
50
m
75
Frequency (% of 107)
0
5
10
15
20
25
0
100
200
300
400
500
600
700
Li (mg/l)

Column	Count	Minimum	Maximum	Mean	Variance	StDev	CV
Li (mg/l)	107	0	694	137.925	11,278	106.2	0.77
Source: SRK, 2020
Figure 11.6: Summary Raw Sample Statistics of Lithium Concentration – mg/l, Log Probability and Histogram

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11.1.3Drainable Porosity
The drainable porosity or Sy in Silver Peak was estimated from literature values based on each lithology and the QP’s experience in similar deposits. The values used in the resource analysis are shown in Table 7.5.
11.2Mineral Resources Estimate
The parameters for a brine resource estimation are:
•Aquifer geometry (volume)
•Drainable porosity or Sy of the hydrogeological units in the deposit.
•Lithium concentration
Resources may be defined as the product of three parameters listed above. Silver Peak estimated resources were defined as mineral resources exclusive of mineral reserves.
Lithium concentration samples description and analysis are shown, as part of the interpolation methodology used. Block model details and validation process are also described.
11.2.1Compositing and Capping
High grade capping is normally performed where data used for an estimation are considered to be part of a different population. Capping is designed to limit the impact of these outliers by reducing the grades of outliers to some nominal value that is more comparable to the majority of the data. The capping technique is appropriate for dealing with high grade outlier values, in this case the lithium concentration. The data was verified, and hydraulic test results were analyzed including the review of high-yield outlier data to determine whether top cutting or capping was required that may bias or skew data for statistical and geostatistical analyses. The hydrogeological aspects related to this type of lithium deposit were considered. Based on the analysis of the statistical information (log-probability plot) and due to the fact that high concentration values were considered part of the same brine system and have been register along the historical production, SRK determined that no capping applied to the lithium data is required.
To limit the impact of moderate to high concentrations of lithium (not outliers) in areas with a limited quantity of data and characterized by lower concentrations of lithium, a Vulcan software tool to exclude distant high yield samples was used during the estimation. Samples with concentrations of lithium higher than 250 mg/l were limited to a radius of 2,000 m by 2,000 m by 100 m. The lithium threshold (250 m/l) was defined from the analysis of the probability plot (Figure 11.6) selecting a concentration approximately where the curve slope changes, and the values are discontinuous (87th percentile). The radius used was defined based on the visual inspection of the distribution of grades in the relevant hydrogeological units. In addition, the experimental semi-variogram shows a steady increase of the variance up to approximately 2,000 m, although it remains above the variance of the data.
Previous to the grade interpolation, samples need to be regularized to equal lengths for constant sample volume (Compositing). The raw sampling data for lithium is characterized by variable lengths and discontinuous sampling along the drill holes. Figure 11.7 presents a histogram of the raw sample lengths. Given the nature of the hydraulic sampling and the differences in lengths, SRK selected a composite length of 25 meters (m), resulting in an increasing number of composites compared with

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the number of raw sample intervals. The compositing was performed using the compositing tool in Maptek Vulcan software.
Most of the production wells extract brine from both aquifers and aquitards. Therefore, the sample collected in those wells represents the lithium concentration from both sources, however most of the brine contribution is from the aquifers. To breakdown by geology, the composites were flagged using the lithology 3D volumes (Wireframes) differentiating the aquifer and aquitard units (lacustrine sediments – LAC). In these cases, only the composites flagged as aquifers were considered.
Table 11.1 shows the comparative statistics for the raw samples and the resulting composites. In general, SRK aims to limit the impact of the compositing to less than 5% change in the mean value after compositing. A change of 4% in the mean value is observed.

length Histogram
gm
m
Frequency (% of 107)
length
length
count 107
min 1.524
max 284.988
mean 28.614
stdev 48.034
skewness 3.77
kurtosis 15.50
variance 2307
CV 1.68
geom mean 15.672
0
5
10
15
20
25
30
35
40
45
0
25
50
75
100
125
150
175
200
225
250
275

Source: SRK, 2020
Figure 11.7: Histogram of Length of Samples of Lithium (mg/l)

Table 11.1: Comparison of Raw vs Composite Statistics

Data	Element	Count	Minimum (mg/l)	Maximum (mg/l)	Mean (mg/l)	Variance	StDev	CV
Samples	Lithium	107	0	694	137.9	11,278	106.2	0.77
Composites	Lithium	248	0	694	143.5	11,570	107.6	0.75
Source: SRK, 2020

11.2.2Spatial Continuity Analysis
The spatial continuity of lithium at the Silver Peak property was assessed through the calculation and interpretation of variography. The variogram analysis was performed in VulcanTM software (version 11.0.4).

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The following aspects were considered as part of the variography analysis:
•Analysis of the distribution of data via histograms
•Down-hole semi-variogram was calculated and modeled to characterize the variability
•Experimental semi-variograms were calculated to define directional variograms for the main directions defined from the fan variograms analysis though results were inconclusive
•Omnidirectional variogram was modeled using the nugget and sill previously defined
•The total sill was normalized to 1.0
The lithium drilling data are heterogeneously distributed across the property, therefore, the determination of dominant anisotropy of lithium was not possible. The QP determined an omnidirectional variogram model was preferred for the neighborhood analysis and estimation. The graphical and tabulated semi-variogram for lithium is provided in Figure 11.8 and Table 11.2 respectively.
Source: SRK, 2020
Figure 11.8: Experimental and Modeled Omnidirectional Semi-Variogram for Lithium

Table 11.2: Modeled Omnidirectional Semi-Variogram for Lithium

Variable	Rotation	Type	Co	C1	A1 X(m)	A1 Y (m)	A1 Z (m)	C2	A2 X (m)	A2 Y (m)	A2 Z (m)
Lithium	-	SPH	5%	36.5%	105	105	105	58.5%	1,235	1,235	1,235
Source: SRK, 2020

The nugget effect is 5% with maximum range at 1,235 m.
11.3Neighborhood Analysis
Based on the results of the variography analysis, a neighborhood analysis was completed on the lithium data. This analysis provides a quantitative method of testing different estimation parameters and, by accessing their impact on the quality of the resultant estimate, supporting the selection of the

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appropriate value of each parameter. The slope or regression value (SOR) and kriging efficiency (KE) were used as the determining factors to optimize the kriging search neighborhood. The number of samples is a parameter evaluated with this analysis as shown in Figure 11.9.

Samples Optimisation - LI

Samples Optimisation - LI
Kriging Efficiency
Slope
0.347153
0.147153
-0.052847
-0.252847
-0.452847
-0.652847
-0.852847
-1.052847
0.815236
0.715236
0.615236
0.515236
0.415236
0.315236
0.215236
4
6
8
10
12
14
16
18
20

Source: SRK, 2020
Figure 11.9: Neighborhood Analysis on Number of Samples for Lithium

The summary neighborhood parameter used for the estimation of lithium is summarized in Table 11.3.
Table 11.3: Summary Search Neighborhood Parameters for Lithium

Variable	SDIST X (m)	SDIST Y (m)	SDIST Z (m)	Rotation	Min # Composites	Max # Composites	Max # Composites per Drillhole
Lithium	4,000	4,000	200	No Rotation	1	8	2
Source: SRK, 2020

The block size was selected based on the data spacing and the reasonable values of slope of regression and kriging efficiency obtained from the neighborhood analysis (the blue circle on Figure 11.10). The block size selected is 500 by 500 by 50 m (X, Y, Z coordinates).

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Kriging Efficiency
Slope
0.459147
0.409147
0.359147
0.309147
0.259147
0.875888
0.865888
0.855888
0.845888
0.835888
0.825888
100x100x25
100x100x50
100x100x75
100x100x100
100x100x125
200x200x25
200x200x50
200x200x75
200x200x100
200x200x125
300x300x25
300x300x50
300x300x75
300x300x100
300x300x125
400x400x25
400x400x50
400x400x75
400x400x100
400x400x125
500x500x25
500x500x50
500x500x75
500x500x100
500x500x125
600x600x25
600x600x50
600x600x75
600x600x100
600x600x125
700x700x25
700x700x50
700x700x75
700x700x100
700x700x125
800x800x25
800x800x50
800x800x75
800x800x100
800x800x125
900x900x25
900x900x50
900x900x75
900x900x100
900x900x125
1000x1000x25
1000x1000x50
1000x1000x75
1000x1000x100
1000x1000x125

Source: SRK, 2020
Figure 11.10: Outputs from the Block Size Optimization Analysis

11.3.1Block Model
A block model was constructed in Maptek’s VulcanTM software (version 11.0.4) for the purposes of interpolating grade and tonnage. The block model was sub-blocked along geological and mineral claim boundaries. The dimensions of the parent cell size used are 500 m for X, 500 m for Y and 50 m for Z. The minimum sub-blocks sizes used are 10 by 10 by 1 m. Grade interpolation was performed on parent cells. The block model limits were defined by the mineral claim polygons with the extents of the block model shown in Table 11.4. Blocks were visually validated against the 3D geological model and the mineral claim boundaries.
Table 11.4: Summary Silver Peak Block Model Parameters

Dimension	Origin (m)	Parent Block Size (m)	Number of Blocks	Min Sub Blocking (m)
X	433,500	500	55	10
Y	4,156,000	500	70	10
Z	-300	50	50	1
Source: SRK, 2020

The blocks were flagged with the hydrogeological units and mineral claims identifiers. Figure 11.11 presents the hydrogeological unit color coded block model.

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Source: SRK, 2020
Figure 11.11: Plan View of the Silver Peak Block Model Colored by Hydrogeological Unit (1,125 masl Elevation)

11.3.2Estimation Methodology
SRK used the composited data flagged as aquifer to interpolate the lithium grades into the block model using Ordinary Kriging (OK). A single search pass was performed with the ellipsoid of 4,000 (X) by 4,000 (Y) by 200 m (Z).
A sensitivity analysis was performed by varying the estimation method and search pass strategy (single and multiple) to compare the resultant data for validation purposes, where the expert hydrogeological criteria was considered, including the historical information of the behavior of the concentration of lithium in production drillholes. The grade estimations were completed in Maptek’s VulcanTM software (version 11.0.4) using OK, Inverse Distance weighting (ID2) and nearest neighbor (NN) estimation. SRK completed the following scenarios:
•Three-pass nested search varying the size of the ellipsoid in the Z dimension (50 and 100 m)
•One-pass search in three scenarios: 3,000 by 3,000 by 200 m, 4,000 by 4,000 by 200 m and 5,000 by 5,000 by 200 m.
SRK completed visual and basic statistical tests and elected to use the OK estimates using the 4,000 by 4,000 by 200 m ellipsoid as being most representative of the underlying data and the type of lithium deposit (Table 11.3).
Figure 11.12 through Figure 11.14 show the results of the estimation in terms of number of drill holes, number of composites, and the distances from the blocks to the composites used during the estimation. It is observed that most of the blocks were estimated with four or more drill holes and

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with eight composites. The distance between the blocks and the composites used during the estimation has an average of 1,594 m and, in most cases, distances were less than 2,000 m.

Number of Drill Holes Histogram
Frequency (% of 1690866)
# of Drill Holes
0
5
10
15
20
25
30
35
40
0
1
2
3
4
5
6
7
8
25
50
75
m
ndh
count 1690866
min 0
max 8
mean 5
stdev 1
skewness -1.20
kurtosis 1.89
variance 1.35
CV 0.24
geom mean
25% 4
median 5
75% 6

Source: SRK, 2020
Figure 11.12: Histogram of Number of Drill Holes Used to Estimate the Block Model

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Source: SRK, 2020
Figure 11.13: Histogram of Number of Composites Used to Estimate the Block Model

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Source: SRK, 2020
Figure 11.14: Histogram of Average Distance from Blocks to Composites Used in Estimation

The resource estimate excluded historic lithium concentration data (i.e., it used samples from the 2017 campaign and from the 2020 sampling verification campaign in the production wells) (Section 7.2.2). The limitation of concentration data to only the most recent periods of data was, in SRK’s opinion, the best approach to account for depletion of historic production. As the brine resource is extracted, the most significant change to the resource is a reduction in lithium concentration with a more limited reduction to in situ brine volume (the aquifer is constantly being recharged). Therefore, to represent the lithium mass available most accurately on the date of the resource (June 30, 2021), only recent lithium concentration data was utilized.
It is SRK’s opinion that the methodology used in the lithium kriging estimate is adequate and appropriate for resource model calculations.
11.3.3De-Clustering
A de-clustering cell analysis of the composites was completed to obtain de-clustered statistics for model validation purposes. Additionally, the nearest neighbor (NN) estimation of lithium was used as a spatially de-clustering method for comparative validation.

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Figure 11.15 presents the scatter plot (Li average vs Cell Size) obtained for the de-clustering analysis of the lithium composites. Ultimately, a 700 m cell size was selected to calculate de-clustered statistics. Declustering of the data results in an overall reduction in the mean, which reflects the nature of more sampling of higher concentrations of Li in brines compared to less sampling of lower concentrations. This declustered mean is considered more appropriate for validation comparisons for the data against the estimate.

Cell Size vs Mean
Mean (Lithium mg/l)
200
180
160
140
120
100
80
60
40
0
500
1000
1500
2000
2500
3000
3500
4000
Cell Size (meters)
Mean

Source: SRK, 2020
Figure 11.15: De-Clustering Analysis Showing Scatter Plot of Cell Size Versus Lithium Mean

11.3.4Estimate Validation
SRK performed a thorough validation of the interpolated model to confirm that the model represents the input data and the estimation parameters and that the estimate is not biased. Several different validation techniques were used, including:
•Visual comparison of lithium grades between block volumes and drillhole samples.
•Comparative statistics of de-clustered composites and the alternative estimation methods (ID2 and NN).
•Swath plots for mean block and composite sample comparisons.

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Visual Comparison
Visual validation of drilling data to estimated block grades was completed in 3D. In general, estimated block grades compared well with acceptable correlation from drilling data. Figure 11.16 shows examples of the visual validations in plan view at an elevation of 1,125 meters above sea level (masl).

Legend
LI (MG/L)
[ABSENT]
[0,50]
[50,100]
[100,150]
[150,200]
[200,250]
[250,300]
[300,350]
[350,700]
[700,CEILING]
450000 E
455000 E
445000 E
4185000 N
4180000 N
4175000 N
N
3,000 m

Source: SRK, 2020
Figure 11.16: Example of Visual Validation of Lithium Grades in Composites Versus Block Model in Plan View (1,125 masl Elevation)

Comparative Statistics
SRK performed a statistical comparison of the de-clustered composites to the estimated blocks to assess the potential for bias in the estimated lithium grades. The comparison included the review of the histograms for lithium and the mean analysis between the blocks and composites from aquifers (Table 11.5).

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The mean interpolated lithium values by OK shows slightly higher grade than the de-clustered data grade and the lithium grade using other alternative estimation methods. The comparison between data and the blocks is better in the areas with higher quantity of data. The interpolated lithium concentrations using ordinary kriging has a better correlation with the data and provides information about the interpolation error and quality.
Table 11.5: Summary of Validation Statistics Composites Versus Estimation Methods (Aquifer Data)

Statistic	Mean Sample Data Li (mg/l)	Declustered Sample Data Li (mg/l)	Ordinary Kriging - Block Data (Volume Weighted) Li (mg/l)	Inverse Distance - Block Data (Volume Weighted) Li (mg/l)	Near Neighbor - Block Data (Volume Weighted) Li (mg/l)
Mean	143.7	124	109.8	107.1	104.7
Std Dev	96.8	89.6	54.4	60.7	78.4
Variance	9,379	8,031	2,955	3,690	6,153
CV	0.67	0.72	0.5	0.57	0.75
Source: SRK, 2020

Swath Plots
The swath plots represent a spatial comparison between the mean block grades interpolated using alternative methods and the de-clustered composites. Figure 11.17 presents the swath plots of Lithium in X, Y and Z coordinates. The areas of higher variability between the composites and estimates at Silver Peak occur in the areas of the deposit with lower quantity of data where lower lithium grades are observed.

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Drift Analysis Y
291
241
191
141
91
41
Mean (Lithium - mg/l)
4,175,750
4,177,750
4,179,750
4,181,750
4,183,750
4,185,750
Axis (Coordinate Y - Meters)
Block Model
Ordinary Kriging (OK)
Declustered Composites
Block Model
Inverse Distance (IDW2)
Block Model
Near Neighborhood (NN)

Drift Analysis Z
164.6667
144.6667
124.6667
104.6667
84.6667
64.6667
Mean (Lithium - mg/l)
675
775
875
975
1,075
1,175
1,275
Axis (Elevation - Meters)
Block Model
Ordinary Kriging (OK)
Declustered Composites
Block Model
Inverse Distance (IDW2)
Block Model
Near Neighborhood (NN)

Source: SRK, 2020
Figure 11.17: Lithium (mg/l) - Swath Analysis for Silver Peak

The QP’s opinion is that the validation using visual comparison, comparative statistics, and swath plots provide a sufficient level of confidence to confirm that the model accurately represents the input data, the estimation parameters are reasonable, and that the estimate is not biased.

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11.4Cut-Off Grades Estimates
The CoG calculation is based on assumptions and actual performance of the Silver Peak operation. Pricing was selected based on a strategy of utilizing a higher resource price than would be used for a reserve estimate. For the purpose of this estimate, the resource price is 10% higher than the reserve price of $10,000/t technical grade lithium carbonate, as discussed in 16.1.4. This results in the use of a resource price of $11,000/t of technical grade lithium carbonate.
SRK utilized the economic model to estimate the break-even cutoff grade, as discussed in Section 12.2.2. Applying the $11,000/t lithium price to this methodology resulted in a break-even cut-off grade of 50 mg/L, applicable to the resource estimate.
11.5Resource Classification and Criteria
Resources have been categorized, subject to the opinion of a QP, based on the amount/robustness of informing data for the estimate, consistency of geological/grade distribution, and survey information. The resource calculations have been validated against long-term mine reconciliation for the in situ volumes. The categories of the resource model were based on the normalized variance, sample distribution, and borehole data to support the locations of aquifers and aquitards.
•Measured resources were assigned to areas with high confidence in the aquifer and aquitard geometry, and with high density of lithium samples. From the kriging distribution quality point of view, the blocks with normalized variance under 0.25 were interpreted as measured. However, using the QP’s criteria, the distribution of the measured resource was slightly adjusted considering the coverage of boreholes, distribution of lithium samples and the continuity of measured blocks in 3D (Figure 11.18).
•Classification of Indicated resources is done only for those domains with sufficient confidence in the aquifer and aquitard geometry, and sufficient density of lithium samples. These volumes are very well correlated with the blocks with normalized variance between 0.25 and 0.425. Local inherent variability in the geometry of the aquifers has been considered in this classification and has been manually limited in areas of greater concern.
•Brine hosted aquifers with no or low drill density, and no or low lithium samples, have been classified as Inferred. Inferred also corresponds to the blocks with normalized variance over 0.425.

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Legend
CLASS
MEASURED
INDICATED
INFERRED
N
3,000 m
450000 E
445000 E
455000 E
460000 E
4185000 N
4180000 N
4175000 N

Source: SRK, 2020
Figure 11.18: Block Model Colored by Classification and Drillhole Locations Plan View (1,125 masl Elevation)

11.6Uncertainty
SRK considered a number of factors of uncertainty in the classification of the mineral resource.
Estimation:
•SRK notes that the data supporting the mineral resources at Silver Peak has not been fully supported by a robust program of QA/QC sample insertion or monitoring. This potentially introduces a risk in the accuracy and precision of the sample data. However, this risk has been mitigated through the use of independent third-party laboratory samples for the estimation, and the inherent confidence derived from a long consistent production history at Silver Peak.
•The lack of availability of site-specific data for Sy values results in uncertainty associated with estimates of brine volume potentially available for extraction. To mitigate this uncertainty, the values were based on literature data of similar lithology units, considering the QP’s experience in similar deposits. Additionally, there are areas with limited drill density which results in uncertainty in the geological model and lithology, which drives the Sy estimate. These areas were classified as inferred resource.
•The use of 25 m composite lengths resulted in an increased number of samples in comparison to the raw data. This is due to some of the sampling points in boreholes being

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longer than others. SRK has mitigated this uncertainty by limiting the maximum number of composites per drillhole, ensuring that (given the search ranges) that the estimation of lithium into the blocks used samples from more than one drillhole. This eliminates the risk in the Measured and Indicated areas of estimating from only the larger sample intervals during the interpolation.
11.7Summary Mineral Resources
SRK has reported the mineral resources for Silver Peak as mineral resources exclusive of reserves as well as inclusive of reserves.
Mineral Resources Exclusive of Reserves. Table 11.6 shows the mineral resources exclusive of reserves. Resource from brine is contained within the resource aquifers with the estimated reserve deducted from the overall resource. This calculation was completed by calculating total lithium (as lithium metal) projected as being pumped from the aquifer in the reserve production forecast. This quantity of lithium (as metal) was directly subtracted from the overall mineral resource estimate. Notably, the resource grade was not changed as part of this exercise. This is because the resource, exclusive of reserve, and reserve do not represent discrete areas of the resource due to the brine aquifer (i.e., the resource) being a dynamic system that moves, mixes and recharges. Therefore, the resource, after extraction of the reserve would be an entirely new resource, requiring new data and a new estimate.
As this is not practical with current data, in the QP’s opinion, it is more appropriate to keep the calculation simple and transparent and utilize this approach. Further, as the dynamic resource largely precludes direct conversion of measured/indicated resources to proven/probable reserves, in the QP’s opinion, the most reasonable and defensible approach to allocating depletion of the reserve from the resource is to deplete measured and indicated resource proportionate to their contribution to the combined measured and indicated resource. As measured resources comprise 30% of the combined measured and indicated resource, 30% of the reserve depletion was allocated to measured, with the remainder subtracted from indicated. For comparison, proven reserves comprise approximately 20% of the overall reserve (i.e., a greater proportion and quantity of measured resource is being deducted than the proportion and quantity of proven reserve produced).
Mineral Resources Inclusive of Reserves. Table 11.7 shows the brine resources inclusive of the mineral reserve. This includes all unmined/unpumped brine. Further, given the delay in the time of pumping brine to actual production of lithium being approximately two years due to the extended evaporation period, the first two years of lithium production in the economic model are sourced from brine that is in process (i.e., in the evaporation ponds). These first two years of production are included in the reserve as they are in the economic model. Therefore, SRK has also included this brine in the resource, inclusive of reserve. Silver Peak tracks the volume and concentration of brine pumped for production purposes on an ongoing basis. Therefore, to quantify this in process component of the resource, SRK summarized the prior 24 months of pumping data as the in-process resource. This component of the resource is reported at the concentration of brine pumped as this is the most reliable point of measurement. SRK classified this component of the resource as measured, given the actual quantity of brine produced was directly measured and therefore has relatively low uncertainty.

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Table 11.6: Silver Peak Mineral Resource Estimate, Exclusive of Mineral Reserves (Effective June 30, 2021)

	Measured Resource		Indicated Resource		Measured + Indicated Resource		Inferred Resource
	Contained Li (Tonnes x 1000)	Brine Concentration (mg/L Li)	Contained Li (Tonnes x 1000)	Brine Concentration (mg/L Li)	Contained Li (Tonnes x 1000)	Brine Concentration (mg/L Li)	Contained Li (Tonnes x 1000)	Brine Concentration (mg/L Li)
Total	10.40	151.92	24.71	142.99	35.11	145.42	62.76	120.92
Source: SRK, 2021
•Mineral resources are reported exclusive of mineral reserves. Mineral resources are not mineral reserves and do not have demonstrated economic viability.
•Given the dynamic reserve versus the static resource, a direct measurement of resources post-reserve extraction is not practical. Therefore, as a simplification, to calculate mineral resources, exclusive of reserves, the quantity of lithium pumped in the life of mine plan was subtracted from the overall resource without modification to lithium concentration. Measured and indicated resource were deducted proportionate to their contribution to the overall mineral resource.
•Resources are reported on an in-situ basis.
•Resources are reported as lithium metal
•Resources have been categorized subject to the opinion of a QP based on the amount/robustness of informing data for the estimate, consistency of geological/grade distribution, survey information.
•Resources have been calculated using drainable porosity estimated from bibliographical values based on the lithology and QP’s experience in similar deposits
•The estimated economic cutoff grade utilized for resource reporting purposes is 50 mg/l lithium, based on the following assumptions:
◦A technical grade LC price of US$11,000/metric tonne CIF North Carolina. This is a 10% premium to the price utilized for reserve reporting purposes. The 10% premium applied to the resource versus the reserve was selected to generate a resource larger than the reserve, ensuring the resource fully encompassed the reserve while still maintaining reasonable prospect for eventual economic extraction.
◦Recovery factors for the wellfield are = -206.23*(Li wellfield feed)2 +7.1903*(wellfield Li feed)+0.4609. An additional recovery factor of 85% lithium recovery is applied to the lithium carbonate plant.
◦A fixed brine pumping rate of 20,000 afpy, ramped up from current levels over a period of five years.
◦Operating cost estimates are based on a combination of fixed brine extraction, G&A and plant costs and variable costs associated with raw brine pumping rate or lithium production rate. Average life of mine operating costs is calculated at approximately $4,900/metric tonne LC CIF North Carolina.
◦Sustaining capital costs are included in the cutoff grade calculation and include a fixed component at $2.5 million per year and an additional component tied to the estimated number of wells replaced per year.
•Mineral Resources tonnage and contained metal have been rounded to reflect the accuracy of the estimate, and numbers may not add due to rounding.
•SRK Consulting (U.S.) Inc. is responsible for the Mineral Resources with an effective date: June 30,2021.

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Table 11.7: Silver Peak Mineral Resource Estimate, Inclusive of Mineral Reserves (Effective June 30, 2021)

	Measured Resource		Indicated Resource		Measured + Indicated Resource		Inferred Resource
	Contained Li (Tonnes x 1000)	Brine Concentration (mg/L Li)	Contained Li (Tonnes x 1000)	Brine Concentration (mg/L Li)	Contained Li (Tonnes x 1000)	Brine Concentration (mg/L Li)	Contained Li (Tonnes x 1000)	Brine Concentration (mg/L Li)
In Situ	28.71	151.92	67.44	142.97	96.15	145.41	62.76	120.92
In Process	1.31	103	-	-	1.31	103	-	-
Source: SRK, 2021
•Mineral resources are reported inclusive of mineral reserves. Mineral resources are not mineral reserves and do not have demonstrated economic viability.
•Resources are reported as in situ and in process. In process resources quantify the prior 24 months of pumping data and reflect the raw brine, at the time of pumping.
•Resources are reported as lithium metal
•Resources have been categorized subject to the opinion of a QP based on the amount/robustness of informing data for the estimate, consistency of geological/grade distribution, survey information.
•Resources have been calculated using drainable porosity estimated from bibliographical values based on the lithology and QP’s experience in similar deposits
•The estimated economic cutoff grade utilized for in situ resource reporting purposes is 50 mg/l lithium, based on the following assumptions:
◦A technical grade LC price of US$11,000/metric tonne CIF North Carolina. This is a 10% premium to the price utilized for reserve reporting purposes. The 10% premium applied to the resource versus the reserve was selected to generate a resource larger than the reserve, ensuring the resource fully encompassed the reserve while still maintaining reasonable prospect for eventual economic extraction.
◦Recovery factors for the wellfield are = -206.23*(Li wellfield feed)2 +7.1903*(wellfield Li feed)+0.4609. An additional recovery factor of 85% lithium recovery is applied to the lithium carbonate plant.
◦A fixed brine pumping rate of 20,000 afpy, ramped up from current levels over a period of five years.
◦Operating cost estimates are based on a combination of fixed brine extraction, G&A and plant costs and variable costs associated with raw brine pumping rate or lithium production rate. Average life of mine operating costs is calculated at approximately $4,900/metric tonne LC CIF North Carolina.
◦Sustaining capital costs are included in the cutoff grade calculation and include a fixed component at $2.5 million per year and an additional component tied to the estimated number of wells replaced per year.
•Mineral Resources tonnage and contained metal have been rounded to reflect the accuracy of the estimate, and numbers may not add due to rounding.
•SRK Consulting (U.S.) Inc. is responsible for the Mineral Resources with an effective date: June 30, 2021.

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11.8Recommendations and QP Opinion on Mineral Resource Estimate
It is the QP’s opinion that the aquifers' geometry, brine chemistry composition, and the Sy of the basin sediments have been adequately characterized to support the resource estimate for Silver Peak, as classified.
The mineral resources stated herein are appropriate for public disclosure and meet the definitions of measured, indicated, and inferred resources established by SEC guidelines and industry standards. Based on the analysis described in this report, the QP’s understanding of resources that are exclusive of reserves, and the project’s status of operating since 1966, in the QP’s opinion, there is reasonable potential for economic extraction of the resource.
The current lithium concentration data is mostly located in the southeastern boundary of the claims area. Aquifers in the northern zones have little or no data, generating a zone of inferred along with the previously mentioned zones.
A similar situation occurs in the deep aquifer LGA, located at the bottom of the basin. Given its high estimated Sy (18%), this unit is considered prospective for lithium resources. The current geological model shows LGA below the bottom of the resource model (740 masl). However, there are not enough deep samples for including that LGA volume in the resource estimate.
SRK recommends implementing an infill drilling campaign in the aquifers within the inferred zones and deep areas mentioned above, focused on collecting lithium concentration data in LAS and LGA.

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12Mineral Reserve Estimates
12.1Key Assumptions, Parameters, and Methods Used
This section describes the key assumptions, parameters, and methods used to simulate the movement of lithium-rich brine in Clayton Valley.
12.1.1Numerical Model Construction
To simulate the movement of lithium-rich brine in the alluvial sediments of Clayton Valley, a numerical groundwater flow and transport model was developed using the finite-difference code MODFLOW-SURFACT with the transport module (HydroGeoLogic, 2012) via the Groundwater Vistas graphical user interface (Rumbaugh and Rumbaugh, 2011). The model was calibrated to available historical water level and lithium concentration data. The calibrated model was used to evaluate different production wellfield pumping regimes.
12.1.2Numerical Model Grid and Boundary Conditions
The active model domain includes the alluvial sediments of Clayton Valley and covers an area of 391 square kilometers with 242,213 active cells over 30 layers. Model cells are uniform at 200 by 200 m. Figure 12.1 shows the model grid and the extent of the active model domain within Clayton Valley. Model layers vary in thickness from 10 m near land surface to 50 m for deeper zones with a total thickness of 600 m. Table 12.1 shows the breakdown of model layer thicknesses. Model layering was developed to ensure proper representation of the aquifer units within the numerical model.
Table 12.1: Model Layering

Layers	Thickness (m)
1 – 18	10
19 – 24	20
25 – 30	50
Source: SRK, 2020
The alluvial sediments of the basin are surrounded by low-permeability bedrock. In the numerical model, these boundaries are represented as no-flow boundaries.

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N
0 1,500 3,000
Meters
EXPLANATION
Albemarle Claims
Model Grid
Active Model Domain

Source: SRK, 2021
Figure 12.1: Active Model Domain and Model Grid

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12.1.3Hydrogeologic Units and Aquifer Parameters
The hydrogeologic units specified in the model were derived from the geologic model developed using the Leapfrog Geo software and described in Section 11.1. Aquifer parameters of hydraulic conductivity, specific yield, and specific storage in addition to the transport parameter of effective porosity are specified by hydrogeologic unit in the model.
Horizontal hydraulic conductivity values used in the model were derived from the pumping tests described in Section 7.3. The geometric mean of results from the pumping tests conducted in each aquifer unit shown in Table 7.4 provided the initial values for use in calibrating the numerical groundwater flow model. Ratios of horizontal to vertical hydraulic conductivity were initially selected based on understanding of the lithology of each aquifer and aquitard unit. Vertical hydraulic conductivity values were adjusted during calibration to best match the conceptual understanding of brine movement within the system.
Sy or drainable porosity have not been directly tested or analyzed by Albemarle in Clayton Valley. Specific yield and effective porosity values used in the model were derived from a review of literature. Results of the literature review for the different sediment types are shown in Table 7.5. For improved defensibility of the model and of the resource estimate, a value between the mean and the minimum was used for each aquifer unit. These values are consistent with the QP’s experience in similar deposits.
Specific storage has also not been directly tested by Albemarle in Clayton Valley. Specific storage values used in the model were derived from the QP’s experience in similar deposits. Aquifer parameters used in the model are shown in Table 12.2 for each hydrogeologic unit.
Table 12.2: Hydrogeologic Units and Aquifer Parameters

Hydrogeologic Unit	Hydraulic Conductivity (m/d)		Specific Yield (%)	Specific Storage (1/m)	Effective Porosity (%)
	Horizontal	Vertical
Surficial Alluvium	4.32	1.44	20	1 x 10-6	20
Surficial/Near Surface Playa Sediments	0.01	0.0001	1	1 x 10-7	1
Tufa Aquifer System (TAS)	59	59	7	1 x 10-6	7
Salt Aquifer System (SAS)	0.2	0.2	1	1 x 10-6	1
Marginal Gravel Aquifer (MGA)	1.3	1.3	15	1 x 10-7	15
Main Ash Aquifer (MAA)	4.6	4.6	11	1 x 10-7	11
Lower Aquifer System (LAS)	0.3	0.03	5	1 x 10-7	5
Lower Gravel Aquifer (LGA)	1.2	1.2	18	1 x 10-7	18
Lacustrine Sediments	0.03	0.0015	1	1 x 10-7	1
Source: SRK, 2021

12.1.4Simulated Pre-Development Conditions
The pre-development model simulates equilibrium conditions prior to lithium mining activities. Prior to mining activities, groundwater generally flowed from the basin boundaries toward the center of the basin. Water enters the basin aquifer system via mountain front recharge and groundwater inflows. Rates of these inflows were estimated by Rush (1968) as shown in Table 12.3.

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Table 12.3: Basin Inflows

Inflow Description	Inflow Rate (AFA)	Inflow Rate (m3/d)
Mountain Front Recharge	1,500	5,100
Interbasin Groundwater Inflow from Big Smoky Valley	13,000	43,900
Interbasin Groundwater Inflow from Alkali Spring Valley	5,000	16,900
Total	19,500	65,900
Source: Modified from Rush, 1968

Prior to pumping, groundwater left the basin via evaporation in the central and lowest portions of the basin. The simulated water balance for pre-development conditions is shown in Table 12.4.
Table 12.4: Simulated Groundwater Budget, Pre-Development

Model In (m3/d)
Mountain Front Recharge	5,069
Groundwater Inflow	60,829
Total In	65,898
Model Out (m3/d)
Evapotranspiration	65,817
Total Out	65,817
In - Out (m3/d)	81
Percent Discrepancy	0.12%
Source: SRK, 2021

12.1.5Simulated Historical Development
Production wells have been used to extract lithium-rich brine from the alluvial sediments of Clayton Valley since 1966. Annual production rates in relation to wellfield average lithium concentration for 1966 through 2019 are shown in Figure 12.2.

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Silver Peak
Wellfield Pumping and Average Lithium Concentration
Pumping Rate (gpm)
Lithium Concentration (ppm)
Date
0
1,000
2,000
3,000
4,000
5,000
6,000
7,000
8,000
9,000
10,000
0
50
100
150
200
250
300
350
400
450
500
1/1/1966
1/1/1967
1/1/1968
1/1/1969
1/1/1970
1/1/1971
1/1/1972
1/1/1973
1/1/1974
1/1/1975
1/1/1976
1/1/1977
1/1/1978
1/1/1979
1/1/1980
1/1/1981
1/1/1982
1/1/1983
1/1/1984
1/1/1985
1/1/1986
1/1/1987
1/1/1988
1/1/1989
1/1/1990
1/1/1991
1/1/1992
1/1/1993
1/1/1994
1/1/1995
1/1/1996
1/1/1997
1/1/1998
1/1/1999
1/1/2000
1/1/2001
1/1/2002
1/1/2003
1/1/2004
1/1/2005
1/1/2006
1/1/2007
1/1/2008
1/1/2009
1/1/2010
1/1/2011
1/1/2012
1/1/2013
1/1/2014
1/1/2015
1/1/2016
1/1/2017
1/1/2018
1/1/2019
1/1/2020
1/1/2021

Source: SRK, 2020
Figure 12.2: Wellfield Pumping and Average Lithium Concentration

In 2009, SPLO staff member Jennings estimated that the amount of brine recharging the aquifer from the evaporation ponds was 6,960 m3/day (2,060 AFA). The brine in the ponds would have been extracted the prior year, 2008. The average pumping rate for the production wellfield in 2008 was 37,900 m3/day (11,217 AFA). Jennings estimate of pond recharge represents approximately 18% of the pumping from the prior year. This ratio was applied to the pumping to estimate the amount of pond recharge each year of the historical model simulation. According to current SPLO operations staff, the ponds are divided into three categories: the weak brine system, the strong brine complex, and the final pond. The lithium concentration varies in the evaporation ponds depending on the feed from the wellfield and the rate of evaporation. In the first half of 2020, the average concentration of lithium was 306 parts per million (ppm) in the weak brine system and 2,038 ppm in the strong brine complex (S. Thibodeaux, personal communication, 2020). The final pond is lined so it was not evaluated with regards to recharging the aquifer system.
The simulated groundwater budget at the end of the historical period, December 2019, is shown in Table 12.5.

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Table 12.5: Simulated Groundwater Budget, End of 2019

Model In (m3/d)
Decrease in Storage	5,268
Mountain Front Recharge	5,069
Groundwater Inflow	60,829
Pond Recharge	6,024
Total In	77,190
Model Out (m3/d)
Increase in Storage	1,148
Evapotranspiration	39,211
Production Wells	36,870
Total Out	77,229
In - Out (m3/d)	-39
Percent Discrepancy	-0.05%
Source: SRK, 2021

Historical water levels measured on-site by the SPLO are taken in the production wells. In the database, these water levels are labeled as either pumping or static. It is not clear from the records how long the pumps had been off when static water levels were measured. Therefore, in SRK’s opinion, these water levels were not suitable for use in calibrating the numerical flow model. SRK still attempted to calibrate the model to water level change around a prolonged shutdown of pumping that occurred in 2009. The change in water level between when the pumps were turned off to when they were turned back on provided a recovery in water levels to which SRK tried to calibrate the flow model. Simulated water level recovery versus measured water level recovery is shown in Figure 12.3. Statistics for the calibration of water level recovery are as follows:
•Residual mean error: 0.5 m
•Absolute mean error: 11.5 m
•Root mean square error (RMSE): 16.4 m
•RMSE divided by the range of observed data: 31%
Values of RMSE divided by the observed data range should be less than 10% for an acceptably calibrated model. SRK acknowledges that the statistics for this calibration are not ideal but also notes the questionability of the data. The model simulates more response than was observed in wells screened in the SAS aquifer and in wells screened across the LAS and LGA aquifers. SRK used the geometric mean of horizontal hydraulic conductivity values from the pumping test data, as shown in Table 12.2, for the numerical models.

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Simulated vs Observed Water Level Recovery during 2009 Shutdown
Simulated Water Level Recovery (meters)
70.00
60.00
50.00
40.00
30.00
20.00
10.00
0.00
0.00
10.00
20.00
30.00
40.00
50.00
60.00
70.00
Measured Water Level Recovery (meters)
MAA
MAA/LAS
LAS
LAS/LGA
MGA/MAA
SAS
TAS
Quality Line

Source: SRK, 2021
Figure 12.3: Water Level Recovery during 2009 Shutdown, Simulated Versus Measured

In comparison, lithium concentrations have been measured at the wellhead of each active production well on a regular basis since 1966. A comparison of the simulated mass of lithium extracted annually by the production wellfield versus the measured mass is shown on Figure 12.4. The residual mean error in this comparison is -37,679 kg, the absolute mean error is 132,045 kg, and the RMSE is 159,129 kg. The RMSE divided by the range of observed data is 5%. Values of RMSE divided by the observed data range should be less than 10% for an acceptably calibrated model.

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Annual Mass of Lithium Extracted by Production Wellfield
3,500,000
3,000,000
2,500,000
2,000,000
1,500,000
1,000,000
500,000
0
Mass of Lithium (kilograms)
1966 1967 1968 1969 1970 1971 1972 1973 1974 1975 1976 1977 1978 1979 1980 1981 1982 1983 1984 1985 1986 1987 1988 1989 1990 1991 1992 1993 1994 1995 1996 1997 1998 1999 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 2016 2017 2018 2019
Year
Measured Li Mass Production
Simulated Li Mass Production

Source: SRK, 2021
Figure 12.4: Annual Mass of Lithium Extracted by Production Wellfield, Simulated Versus Measured

A comparison of simulated to observed average wellfield lithium concentration vs cumulative production pumping is shown on Figure 12.5.

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Lithium Concentration vs. Cumulative Production Pumping
Lithium Concentration (mg/L)
400
350
300
250
200
150
100
50
0
0
100,000
200,000
300,000
400,000
500,000
600,000
Cumulative Production Pumping (tonnes LCE)
Measured
Simulated

Source: SRK, 2021
Figure 12.5: Lithium Concentration Versus Cumulative Production Pumping, Simulated Versus Measured

A comparison of the simulated vs observed mass extraction rate (lithium concentration times pumping rate) for each production well active at the end of 2019 is shown in Figure 12.6. The residual mean error in this comparison is 3.5 kg/d, the absolute mean error is 32.8 kg/d, and the RMSE is 46.8 kg/d. The RMSE divided by the range of observed data is 10%. Values of RMSE divided by the observed data range should be less than 10% for an acceptably calibrated model.
Calibration of the model to mass extracted by the production wellfield annually and comparison of simulated to observed lithium concentration versus cumulative production pumping are both reasonable. Calibration of the model to the mass extraction rate at the end of 2019 also looks reasonable. It is SRK’s opinion that the numerical model adequately represents the historical and current wellfield production of lithium from the basin and can be used for future production plans to support a reserve estimate.

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Simulated vs Measured December 2019 Mass Extraction Rate
Simulated Mass Extraction Rate (kg/d) - December 2019
Measured Mass Extraction Rate (kg/d) - December 2019
0.00
50.00
100.00
150.00
200.00
250.00
300.00
350.00
400.00
450.00
500.00
MAA
MAA/LAS
LAS
LAS/LGA
LGA
MGA
MGA/MAA
SAS
TAS
Quality Line

Source: SRK, 2021
Figure 12.6: Mass Extraction Rate at the End of 2019, Simulated Versus Measured Sensitivity Analysis

Selected aquifer parameters were varied to evaluate the sensitivity of the simulated wellfield average lithium concentrations over time to changes in values of these parameters. Those parameters that were sensitive to changes during the calibration process were selected for this analysis. Ranges were chosen for each aquifer parameter based on professional experience in calibrating numerical models.
Specific yield and effective porosity values were varied by decreasing or increasing values by 30% in the MGA, MAA, LAS, and LGA aquifers. Results of the analysis are shown in Figure 12.7. The gap in the lines represents the shutdown of operations that occurred in 2009. Simulated historical wellfield lithium concentrations were most sensitive to increasing and decreasing specific yield and effective porosity in the MAA and LAS aquifers.
Horizontal hydraulic conductivity values were varied by decreasing or increasing values by 50% in the MGA, MAA, LAS, and LGA aquifers and in the lacustrine sediments aquitard. Results of the analysis are shown in Figure 12.8. Simulated historical wellfield lithium concentrations were not sensitive to increasing and decreasing horizontal hydraulic conductivity.
Vertical hydraulic conductivity values were varied by decreasing or increasing values by one order of magnitude in the surficial playa sediments and lacustrine sediments aquitards. Results of the

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analysis are shown in Figure 12.9. Simulated historical wellfield lithium concentrations were sensitive to increasing and decreasing vertical hydraulic conductivity in the surficial playa sediments and lacustrine sediments aquitards. Increasing vertical hydraulic conductivity in the surficial playa aquitard resulted in larger lithium concentrations due to more lithium from the brine recharged in the ponds reaching the production wells.

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Sensitivity Analysis, Specific Yield
Lithium Concentration vs. Year
Lithium Concentration (mg/L)
400
350
300
250
200
150
100
50
0
1965
1970
1975
1980
1985
1990
1995
2000
2005
2010
2015
2020
Year
Base Scenario
Sy MGA decreased
Sy MGA increased
Sy MAA decreased
Sy MAA increased
Sy LAS decreased
Sy LAS increased
Sy LGA decreased
Sy LGA increased

Source: SRK, 2021
Figure 12.7: Sensitivity of Simulated Wellfield Lithium Concentration to Varying Specific Yield

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Sensitivity Analysis, Horizontal Hydraulic Conductivity
Lithium Concentration vs. Year
Lithium Concentration (mg/L)
400
350
300
250
200
150
100
50
0
1965
1970
1975
1980
1985
1990
1995
2000
2005
2010
2015
2020
Year
Base Scenario
Kh MGA decreased
Kh MGA increased
Kh MAA decreased
Kh MAA increased
Kh LAS decreased
Kh LAS increased
Kh LGA decreased
Kh LGA increased
Kh lacustrine sediments decreased
Kh lacustrine sediments increased

Source: SRK, 2021
Figure 12.8: Sensitivity of Simulated Wellfield Lithium Concentration to Varying Horizontal Hydraulic Conductivity

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Sensitivity Analysis, Vertical Hydraulic Conductivity
Lithium Concentration vs. Year
Lithium Concentration (mg/L)
400
350
300
250
200
150
100
50
0
1965
1970
1975
1980
1985
1990
1995
2000
2005
2010
2015
2020
Year
Base Scenario
Kv lacustrine sediments decreased
Kv lacustrine sediments increased
Kv surficial playa sediments decreased
Kv surficial playa sediments increased

Source: SRK, 2021
Figure 12.9: Sensitivity of Simulated Wellfield Lithium Concentration to Varying Vertical Hydraulic Conductivity

12.2Mineral Reserves Estimates
Using the hydrogeologic properties of the Salar combined with the well field design parameters, the rate and volume of lithium projected as extracted from the Project was simulated using the predictive model. The predictive model output generated a brine production profile appropriate for the playa based upon the well field design assumptions with a maximum pumping rate of 20,000 afpy (based on the maximum water rights held by Albemarle) over a period of 50 years. The model was able to simulate extraction of brine from the aquifer system during the 50-year LoM. Total wellfield pumping was maintained by turning off shallow MGA and MAA wells and installing deeper LAS wells.
Additional details on the wellfield design and pumping schedule are discussed in Section 13. Projected lithium mass extracted each year for the next 50 years is shown on Figure 12.10. SRK cautions that this prediction is a forward-looking estimate and is subject to change depending upon operating approach (e.g., pumping rate, well location/depth) and inherent geological uncertainty.

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Annual Mass of Lithium Extracted by Production Wellfield
Mass of Lithium (kilograms)
2,200,000
2,000,000
1,800,000
1,600,000
1,400,000
1,200,000
1,000,000
800,000
600,000
400,000
200,000
0
2021
2022
2023
2024
2025
2026
2027
2028
2029
2030
2031
2032
2033
2034
2035
2036
2037
2038
2039
2040
2041
2042
2043
2044
2045
2046
2047
2048
2049
2050
2051
2052
2053
2054
2055
2056
2057
2058
2059
2060
2061
2062
2063
2064
2065
2066
2067
2068
2069
2070
Year
Simulated Li Mass Production

Source: SRK, 2021
Figure 12.10: Projected Annual Mass of Lithium Extracted by Production Wellfield

12.2.1Model Simulation to Reserve Estimate
When estimating brine resources and reserves, different models are utilized to define those resources and reserves. The resource model presents a static, in situ measurement of potentially extractable brine volume whereas the reserve model (i.e., the predictive model) presents a dynamic simulation of brine that can potentially be pumped through extraction wells. As such, the predictive model does not discriminate between brine derived from inferred, measured, or indicated resources. Further, a brine resource is dynamic and is constantly influenced by water inflows (e.g., precipitation, groundwater inflows, pond leakage, etc.) and pumping activities which cause varying levels of mixing and dilution.
Therefore, direct conversion of measured and indicated classification to proven and probable reserves is not practical. As the direct conversion is not practical, in the QP’s opinion, the most defensible approach of generation of a reserve is to truncate the predictive model simulation results early and assume only a portion of the static measured and indicated resource is successfully produced. This is because the confidence level in the pumping plan is highest in the early years and reduces over time.

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While this is a qualitative measure and subject to the opinion of the QP, it is an established industry practice. For the purposes of this reserve estimate, in the QP’s opinion, a 30-year pumping plan is reasonable and defensible and therefore truncated the pumping plan at the end of 2050 (due to the partial year of pumping in 2021, the actual mine plan is approximately 29.5 years). Truncating the mine plan at the end of 2050 results in a pumping plan that extracts approximately 60% of the lithium contained in the total in situ measured and indicated mineral resource (inclusive of reserves).
Beyond the in situ reserve calculation, described above, given the delay in the time of pumping brine to actual production of lithium being approximately two years due to the extended evaporation period, the first two years of lithium production in the economic model are sourced from brine that is in process (i.e., in the evaporation ponds). Given these first two years of production are included in the economic model, in SRK’s opinion, they are also appropriately classified as a component of the reserve. Therefore, SRK has also included this brine in the reserve, quantified separately from the pumping plan.
Silver Peak tracks the volume and concentration of brine pumped for production purposes on an ongoing basis. Therefore, to quantify this in process component of the reserve, SRK summarized the prior 24 months of pumping data as the in-process reserve. This component of the reserve is reported at the concentration of brine pumped as this is the most reliable point of measurement. SRK classified this component of the reserve as proven, given the actual quantity of brine produced was directly measured and therefore has relatively low uncertainty.
12.2.2Cut-Off Grade Estimate
Due to the dynamic nature of brine resources and inflow of fresh water, the concentration of lithium in brine pumped from the mineral resource decreases over time. While there is some ability to selectively extract areas of the mineral resource with higher grades by targeting the location of new extraction well locations, the impact of dilution cannot be fully avoided. Therefore, as the brine concentration declines, the quantity of lithium production, for the same pumping rate, also declines over time. As lithium brine production operations such as Silver Peak have relatively high fixed costs, eventually the quantity of lithium contained in the extracted brine is not adequate to cover the cost of operating the business.
As discussed in Section 19, the economic model provides positive operating cash flow for the entire life of the reserve, so it is clear that the entirety of the reserve estimated herein is above the economic cutoff grade utilizing the assumptions described in that section. This includes the use of a long-term price assumption for technical grade lithium carbonate of $10,000/metric tonne (see Section 16 for discussion on the basis of this assumption).
While the pumping plan supporting this reserve, estimate is above the economic cutoff grade for the operation, SRK also calculated an approximate break-even cutoff grade for the purpose of supporting the mineral resource estimate and long-term planning for Silver Peak production. To calculate the break-even cutoff grade, SRK utilized the economic model and manually adjusted the input brine concentration downward until the after-tax cash flow reaches a value of zero. This estimate effectively includes all operating costs in the business as well as sustaining capital with other inputs such as lower process recovery with lower concentration also being accounted for. Note that the capital associated with the rehab of Pond 12 North and 12 South as well as the expansion in

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the number of extraction wells from 47 to 85 has been excluded as it is more appropriately viewed as development capital (it is supporting a production expansion), in the QP’s opinion, and therefore not typically included in a cutoff grade estimate. Based on this modeling exercise, SRK estimates that the breakeven cutoff grade at the assumptions outlined in Section 19, including the reserve price of $10,000/metric tonne of technical grade lithium carbonate, is approximately 56 mg/l Li (for comparison, the last year of pumping in the 30-year life of mine plan has a lithium concentration of 81 mg/l).
12.2.3Reserves Classification and Criteria
As noted in Section 11.7, due to the static nature of the mineral resource estimate which includes measured, indicated, and inferred resources versus the dynamic predictive model for the mineral reserve estimate, a direct conversion of measured and indicated resource to proven and probable reserves is not practical. Therefore, as with the estimation of the total magnitude of the reserve, in the QP’s opinion, a time-dependent approach to classification of the reserve is the most defensible as the QP has the highest confidence in the early years of the predictive model results, with a steady erosion of that confidence over time. Therefore, in the QP’s opinion, the production plan through the end of 2026 (approximately 5.5 years of pumping) is reasonably classified as a proven reserve with the remainder (24.5 years) of production classified as probable. Notably, this results in approximately 20% of the reserve being classified as proven and 80% of the reserve being classified as probable. For comparison, the measured resource comprises approximately 30% of the total measured and indicated resource. Effectively, this assumption represents that some measured resource would be converting to probable reserve (if a direct conversion were practical). In the QP’s opinion, this is reasonable as the uncertainty associated with pumping and associated dilution increases overall uncertainty beyond that geologic uncertainty reflected in the resource classification. Finally, as noted in Section 12.2.1, SRK classified the in-process brine as proven, given the relatively low uncertainty associated with this brine that has been fully measured during the pumping process.
12.2.4Reserve Uncertainty
The simulated historical wellfield average lithium concentrations over time were most sensitive to changes in specific yield and effective porosity in the MAA and LAS aquifers and changes in vertical hydraulic conductivity in the aquitards. These parameters were selected to vary in evaluating the sensitivity of projected lithium concentrations. Specific yield and effective porosity values in the MAA and LAS aquifers were again varied by decreasing or increasing by 30%. Vertical hydraulic conductivity values magnitude in the surficial playa sediments and lacustrine sediments aquitards were again varied by decreasing or increasing by one order of magnitude. Results of simulating changes to these parameters with the predictive model are shown in Figure 12.2.
Reducing simulated vertical hydraulic conductivity in the aquitards reduces movement of brine from the aquitards into the aquifers and can have a potential impact on pumpability of the thinner aquifer units like the MAA. If SPLO operations determines that current or future production wells screened in the MAA or MGA become unpumpable, then there is a risk that they will have to install deeper LAS wells earlier than is scheduled in the base scenario pumping plan.

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Projected Wellfield Average Lithium Concentration
Sensitivity Analysis
Lithium Concentration (mg/L)
0
20
40
60
80
100
120
140
160
180
200
2020
2025
2030
2035
2040
2045
2050
2055
2060
2065
2070
Year
Base Scenario
Kv Lacustrine Sediments Decreased
Kv Lacustrine Sediments Increased
Kv Surficial Playa Sediments Increased
Sy MAA decreased
Sy MAA increased
Sy LAS decreased
Sy LAS increased

Source: SRK, 2021
Figure 12.11: Sensitivity of Projected Wellfield Lithium Concentration to Varying Select Parameters

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12.3Summary Mineral Reserves
The estimation of mineral reserves herein has been completed in accordance with CFR 17, Part 229 (S-K 1300). Mineral reserves were estimated utilizing a lithium carbonate price of US$10,000/t of technical grade Li2CO3. Appropriate modifying factors have been applied as discussed through this report. The positive economic profile of the mineral reserve is supported by the economic modeling discussed in Section 19 of this report.
Table 12.6 shows the Silver Peak mineral reserves as of June 30, 2021.
In the QP’s opinion, key points of uncertainty associated with the modifying factors in this reserve estimate that could have a material impact on the reserve include the following:
•Resource dilution: The reserve estimate included in this report assumes the brine aquifer is extracted at a rate of 20,000 afpy, in accordance with Albemarle’s maximum water rights at Silver Peak. Historic pumping rates are lower, on average, than this level and pumping at this higher rate could result in more inflow of fresh water increasing dilution more than predicted in the model simulation. Higher dilution levels may result in a shorter mine life (i.e., lower reserve) or require pumping at lower rates. While the same amount of lithium potentially could be extracted over a longer timeframe at the lower pumping rate, the associated reduction in lithium production on an annual basis could increase the cutoff grade for the operation and potentially reduce the mineral reserve.
•Aquifer Pumpability: The pumpability of an aquifer is an assessment of the simulated water level in the model’s production wells to estimate when the well will likely no longer be operable due to water levels in the well dropping below the pump intake. Comparison of simulated to measured water levels where possible were used to devise adjustment factors for evaluating aquifer pumpability, allowing for a conservative estimate of when wells would no longer be operable. Inaccurate estimates of aquifer pumpability may result in wells becoming inoperable earlier or require pumping at lower rates.
•Hydrogeological assumptions: Factors such as specific yield and hydraulic conductivity play a key role in estimating the volume of brine available for extraction in the wellfield and the rate it can be extracted. These factors are variable through the project area and are generally difficult to directly measure. Significant variability, on average, from the assumptions utilized in the predictive model could materially impact the estimate of brine available for extraction and associated concentrations of lithium. Model sensitivity analyses were completed on key aquifer parameters as discussed in Section 12.2.4. As shown in the figures, the ranges evaluated in these analyses resulted in lithium concentrations ranging from 75 to 104 mg/l, compared to a base-case of 81 mg/l, at the end of the 30-year reserve life. However, these analyses do not fully quantify all potential uncertainty and wider variability in these parameters or changes in other parameters may result in more significant deviation in the base case than those shown in the sensitivity analyses.
•Lithium carbonate price: Although the pumping plan remains above the economic cutoff grade discussed in Section 12.2.2, commodity prices, including technical grade lithium carbonate, can have significant volatility which could result in a shortened reserve life.
•Extension of the pumping plan beyond 2049: In the QP’s opinion, the predictive model presents adequate confidence in the results to support a reserve estimate through 2049.

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However, the model continued to predict lithium concentrations above the economic cutoff grade discussed in Section 12.2.2 for the full 50-year simulation period. This suggests opportunity remains to extend the mine life and associated reserve beyond the current assumptions.

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Table 12.6: Silver Peak Mineral Reserves, Effective June 30, 2021

	Proven Mineral Reserves		Probable Mineral Reserves		Total Mineral Proven and Probable Reserves
	Contained Li (Metric Tonnes x 1,000)	Li Concentration (mg/L)	Contained Li (Metric Tonnes x 1,000)	Li Concentration (mg/L)	Contained Li (Metric Tonnes Li x 1,000)	Li Concentration (mg/L)
In Situ	11.91	87	49.13	83	61.04	84
In Process	1.31	103	-	-	1.31	3
Source: SRK, 2021
•In process reserves quantify the prior 24 months of pumping data and reflect the raw brine, at the time of pumping. These reserves represent the first 24 months of feed to the lithium process plant in the economic model.
•Proven reserves have been estimated as the lithium mass pumped during Years 2021 through 2026 of the proposed Life of Mine plan
•Probable reserves have been estimated as the lithium mass pumped from 2025 until the end of the proposed Life of Mine plan (2050)
•Reserves are reported as lithium metal
•This mineral reserve estimate was derived based on a production pumping plan truncated at the end of year 2050 (i.e., approximately 29.5 years). This plan was truncated to reflect the QP’s opinion on uncertainty associated with the production plan as a direct conversion of measured and indicated resource to proven and probable reserve is not possible in the same way as a typical hard-rock mining project.
•The estimated economic cutoff grade for the Silver Peak project is 56 mg/l lithium, based on the assumptions discussed below. The production pumping plan was truncated due to technical uncertainty inherent in long-term production modelling and remained well above the economic cutoff grade (i.e., the economic cutoff grade did not result in a limiting factor to the estimation of the reserve).
◦A technical grade LC price of US$10,000/metric tonne CIF North Carolina.
◦Recovery factors for the wellfield are = -206.23*(Li wellfield feed)2 +7.1903*(wellfield Li feed)+0.4609. An additional recovery factor of 85% lithium recovery is applied to the lithium carbonate plant.
◦A fixed brine pumping rate of 20,000 afpy, ramped up from current levels over a period of five years.
◦Operating cost estimates are based on a combination of fixed brine extraction, G&A and plant costs and variable costs associated with raw brine pumping rate or lithium production rate. Average life of mine operating costs is calculated at approximately $5,100/metric tonne LC CIF North Carolina.
◦Sustaining capital costs are included in the cutoff grade calculation and include a fixed component at $2.5 million per year and an additional component tied to the estimated number of wells replaced per year.
•Mineral reserve tonnage, grade and mass yield have been rounded to reflect the accuracy of the estimate (thousand tonnes), and numbers may not add due to rounding.
•SRK Consulting (U.S.) Inc. is responsible for the mineral reserves with an effective date: June 30, 2021.

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13Mining Methods
As a sub-surface mineral brine, the most appropriate method for extracting the reserve is by pumping the brine from a network of wells. This method of brine extraction has been in place at Silver Peak for over 50 years. As discussed in Section 0, the extracted brine is concentrated using solar energy in a series of evaporation ponds prior to final processing in the lithium carbonate production plant.
These extraction wells and associated pumping infrastructure are the primary pieces of equipment required for brine extraction (see the following section for more discussion). Primary ancillary equipment required are drills for development of new or replacement wells. Silver Peak utilizes a contractor for wellfield development that provides necessary drilling and well installation equipment.
The extraction rate of raw brine from the aquifer can be limited by the number of wells in the wellfield, the hydraulic parameters of the aquifer, the capacity of the evaporation ponds, the capacity of the lithium carbonate production facility, or the water rights held by Albemarle. The current limits on extraction rate are the evaporation pond capacity and the wellfield pumping capacity. However, the lithium carbonate production plant has excess capacity and Albemarle has water rights exceeding current pumping rates. Therefore, consistent with Albemarle’s strategic plan for the Silver Peak operation, SRK has assumed increasing the capacity of the wellfield and the evaporation ponds to sustain brine extraction rates at the maximum level of water rights held by Albemarle (20,000 afpy). At these pumping rates, the predicted brine concentrations and predicted evaporation pond recovery rates, the associated lithium production rate will remain under the capacity of the lithium carbonate plant. Expansion of the wellfield and rehabilitation of existing evaporation ponds to sustain this pumping rate will require significant capital investment, as discussed in Section 18.2.
13.1Wellfield Design
To support increasing the brine pumping rate to 20,000 afpy, the mine plan evaluated for the reserve estimate increases the number of active production wells from the 46 that are active at the end of 2020 to 84 wells active by the end of 2025. SPLO has applied for permits to drill 23 additional production wells during 2021 and 2022; these additional wells will increase brine pumping to close to 20,000 AFA. The schedule for increasing the number of active production wells is shown in Table 13.1. After this date, as wells in the higher producing aquifers are deleted and replaced with those in lower producing aquifers, the well count continues to climb, reaching a peak of 86 active wells at the end of the 30-year reserve period. In 2035, it is predicted that a low producing well will no longer be operable. A new well to maintain wellfield pumping at 20,000 AFA is not expected to be necessary, the additional pumping can be acquired by increasing the pumping rate in an existing production well. In reality, this will be managed by SPLO as part of their management of the production wellfield. Existing production wells require periodic replacement as well with around three wells replaced per year, on average, for the current wellfield. For the purposes of this reserve estimate, SRK has assumed roughly the same rate of wells failing per year with the increased well count. A map showing the predicted locations for the life of mine production wells is presented in Figure 13.1.

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Table 13.1: Wellfield Expansion Schedule (30-Year Reserve Pumping Plan)

Year	Number Active Wells at Start of Year	Number Wells Removed	Number New Wells	Number Active Wells at End of Year
2021	46	0	7	53
2022	53	2	22	73
2023	73	2	8	79
2024	79	4	6	81
2025	81	1	4	84
2026	84	1	1	84
2027	84	0	0	84
2028	84	2	3	85
2029	85	0	0	85
2030	85	0	0	85
2031	85	1	1	85
2032	85	0	0	85
2033	85	0	0	85
2034	85	1	1	85
2035	85	1	0	84
2036	84	0	0	84
2037	84	0	0	84
2038	84	0	0	84
2039	84	0	0	84
2040	84	0	0	84
2041	84	0	0	84
2042	84	0	0	84
2043	84	0	0	84
2044	84	0	0	84
2045	84	0	0	84
2046	84	0	0	84
2047	84	0	0	84
2048	84	0	1	85
2049	85	0	1	86
2050	86	0	0	86
Source: SRK, 2021

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EXPLANATION
Existing Production Well
Existing New Production Well (2020-2021)
Planned Production Well, 2021 Permit
Proposed Additional Production Well (2022-2050)
Albemarle Claims
N
0 800 1,600
Meters

Source: SRK, 2021
Figure 13.1: Well Location Map for Predicted Life of Mine

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New extraction wells are designed to produce pumping rates ranging from 300 to 875 m3/d. Current extraction wells are drilled to depths ranging from 0 to 600 meters. SRK selected the location for new wells to support the higher predicted pumping rates and target areas of the reserve with higher lithium grades. These new wells are expected to be similar in design to current Silver Peak extraction wells with depths ranging from 90 to 550 m. A photo of a typical extraction well from Silver Peak is shown in Figure 13.2. The typical well consists of casing and screen between 12 and 16 inches in diameter with a submersible pump. The pumps extract between 125 and 4500 m3/d. The well has valves, backflow preventer, flow meter, and pump control panel. The well pumps through HDPE piping to the evaporation ponds. A cross section of a typical extraction well is shown in Figure 13.3.
Source: SRK, 2020
Figure 13.2: Brine Extraction Well at Silver Peak

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Source: Wood, 2018
Figure 13.3: Typical Production Well Construction

13.2Production Schedule
Section 12.1 details the hydrogeological modelling that was utilized to develop the life of mine production plan. The associated proposed brine extraction rate from the wellfield is shown on Figure 13.4. Note that as discussed in Section 12.3.1, the reserve portion of this pumping plan was truncated in year 30.

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Factors such as mining dilution and recovery are implicitly captured by the predictive hydrogeological model. Reporting of these factors is not practical due to the disconnect between the static resource model and the dynamic predictive model utilized for reserve estimation as well as other factors such as mixing of brine during production. However, at a high level and highly simplified comparison, the reserve grade for the 30-year reserve pumping plan is 84 mg/l in comparison to a measured and indicated resource grade of 145 mg/l, suggesting dilution greater than 40% (if dilution is at zero grade, which it is not which means, in reality, dilution is even higher). Further, as noted in Section 12.2.1, the production plan was truncated at 30 years which results in a conversion of approximately 60% of the measured and indicated resource to reserve. Again, this is a gross simplification, but this conversion rate does have a relationship to mining recovery rates.

Annual Volume of Brine Pumped by Production Wellfield
Volume of Brine (acre-feet)
Number of Active Production Wells
Year
22,000
20,000
18,000
16,000
14,000
12,000
10,000
8,000
6,000
4,000
2,000
0
110
100
90
80
70
60
50
40
30
20
10
0
2021 2022 2023 2024 2025 2026 2027 2028 2029 2030 2031 2032 2033 2034 2035 2036 2037 2038 2039 2040 2041 2042 2043 2044 2045 2046 2047 2048 2049 2050 2051 2052 2053 2054 2055 2056 2057 2058 2059 2060 2061 2062 2063 2064 2065 2066 2067 2068 2069 2070
Brine Production
Number of Wells

Source: SRK, 2021
Figure 13.4: Planned Pumping for Life of Mine

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SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Silver Peak	Page 118

14Processing and Recovery Methods
The processing methodology at Silver Peak utilizes traditional solar evaporation to concentrate and remove impurities from the lithium-rich brine extracted from the resource. This concentrated brine is then further purified in the processing facilities and chemically reacted to produce a technical grade lithium carbonate. Figure 14.1 provides a high-level flow sheet and mass balance for a 6,000 tonnes per annum (t/a) Li2CO3 production target, summarizing the key unit operations.
The nameplate capacity of the Lithium carbonate plant is listed as 6,000 t/a Li2CO3. However, in recent years, Silver Peak has demonstrated that the plant is capable of producing higher than that. In 2018, the plant produced approximately 6,500 tonnes Li2CO3.

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SRK Consulting (U.S.), Inc.

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Source: SRK, 2020
Figure 14.1: Silver Peak Simplified Process Flowsheet and Mass Balance

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SRK Consulting (U.S.), Inc.

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14.1Evaporation Pond System
Lithium bearing brines are pumped from beneath the playa surface by a series of wells designed and distributed to recover the resource from the aquifer. The range of designed operation conditions for each well is dependent upon the aquifer and individual environment of the unit, with the wellfield as a whole historically producing a maximum of twelve million gallons of fluid per day. Exploration, well drilling and aquifer development are on-going throughout the life of the operation and are covered in more detail in Section 13. Brine produced from the extraction wells is pumped to the solar evaporating pond system.
In the pond system the brines are concentrated by the solar evaporation of water, which leads to the precipitation of salts (primarily sodium chloride) when the saturation level of the solution is reached.
Brine flows from one pond to another, typically through flow points cut in the dikes separating one pond from another, or pumped where elevation differential requires, as evaporation increases the total dissolved solids (TDS) content. Figure 14.2 shows the flow through the various ponds in the evaporation pond system. Management of the flow through the system consists of regular monitoring of pond levels and laboratory analysis of the contained brine concentration.
The rate of brine transfer from one pond to another is governed by the rate of solids increase, which is dependent upon the evaporation rate, which is seasonally variable. Sampling of the pond brines for laboratory analysis is done on a regular schedule, which provides for sampling of each pond a minimum of once per month and a maximum of daily, dependent upon management needs.
Pond levels are surveyed monthly to determine the volume of brine contained and monitored daily by visual inspection by the playa supervisory personnel. In addition, there is always at least one employee on duty (10 hours per day, 365 days per year) who is assigned to monitor the pond system. The storage capacity for meteoric waters is typically in excess of one foot of dike freeboard, or more than four times the 100 yr., 24 hr. storm event. The flow through the system is adjusted and closely monitored by supervisory personnel during and after any severe storm event. The operating personnel are instructed to contact a supervisor in the event of any precipitation over the pond system and action must be taken by the supervisor if the quantity of precipitation exceeds one tenth of an inch, as described in the emergency response plan.

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ALBEMARLE U.S., INC.

SILVER PEAK OPERATIONS

PONDS FLOWPATH MAP

CLAYTON VALLEY, SILVER PEAK, NV

LAST UPDATED: 1/14/2021

13
12N
12S
11N
11E
WELLFIELD
LS North
9W
9
11
5
Old LS POND
6
3N
2
1E
1W
4X
4
3S
45
R3
16N
10
16
16S
17E
17W
18N
18S
WELLFIELD
R2
N
LEGEND
BRINE FLOWPATH
BRINE EVAPORATION POND
16N
0.5 Mi.
1.0 Mi.
1.5 Mi.
2.0 Mi.

Source: Albemarle, 2021
Figure 14.2: Brine Flow Path in Pond System

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It is necessary to remove magnesium from the brines, and this is accomplished by treatment with slaked lime (Ca(OH)2). The slaked lime is added as a slurry to the brine in a two-stage reactor system. The lime slaking operation is controlled by measuring the specific gravity of the slurry to ensure that the proper ratio of water to lime is used for maximum efficiency. The lime addition rate is controlled by measuring the pH of the brine as it is discharged from the reactors. The lime treatment results in the production of a semi-solid mud, consisting mainly of magnesium hydroxide (Mg[OH]2) and calcium sulfate (CaSO4), which is deposited in a lime solids pond. Seasonal liming occurs during summer months, May through September. The discharged brine enters a series of nine small ponds known as the Strong Brine Complex (SBC) for further concentration through solar evaporation. Seasonal dredging is performed during winter months following the liming season. SRK notes that to support the forecast expansion of pumping rates to 20,000 afpy, additional liming capacity will need to be installed at the operation.
Decant and further evaporation of the treated brine results in the continued deposition of salts in the pond bottoms. The salts are removed from the ponds and stockpiled in one of three piles located adjacent to the pond area. Salt harvesting is performed by a contractor during winter months within the strong brine complex on a three to five-year rotation. The removal of precipitated salt restores capacity for future use. At the production rates forecasted in this reserve estimate, on average, 2 million tons of salt will require harvesting per year.
There are currently 1,688 ha of active ponds at Silver Peak. While evaporation-based process performance can vary significantly due to factors such as climate and salt harvesting strategy, SRK estimates these ponds are adequate to support a maximum of approximately 16,420 AFA of sustained brine extraction. However, Albemarle is currently evaluating options to expand pond capacity to support forecasted pumping rates in excess of this value. While multiple options for pond expansion are under evaluation, as a current base-case, there are additional inactive ponds (12S and 12N) that are currently full of precipitated halite. Albemarle can remove this halite and reactivate these ponds. Ponds 12S and 12N would add an additional 277 ha of pond capacity to the current network, bringing the total to 1,964 ha. With this expansion, SRK estimates that the Silver Peak pond system can support sustained pumping of 20,000 AFA although climatic factors and other operational factors (e.g., salt harvesting strategy) could negatively impact this production capacity. SRK notes that Albemarle is conducting studies to further determine if salt removal, or additional pond capacity by an additional 40 to 70 ha, or a combination is most appropriate for long term operations. Albemarle is also exploring pond lining options to further enhance lithium recovery.
14.2Lithium Carbonate Plant
When the lithium concentration reaches levels suitable for feed to the lithium carbonate plant, approximately 0.54% lithium, the brine is pumped from the SBC to the carbonate plant. Within the plant (Figure 14.3), the brine is discharged into one of two mixing tanks, where slaked lime and soda ash (Na2CO3) are added to remove any remaining magnesium and calcium. This treatment results in the production of a semi-solid sludge composed primarily of magnesium hydroxide and calcium carbonate (CaCO3). This sludge is removed periodically from the treatment tanks and discharged into the plant waste ditch, where it is combined with other plant waste waters and discharged onto the playa surface on Albemarle’s permitted property near the western edge of the pond system. The settled brine is decanted through one of two plate and frame filter presses into the clear brine surge tank (CBST).

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SRK Consulting (U.S.), Inc.

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Soda Ash
Lime
Brine
Mother Liquor
Wash Water
Soda Ash
Heating
Steam
Settling
Precipitation
SLURRY
Batch Treatment
MOTHER LIQUOR
Cyclones
Wash Water
Filtration
Thickener
Product Filtration
Drying
Packaging-Shipping

Source: Albemarle, 2018
Figure 14.3: Silver Peak Lithium Carbonate Plant

The brine feed is pumped from the CBST on a continuous basis through heat exchangers into the reactor system for final precipitation of lithium carbonate (Li2CO3). The rate of brine feed to the plant is based on lithium concentration and production requirements. The rate is historically approximately 500 to 600 m3/d of 0.54% Li concentrate. The heat exchangers heat the brine to increase the efficiency of the precipitation of the lithium carbonate. The hot brine feed is processed through a series of reactors where soda ash is added to precipitate lithium carbonate. The resultant lithium carbonate slurry is pumped into a bank of cyclones for concentration of the lithium carbonate solids prior to further removal of liquids using a vacuum filter belt. Overflow from the cyclones goes to the thickener to be re-circulated, and the underflow goes to filtration and consequently drying. Mother liquor from the reactors, recovered in the cyclones and belt dryer, is pumped to the pond system for recycle so the contained lithium is not lost.
The product cake from the belt filter is washed with hot, softened water to remove any contaminants left by the mother liquor. The water is removed from the cake by another vacuum pan and recycled to the lithium carbonate reactors. The washed cake is fed to a propane fired dryer, then air conveyed to the product bin and packaging warehouse for final packaging prior to shipment to customers. In the packaging facility the product may be packaged in a number of different containers, depending on sales and inventory needs.

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There is another facility on site that produces anhydrous lithium hydroxide. However, this facility does not directly source feed product from Silver Peak and has therefore been excluded from this evaluation of reserves for Silver Peak.
14.3Pond System and Plant Performance
SRK developed a mass yield model of the evaporation pond system that is used to predict concentrate mass yield and lithium recovery, based on wellfield lithium input grade, into concentrate containing 0.54% Li feeding the lithium carbonate plant. The mass yield model was developed from an analysis of the pond system performance at different feed grades. The recovery model for the pond system is given as:
Yield % = -206.23*(Li wellfield feed)2 +7.1903*(wellfield Li feed)+0.46099
Predicted mass yield and lithium recoveries versus Li feed from the wellfield are shown in Figure 14.4.

Salar Yield vs. Input Li (%)
y = -206.23x² + 7.1903x + 0.4609
R² = 1
55.0%
53.0%
51.0%
49.0%
47.0%
45.0%
Salar Yield (%)
0.0050
0.0060
0.0070
0.0080
0.0090
0.0100
Input Li (%) from Wellfield

Source: SRK, 2021
Figure 14.4: Salar Yield versus Wellfield Li Input

As previously mentioned, Albemarle is also investigating options to line ponds within the strong brine system. Lining of these ponds would potentially increase the lithium recovery in the pond system by 16% taking the total pond system recovery near to 59%.
Recovery at the lithium carbonate plant can be considered constant at 85% recovery with an input concentrate from the ponds at 0.54% Li.

September 2021

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Silver Peak	Page 125

14.4Requirements for Energy, Water, Process Materials, and Personnel
For its nameplate capacity of 6,000 t/y Li2CO3, the Silver Peak process (ponds and LC plant) uses the following:
•Personnel: Total number of people at site, 62.
•Propane: Average of 150 gallons per t of Li2CO3 produced
•Electricity: An average of 8.8 Mmw/h for the Playa operations, and 4.5Mmw/h for the LC Plant
•Fresh Water: 120 to 140 m3 fresh water per t of Li2CO3 produced
•Soda ash: 2.5 tons per t of Li2CO3 produced
•Lime: 1.3 tons per t of Li2CO3 produced
•Salt Removal: Average of 2 Mt/y for the entire pond system

September 2021

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Silver Peak	Page 126

15Infrastructure
Silver Peak is a mature operating lithium brine mining and concentrating project that produces lithium carbonate and to a lesser degree, lithium hydroxide. Access to the site is by paved highway off of major US highways. Employees travel to the project from various communities in the region. There is some employee housing in the unincorporated town of Silver Peak, where the project is located. The site covers approximately 15,000 acres includes large evaporation ponds, brine wells, salt storage facilities, administrative offices and change house, laboratory, processing facility, propane and diesel storage tanks, water supply and storage, utility supplied power transmission lines feed power substations and distribution system, liming facility, boiler and heating system, packaging and warehousing facility, miscellaneous shops, and general laydown yard. All infrastructure needed for ongoing operations is in place and functioning.
15.1Access, Roads, and Local Communities
15.1.1Access
The project is located in south central Nevada, USA between the large cities of Reno and Las Vegas. The unincorporated town of Silver Peak, where the project is located, is by paved highway from the north and by improved dirt road to the east. Accessing the project from the north starting in Hawthorne, travel is via paved two-lane US-95, 63 mi to Coaldale. At Coaldale, continue east on US-95 approximately six mi to NV-265. Travel south on paved two-lane NV-265 for 21 mi to Silver Peak. The project administration offices and plant are located on the south side of town. The project can also be accessed from the east from Goldfield. Proceed north on US-95 for five mi to Silver Peak road and turn northwest. Travel northwest approximately five mi on the improved gravel road though Alkali and then south for a total of 25 mi to arrive at the project site. Silver Peak Road bisects the evaporation ponds and salt storage areas. There are numerous dirt roads that provide access to the project from Tonopah to the north. Figure 15.1 shows the general location of the project.

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United States
Silver Peak
Hawthorne
Luning
Mina
Pilot Peak
Columbus
Coaldale
Millers
Tonopah
Lone Mountain
Silver Peak
Blair
Albemarle Silver Peak, Nevada Lithium...
Coyote Hole
Piper Peak
Nivloc
Alkali
Gemfield
Goldfield
Dyer
Silver Peak
Brine field and
Evaporation Ponds
Silver Peak
Plant

Source: SRK, 2020
Figure 15.1: Silver Peak General Location

15.1.2Airport
The nearest public airport is located approximately 9 mi east of Tonopah, south of US highway 6. The county owned airport has two asphalt paved runways. One is approximately 7,200 ft long. The other is approximately 6,200 ft long. The airport is approximately 45 to 65 mi northeast of the project depending on the route chosen. Substantial international airports are located to the north in Reno and to the south in Las Vegas.
15.1.3Rail
The nearest railroad is operated by the Department of Defense from Hawthorne, Nevada approximately 90 mi north of Silver Peak. The rail runs north to connect to main east-west portion of the Union Pacific rail near Fernley, Nevada. The rail is not currently used nor planned to be used by the Project.
15.1.4Port Facilities
Port facilities are approximately 400 mi away from the Project. The Port of San Francisco, CA is to the east and the ports of Los Angeles, CA and Long Beach, CA to the south.
15.1.5Local Communities
The processing facilities are located in the unincorporated community of Silver Peak (population 115) in Esmeralda County, Nevada. Goldfield (population 270), the county seat of Esmeralda County is located approximately 30 mi to the east. Three quarters of the personnel who work at Silver Peak live locally in the communities of Silver Peak, Tonopah, and Goldfield, with the majority living in Tonopah. Albemarle has company housing and a camp area for recreational vehicles or campers in Silver

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Peak. Others travel to work from other regional communities. Table 15.1 shows the population and mileage from the site to regional towns and cities. Tonopah is the closest community with full services to support the Project.
Table 15.1: Local Communities

Community	Population	Distance from Silver Peak (Miles)
Bishop, CA	3,900	102
Fernley, NV	19,400	189
Fallon, NV	8,600	162
Dyer/Fish Lake Valley, NV	1,300	35
Goldfield, NV	268	30
Las Vegas, NV	2,200,000	214
Reno, NV	504,000	214
Tonopah	2,000	58
Source: SRK, 2020

15.2Facilities
The Project has the three locations where facilities are located. The playa is the area that has the evaporation ponds, salt storage areas, liming plant, fuel tanks, wellfield maintenance facility and Avian Rehabilitation Center. The overall site layout can be seen in Figure 15.2. The evaporation ponds are located in the playa which also contains the brine production wells. The plant is located in town north of the highway. The administrative area is across the street to the southeast. Farther to the south are the process water supply wells.

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EXPLANATION:
ACTIVE IMPOUNDMENTS
INACTIVE IMPOUNDMENTS
PLAN OF OPERATIONS BOUNDARY
BRINE TRANSFER LINE
LINED CONVEYANCE DITCH
PUMPING STATION
ROADWAY/EMBANKMENTS
TO BE DRILLED PRODUCTION WELLS
ACTIVE PRODUCTION WELLS
ACTIVE FRESH WATER WELLS
FACILITIES
Playa
Silver Peak
Production Facilities
Albemarle Offices
Water Wells
Old LS POND
0.5 Mi.
1.0 Mi.
1.5 Mi.
2.0 Mi.
ALBEMARLE U.S., INC.
SILVER PEAK OPERATIONS
WELLS/PONDS LOCATION MAP
CLAYTON VALLEY, SILVER PEAK, NV
LAST UPDATED: 9/10/2021

Source: Albemarle, 2021
Figure 15.2: Infrastructure Layout Map

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The plant area has the lithium carbonate plant, the lithium anhydrous plant, shipping and packaging facility, reagent building, propane and diesel tanks, boiler room, warehouse facility, plant maintenance facility, electrical and instrument shop, water storage tank, firewater system and dry and house/change house facility. The administrative area is located just north of the plant (across the street) and includes the main office/administrative building including the laboratory, safety office, and mine office. The Silver Peak substation is located approximately 4 mi northeast of the plant and administrative facilities. Figure 15.3 shows the plant area.

Fire Tank
Maintenance Building
Lime Building
Diesel
Maintenance Storage
Water Tank
MCC Room
Li2CO3 Process Building
Oil Dock
Fire hydrant
Donlee Boiler
LiOH Anhydr. II
Johnston Boiler
Shipping Office
Li2CO3 Packaging Warehouse
LiOH Monohydrate Warehouse
LiOH Process Building
LiOH Tank Farm
HCl Tank
Dry House/ Electrical Building
Stone Building
Reactor Room
Lower Tank Farm
Fire monitor
Propane
Fire hydrant
HWY 265
DIRT ROAD
Auto Shop
Fire hydrant
4460
4450
4440
4430
4420
4410
4400
4390
4380
4370
4360
4350
4340
4330

EXPLANATION

PAVED ROAD	BUILDINGS
RETAINING WALL	POWERLINE
PRODUCTION VESSEL	TRANSFORMER
CONCRETE	Fence
POWER POLE	DRAINAGE
LIGHT POLE	DRAINAGE SCREEN
INTERMITTENT CHANNEL	FENCED AREA
VALVE BOX	

SILVER PEAK OPERATIONS

CLAYTON VALLEY, NEVADA

ALBEMARLE U.S., INC.

EXHIBIT A
PLANT LOCATION MAP

LOCATION: SE1/4 of the NE1/4 of SEC. 22, T2S, R39E.

Revision by CGL on 7/30/2020

FILE - \\slpad003\Group\$SHE MANAGEMENT SYSTEM\Permits\04_Reclamation\Reclaim 2020\RCE Update\EXHIBIT_A_PLANT LOCATION MAP.dwg

Source: Albemarle, 2021
Figure 15.3: Plant Layout Map

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1.3Evaporation Ponds
Evaporation ponds are used to concentrate lithium. The ponds are discussed in detail in Section 14.1. Figure 15.2 shows the location of the evaporation ponds.
1.4Harvested Salt Storage Areas
Salt is harvested from the evaporation ponds and stored in designated salt storage areas. The salt storage areas are located near the evaporation ponds and can be seen in Figure 15.2.
1.5Energy
1.5.1Power
Electricity is provided by NV Energy. Two 55 kV transmission lines feed the Silver Peak substation. One line connects to the Millers substation NE of Silver Peak and the other line connects to Goldfield to the east through the Alkali substation. A 55 kV line continues south from the Silver Peak substation to connect to the California power system. Figure 15.4 shows the regional transmission system and local substations.
Primary loads are the pumps in the brine wellfield (Playa) and the processing plant. Table 15.2 shows the average loads for 2017 to 2019 in megawatts per hour (MWh). Electricity cost ranges between US$0.06 to 0.07/kilowatts per hour (kWh).
Table 15.2: Silver Peak Power Consumption

Year	Playa (MWh)	Plant (MWh)	Total (MWh)
2017	8.6	4.0	12.7
2018	8.7	5.1	13.9
2019	8.8	4.4	13.1
Source: Albemarle, 2020

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Reno
345
345
230+
230+
230+
230+
230+
120
1000
7
Tonopah
Millers
Tonopah
120
55
Alkai
Silver Peak
Goldfield
55

Source: NV Energy, 2017 (Modified by SRK)
Figure 15.4: NV Energy Regional Transmission System

1.5.2Propane
Propane is used for heating and drying in the process facilities. The major propane loads include an 800 horsepower (hp) Donlee boiler, a 150 Johnston boiler, and a carbonate rotary dryer. The propane is supplied by a vendor located in Salt Lake City. The main propane supply tank is located on the plant site with a capacity of 20,000 gallons. There are several smaller tanks with approximately of 2,000 gallons used for forklifts and heating at various locations on the site. Propane is supplied by 12,000-gallon tanker trucks as needed four to six times per month.
1.5.3Diesel
The project has two diesel storage tanks on site. A 15,000-gallon storage tank, which fueled a now decommissioned boiler, and a new 10,000-gallon storage tank located in the playa area near the liming facility. The playa diesel tank is being permitted and once permitting is completed it will be filled by tanker truck delivery in 10,000-gallon loads from Las Vegas or Tonopah, NV. During the interim period fuel is delivered out of Tonopah in smaller 1,700-gallon quantities every other week. The fuel is delivered by truck typically in larger quantities during the winter month when salt harvesting is occurring during the winter months. The fuel is used for site and contractor vehicles.

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1.5.4Gasoline
Gasoline is delivered in smaller quantities, typically 3,000 gallons per load, and stored in a 5,000-gallon tank and used for site vehicles.
1.6Water and Pipelines
Potable water is supplied by ESCO. The County water system is used at all company provided houses or lots for general domestic purposes; office restrooms; dry house showers, restrooms, laundering, emergency eyewash/showers throughout the processing plants.
Albemarle owns and operates two freshwater wells located approximately two mi south of Silver Peak, near the ESCO fresh water well. These wells are used to provide process water to the boilers, firewater system and makeup water for process plant equipment. The freshwater wells are located approximately 150 ft apart in the same aquifer and are operated one at a time. The 60 and 75 hp pumps each have approximately 672 gallons per minute (gpm) capacity based on pump tests performed in 2019. Both fresh-water wells are discharged to the same 6-inch pipeline which runs to the plant water tank and on to the playa water tank located at the liming facility.

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SEC Technical Report Summary – Silver Peak	Page 134

16Market Studies
SRK was engaged by Albemarle to perform a preliminary market study, as required by S-K 1300 to support resource and reserve estimates for Albemarle’s mining operations. This report covers the Silver Peak operations. Silver Peak’s sole product, sourced from its brine resource, is technical grade lithium carbonate. The site does also produce a specialty anhydrous lithium hydroxide that uses lithium hydroxide brought onto site from other Albemarle facilities. This product has been excluded from the analysis as it is not directly sourced from the Silver Peak brine resource.
16.1Market Information
This section presents the summary findings for the preliminary market study completed by SRK on lithium.
16.1.1Lithium Market Introduction
Historically, (i.e., prior to the 2000s), the dominant use of lithium was in ceramics, glasses, and greases. However, with the boom in the use of portable electronic devices, starting with mobile phones and laptop computers and now covering a wide range of consumer electronic products, the use of lithium in lithium-ion batteries has grown from a fringe portion of the market to the most significant portion of demand. Over the last few years, the development of the battery electric vehicle (BEV) industry has further driven demand growth in lithium usage in lithium-ion batteries. If BEVs expand from their current niche position to a mainstream method of transportation, lithium demand in BEV batteries will overwhelm all historic uses and require multiples of historic levels of production.
Lithium is currently recovered from hard rock sources and evaporative brines. Current and potential future hard rock sources include minerals such as spodumene, lepidolite, petalite, zinnwaldite, jadarite, and lithium-bearing clays. Most brine operations pump a chloride-rich solution in which most of lithium occurs as lithium chloride (LiCl) (there is more limited production and production potential from carbonate brines). For the rest of this document, unless specifically noted, when referring to brine production SRK will be referring to chloride brines, and when referring to hard rock, again unless specifically noted, SRK will be referring to spodumene. This is to minimize the complexity of this explanation and given these are the dominant forms of production from both sources, this simplification covers the majority of current and future production sources.
For use in batteries appropriate for electric vehicles, lithium is generally used in either a carbonate or hydroxide form. For this type of production, both brine and hard rock sources require separation of lithium and then conversion to a form that can be purified into a feed solution to produce lithium carbonate, which is then converted to a hydroxide or, in some cases, directly produces lithium hydroxide without first going through the carbonate form. Current practice allows direct production of lithium carbonate from either brines or hard rock sources, whereas only hard rock sources directly produce lithium hydroxide (brine operations all first produce lithium carbonate which is then converted to hydroxide, if desired). However, multiple parties are evaluating the potential to produce lithium hydroxide directly from a brine source, and there is a reasonable probability this dynamic will change over time.

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For existing producers, the major differences in cost between brine and hard rock include the following:
•Hard rock sources require additional mining, concentrating, and roasting/leaching costs.
•For a final hydroxide product, brine sources first produce a lithium carbonate that requires further conversion costs, whereas hard rock sources can be used to directly produce a lithium hydroxide from a mineral concentrate.
•Brine sources require concentration prior to production, as natural brine solutions are generally too diluted to allow for precipitation of lithium in a salable form.
•Brine sources generally have a higher level of impurities (in solution) that require removal.
Historically, brine producers have had a significant production cost advantage over hard rock producers for lithium carbonate and a smaller cost advantage for lithium hydroxide. Hard rock production generally provided swing production for these industries, as well as satisfied other aspects of the lithium market (e.g., glasses and ceramics). As many new producers enter the market on both the hard rock and brine side, this prior norm is changing, as many of the new brine producers have relatively high operating costs when compared to traditional hard rock production, especially with respect to the production of lithium hydroxide.
16.1.2Lithium Demand
In recent years, the lithium industry has gone through an evolution. The ceramic and glass sectors were traditionally the largest source of demand for lithium products globally. However, the development boom in demand for mobile consumer applications reliant upon lithium-ion batteries has structurally changed the industry. Much of this change, through approximately 2015, was driven by devices such as phones, laptop computers, tablet computers, and other devices (e.g., speakers, lights, wearables, etc.), as well as small mobility devices (e.g., electric bikes). However, the use of lithium in the recent nascent adoption of BEVs has quickly become the most important aspect of overall lithium demand, not just within the battery sector of demand, but for lithium demand on whole. This is seen in Figure 16.1, with BEV market share rapidly growing in importance and driving overall demand growth in the lithium industry.
Source: SRK, 2021
Figure 16.1: Global Electric Vehicle Lithium Demand

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Going forward, the range of potential future demand scenarios is heavily dependent upon the adoption of BEVs as a significant component of automotive sales and the technology utilized in their batteries. Therefore, there remains significant uncertainty in future demand growth associated with BEVs, with general personal vehicle ownership likely to change (i.e., ride hailing and car share), potential battery chemistry changes (e.g., solid-state batteries), and changes in battery pack sizes. In addition, there is uncertainty around other potential sources of lithium demand (e.g., home power storage, grid power storage, commercial transport, public transport, demand destruction in traditional markets, etc.).
Nonetheless, acceleration in the growth of the BEV industry appears to have a high probability. Demand growth in 2019 and early 2020 were relatively disappointing but were likely driven by external factors (e.g., changes in BEV subsidies in jurisdictions such as China as well as the global COVID-19 pandemic) that have largely moved through the system. The last quarter of 2020 easily set a record for global sales of BEVs. Therefore, even with the poor first half, SRK estimates that overall sales for 2020 jumped by 30% from 2019 sales. Even with COVID-19 still a major global health issue, SRK believes the lockdowns of early 2020 that created major economic damage will not be repeated as governments are learning to better manage the disease and vaccines are starting to become more prevalent globally. Most auto makers and other industry participants have invested heavily to expand into BEV production and transition overall toward expectations of future dominant consumption of EVs instead of internal combustion engine (ICE)-based vehicles. However, in SRK’s opinion, there remain several barriers to BEVs becoming the dominant type of vehicle sales, including:
•Costs
•Changes of buyer perceptions
•Raw material availability
Currently, for BEVs to have a range that is competitive with internal combustion engine (ICE)-powered cars, they have to have a large and expensive battery pack. Based on recent estimates by clean energy researcher BloombergNEF (BNEF), in 2020, the battery pack comprised approximately one third of the total up-front cost of a new BEV. For higher end vehicles, this cost is manageable in the context of the overall vehicle cost. However, for entry level vehicles, the cost of the battery pack remains a hurdle to BEVs being competitive with ICE cars. The price of batteries has been rapidly decreasing as the scale of production has increased and technological advances have focused on cost reduction. A 2019 prediction by BNEF assumes that these trends will continue and the threshold where BEVs become generally affordable (US$90/kWh on unit basis for the battery pack) is predicted to occur in 2022. Notably, by the end of 2020, BNEF has commented that battery pack costs first crossed the US$100/kWh threshold in 2020 in electric buses in China and has assumed further reductions in its projected cost profile (e.g., the new 2030 pack price is forecast as US$58/kWh). This outperformance of actual cost and technological improvements versus forecasts has been a common theme in the industry.
Consumer preference is a major barrier that will have to be passed to allow widespread adoption of BEVs. Currently, SRK believes this is an issue because many of the auto manufacturers have treated BEVs as niche vehicles that were meant to appeal to buyers wishing to make a statement. While this works for the niche population that wishes their vehicle to make such a statement (i.e.,

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following the Toyota Prius strategy), a typical buyer will likely be turned off by this style of marketing. Further, to date, auto manufactures have focused on developing electric vehicles as sedans and compact cars and have not targeted the booming Sport Utility Vehicles (SUV) and pickup truck market. However, these trends are changing, with Tesla producing cars that generally have widespread appeal from a style standpoint and take advantage of the inherent performance advantages of BEVs (e.g., outperformance relative to ICEs for handling and acceleration) and leading all other global manufacturers in sales. In addition, SUV BEV models started sales in 2020 and BEV pickup truck sales are expected to start in 2021.
In SRK’s opinion, raw materials and supply chain limitations are the other major risk to widespread BEV adoption. SRK does not expect this bottleneck to come from lithium, at least in the short- to mid-term (longer term, it may become an issue, but widespread recycling and production from non-traditional lithium sources such as clays or low-concentration brines can mitigate this risk). Downstream production (e.g., battery-grade lithium carbonate/hydroxide, cathode precursor, cathodes, batteries, etc.) also appears to have a low risk of creating a bottleneck, as extensive investment in this manufacturing capacity has already happened and continues. However, other raw materials, especially nickel and cobalt, both of which are critical to the key cathode technology of nickel-manganese-cobalt (NMC) and nickel-cobalt-aluminum (NCA), appear to create future supply risks. SRK believes it is likely that additional nickel supply can be developed at a cost (i.e., higher nickel prices will be required), but adequate cobalt supply to maintain current levels of cobalt in batteries will likely not be feasible. The most likely solution to this bottleneck will be the elimination (or reduction to minimal levels) of cobalt in BEV batteries through technological improvements.
Beyond these three primary barriers, SRK does not view other potential barriers (e.g., charging infrastructure, substitution away from personal vehicle ownership, etc.) to be major hurdles to widespread adoption of BEVs.
Overall, given the discussion above, SRK expects near- to mid-term growth in the BEV market to reflect late-2020 and 2021 results to date (i.e., robust) versus reverting to slower 2019 and early 2020 results. However, there remains the risk that BEVs remain a niche vehicle or are eliminated completely. The most serious risks that SRK can foresee are technology related, such as substitution of alternative technology (e.g., fuel cells make a comeback or non-lithium batteries such as sodium-ion eventually overtake lithium-based batteries), battery costs plateau, and BEVs remain uncompetitive on low-cost vehicles or cobalt cannot be substituted out of batteries and adequate supply cannot be sourced. Under any of these three scenarios, demand for lithium from BEVs would be severely curtailed (if not eliminated). However, overall SRK does not view these downside scenarios as the most likely outcomes for the sector.
To quantify potential demand growth, SRK constructed a basic demand model. In its model, SRK ran three scenarios through 2030:
•The first scenario, as the base case, assumes that demand growth will continue the robust trend of late 2020/early 2021 as government subsidies bridge the gap to lower battery costs and the associated reduced costs make EVs fully competitive. Further, the wide range of new models under development by the major auto manufacturers will appeal to the typical consumer. Growth rates start to taper in the latter half of the decade as BEVs hit around 45% of sales in 2028 and continue to decline given the high penetration. 2030 BEV sales are predicted as 55% of global automotive sales in this scenario.

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•The second scenario, as the high scenario, assumes that demand growth accelerates more quickly in 2023 and 2024 with falling battery prices and then starts to slow as EVs reach 30% market penetration (likely limited by manufacturing capacity), but continues at a faster growth rate than the base case with 50% market penetration by 2027 and more than 70% by 2030. This scenario is feasible if new BEV models are highly desirable to consumers, subsidies can fully bridge the gap to battery costs dropping to the point that BEVs are cheaper to buy than economy gas powered vehicles (i.e., sub US$60/kWh battery costs), and the manufacturing supply chain can support this growth. Alternatively, even with somewhat slower personal consumer purchases of BEVs, significant uptake of commercial vehicles, such as large trucks and taxis, or the combination of automotive grown and major growth in grid or home power storage could also drive this scenario.
•The third scenario, as the low scenario, assumes that the demand growth spike in late 2020 and early 2021 is not sustained as lower income population stays away from BEVs. Around 2023, with battery prices falling (although maybe not fully competitive), growth slowly picks up as the average consumers are slower to accept a major change to a BEV. Under this significantly curtailed growth scenario, BEV sales only achieve 7.5% of global vehicle sales in the model period. This scenario reflects a situation with battery costs failing to fall below ICE costs or development of alternative technologies that substitute away from BEVs (e.g., fuel cells).
16.1.3Lithium Supply
Lithium supply is currently sourced from two types of lithium deposit: hard rock (spodumene, lepidolite, and petalite minerals) and concentrated saline brines hosted within evaporite basins (largely salt flats in Chile, Argentina, and Bolivia termed salars). Exploration and technical studies are currently ongoing on three additional types of deposits: hectorite clay deposits, a unique hard rock deposit with a lithium-boron mineral named Jadarite, and other deep brines (e.g., geothermal and oil field). Although extensive study has been completed on these alternate lithium sources, they have not yet been commercially developed.
Currently (i.e., 2020 production), approximately 47% of lithium produced comes from brines and 53% from hard rock deposits. Hard rock deposits have traditionally produced mineral concentrate (e.g., spodumene or petalite) with a wide variety of technical specifications that are used in a wide variety of industrial activities, often being converted to lithium carbonate or hydroxide as intermediate products through hydrometallurgical processes. Brines have traditionally produced a lithium carbonate product (of varying qualities) which may then be converted to a variety of lithium products for various commercial activities. Brines have traditionally been the lowest-cost producers of lithium carbonate, and its derivative products with hard rock deposits acting as primary mineral supply or swing production for lithium carbonate and derivatives.
Until recently, global lithium production was dominated by two deposits: Greenbushes in Australia (hard rock) and the Salar de Atacama in Chile (brine), which has two commercial operations on it. SRK estimates that close to 75% of global production was sourced from those two deposits. With lithium prices significantly increasing from 2015 to 2018, two closed mines (North American Lithium and Mt. Cattlin) were restarted (although North American Lithium recently closed again in 2018), one closed mine is in the process of restarting (Jiajika), five mines that produced other commodities either added lithium or restarted as lithium mines (Mibra, Wodgina, Bald Hill, Lanke, and Jintai,

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although Wodgina and Bald Hill have subsequently closed again), and five new mines have come online (Salar de Olaroz, Mt. Marion, Pilgangoora, Altura, and Yiliping with Altura closing at the end of 2020). At the same time, the existing operations, including Greenbushes and Atacama, have expanded, but nonetheless, this major increase in supply has reduced the dominance of Greenbushes and Salar de Atacama, which, when combined, SRK estimates produced approximately 50% of global lithium in 2020.
Looking forward, as discussed above, SRK forecasts that demand will grow significantly. However, supply is also rapidly increasing. Based on SRK’s knowledge of global lithium projects in development, it forecasts that it is possible for lithium supply to increase three-fold from 2020’s production level of about 400,000 tonnes (t) (as lithium carbonate equivalent [LCE]) to more approximately 1,200,000 t (as LCE) by 2025. This potential growth in supply is limited to projects that are near production (i.e., projects that are either producing, under construction, or at an advanced stage of development, such as operating demonstration plants and at the point of financing construction).
Note that while all of these projects are well advanced, with most already being financed and construction underway or the projects on care and maintenance, awaiting restart, if lithium prices drop back to levels seen in 2019 and 2020, projects in the financing phase may not receive development capital (although SRK has already eliminated those projects it believes will be the most difficult to finance), and some of the higher cost producers may not expand as predicted. Nonetheless, given the demand outlook discussed above, SRK believes it is likely these projects will be incentivized to reach these production levels. Most, if not all, of this production increase is likely to happen even at current prices (e.g., Salar de Atacama expansions), although higher prices would increase the probability of these projects rapidly advancing to production with more easily available capital. In short, SRK has already discounted ramp-up timing and performance for expected delays and inability to meet targets and has tied project production rates to expected demand growth, but there nonetheless remains uncertainty in the forecast.
Beyond 2025, the supply pipeline still has remaining development capacity as well. The 2025 forecast of approximately 1,200,000 t LCE assumes several of the advanced projects are either not producing or not producing at full capacity. In addition, there are further moderate quality brine projects that are not included in this forecast given their long timelines to development. Finally, existing large producers have announced further expansions that were paused with the recent low-price environment and are not likely to come to market in this period so are not included.
From a project quality perspective, most of these new developments are likely relatively high-cost producers for lithium carbonate or hydroxide (other than the expansions of existing low-cost producers and a few of the brine projects). This is because most of these projects have been known for many years and have not been developed as they are higher cost, more difficult projects than the existing producers.
16.1.4Pricing Forecast
As discussed above, while lithium demand has been increasing (driven by the BEV demand boom), the lithium market is currently in an oversupply situation as supply has been increasing even faster. In fact, SRK believes this market surplus has been in place since at least 2016. With significant additional production coming online from 2021 through 2025 (projects currently under construction or

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under financing), demand will have to accelerate its rate of growth to keep up with potential supply. Figure 16.2 presents a comparison of SRK’s three demand scenarios against its base-case supply growth forecast.
Source: SRK, 2020
Figure 16.2: Supply/Demand Scenarios (2016 to 2030)

Although there is a near-term market oversupply of lithium, in the long-term, even with aggressive supply growth to date, significant new supply will need to be incentivized to fulfill demand requirements for the base-case demand projection. Therefore, in SRK’s opinion, the lithium price will need to exceed the production cost for new projects and provide an adequate rate of return on investment to justify development. Overall, SRK believes essentially all lithium producers currently producing or in SRK’s supply growth forecast would be profitable at US$9,000/t LCE or less. However, additional projects not in this outlook are clearly needed to meet demand forecasts as a major supply gap develops in the latter half of the decade based only upon the high probability projects included in SRK’s forecast. Therefore, SRK forecasts a price of US$10,000/t for technical grade lithium carbonate (CIF terms) as its long-term price. This price should be adequate to incentivize all projects included in SRK’s supply outlook, shown in Figure 16.2, plus additional projects required to close the projected supply gap show in 2025 and beyond (many of the earlier stage projects are third to fourth quartile and therefore should be profitable at this pricing level although production costs for other supply sources such as recycling and non-traditional minerals / brines remains highly uncertain). Due to typical price volatility, SRK expects in the short-term prices may spike well above or fall well below this level, but from an average pricing perspective, in SRK’s opinion, this forecast is reasonable.
16.2Product Sales
Silver Peak is an operating lithium mine. The mine pumps a subsurface brine that is rich in lithium to evaporation ponds on the surface of the playa. These evaporation ponds concentrate the brine utilizing solar energy. Lithium chloride is concentrated to approximately 0.54% lithium at which point

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it is processed into technical grade lithium carbonate at the site’s production facilities. Specifications for this product are provided in Table 16.1.
Table 16.1: Technical Grade Lithium Carbonate Specifications

Chemical	Specification
Li2CO3	min.	99%
Cl	max.	0.015%
K	max.	0.001%
Na	max.	0.08%
Mg	max.	0.01%
SO4	max.	0.05%
Fe2O3	max.	0.003%
Ca	max.	0.016%
Loss at 550°C	max.	0.75%
Source: Albemarle 2017

Historic production from the Silver Peak facility is presented in Table 16.2.
Table 16.2: Historic Silver Peak Annual Production Rate (Metric Tonnes)

	2015	2016	2017	2018	2019	2020e
Technical Grade Lithium Carbonate	5,410	3,849	4,471	6,565	3,586	3,920
Note 2015-2019 data reflects actual production, 2020 production is an estimate
Source: Albemarle 2020

Looking forward, Albemarle is targeting increasing production from Silver Peak to fully utilize the facility. As seen in Table 16.2, the facility has produced as much as 6,500 tonnes of Li2CO3 in recent years (specifically 2018), although not on a sustainable basis. Current active evaporation ponds do not have the capacity to sustain this production rate and the 2018 production relied upon depleting pond inventory. Going forward, Albemarle plans to rehabilitate existing ponds that are out of use to increase the evaporation capacity to bring sustained pond capacity closer to the capacity of the production facilities and achieve higher production rates on a sustained basis (note, these production rates are dependent upon lithium concentration in brine remaining at or near recent levels, as lithium concentration drops over time, the production rate will also fall unless pumping rates and evaporation pond capacity can be increased).
The technical grade lithium carbonate product from Silver Peak is a marketable lithium chemical that can be sold into the open market. However, Albemarle is an integrated chemical manufacturing company that operates multiple downstream lithium processing facilities and also has the option of utilizing the production from Silver Peak for further processing to develop value-add products (e.g., battery grade lithium carbonate or hydroxide). Therefore, a proportion of the production from Silver Peak is utilized as source product for Albemarle’s downstream processing facilities. In recent years, the proportion of production consumed internally has averaged approximately 65% with the remainder sold to third parties.
While a portion of the production may be consumed internally, for the purposes of this reserve estimate, SRK has assumed that 100% of the production from Silver Peak will be sold to third parties and has therefore utilized a typical third-party market price, without any adjustments, as the basis of the reserve estimate.

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16.3Contracts and Status
As outlined above, the lithium carbonate produced from Silver Peak is either consumed internally for downstream value-add production or sold to third parties. These third-party sales may be completed in spot transactions or the lithium carbonate may be utilized to satisfy sales contracts for lithium chemicals held at the consolidated corporate Albemarle level or its affiliates. Silver Peak also has direct offtake contracts to third parties totaling 2,000 tonnes per year. Of this, around 1,600 t is sold under long term or annual contracts with the rest being sold at spot prices. The balance of Silver Peak’s annual production volumes are used internally as raw material for downstream lithium salts.
SRK is not aware of any other material contracts for Silver Peak.

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17Environmental, Permitting and Social Factors
The following sections discuss reasonably available information on environmental, permitting, and social or community factors related to the SPLO. Where appropriate, recommendations for additional investigation(s), or expansion of existing baseline data collection programs, are provided.
17.1Environmental Studies
The SPLO is in a rural area approximately 30 mi southwest of Tonopah, in Esmeralda County, Nevada. It is located in Clayton Valley, an arid valley historically covered with dry lake beds (playas). The operation borders the small unincorporated town of Silver Peak, Nevada. Albemarle uses the SPLO for the production of lithium brines, which are used to make lithium carbonate (Li2CO3) and, to a lesser degree, lithium hydroxide (LiOH). The site covers approximately 13,753 acres and is dominated by large evaporation ponds on the valley floor; some in use and filled with brine while others are dry and temporarily unused. Actual surface disturbance associated with the operations is 7,390 acres, primarily associated with the evaporation ponds. The manufacturing and administrative activities are confined to an area approximately 20 acres in size, portions of which were previously used for silver mining through the early twentieth century (DOE, 2010)
Albemarle Corporation and its predecessor companies (Rockwood Lithium, Inc., Chemetall Foote Corporation, Cyprus Foote Minerals, and Foote Minerals) have operated at the Silver Peak site since 1966, significantly pre-dating most all environmental statutes and regulations, including NEPA and subsequent water, air, and waste regulations. Baseline data collection as part of environmental impact analyses was never conducted comprehensively, though some hydrogeological investigations were performed as part of project development. The DOE conducted a limited NEPA EA in 2010 of its proposal to partially fund the following activities:
•The establishment of a new 5,000 metric tonne per year lithium hydroxide plant at an existing Chemetall facility in Kings Mountain, North Carolina
•The refurbishment and expansion of an existing lithium brine production facility and lithium carbonate plant in Silver Peak, Nevada
Both projects were intended to support the anticipated growth in the BEV industry and hybrid electric vehicle (HEV) industry. The following information was obtained primarily from early studies, publicly available databases, and information provided in the Final Environmental Assessment for Chemetall Foote Corporation Electric Drive Vehicle Battery and Component Manufacturing Initiative Kings Mountain, NC and Silver Peak, NV (DOE, 2010), which analyzed the impact to a limited number of environmental resources.

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The SPLO currently has a permitting action before the BLM for the construction of two new large evaporation ponds, as well as a new strong brine complex with lined ponds to replace existing unlined ponds and a small area of existing ponds that overlapped onto BLM-administered public land but were not properly authorized. Baseline reports for these areas were prepared by SWCA Environmental Consultants for use by the BLM in the EA of these actions, and include studies for the pale kangaroo mouse, soils, ecological sites, vegetation, noxious and invasive weeds, migratory birds, eagles and raptors, and cultural resources. SRK did not have access to these reports for this assessment. Separately, SPLO conducted a site evaluation for the presence of Tiehm’s buckwheat and observed no evidence of any buckwheat species within the SPLO project property boundaries
In addition, several broad-scope environmental studies have also been conducted within Clayton Valley, but not specifically for the SPLO. While the studies were not officially sanctioned by the BLM as part of an active mining plan, each study does follow approved protocols for data collection with respect to the resource under investigation per BLM Instruction Memorandum NV-2011-004 Guidance for Permitting 3809 Plans of Operation (BLM, 2010). The botanical inventory was initiated early due to the time critical nature of plant identification, which is generally limited to the spring of the year in most locations in Nevada. The wildlife inventory was conducted concurrently as an opportunistic sampling event. The following is a summary of the relevant environmental studies conducted in the valley to date.
17.1.1Air Quality
The NDEP – Bureau of Air Quality Planning (BAQP), which is responsible for monitoring air quality for each of the criteria pollutants and assessing compliance, has promulgated rules governing ambient air quality in the State of Nevada. Esmeralda County is in attainment for all criteria air pollutants. Immediately bordering the SPLO to the north and west is the town of Silver Peak, which contains private residences, a small school, a post office, a Fire/Emergency Medical Services (EMS) station, a small church, a park, and a tavern. The closest occupied structures to the SPLO (measured from the Administrative Office) are approximately 1,000 ft away. The DOE (2010) EA concluded that exhaust emissions from equipment used in construction, coupled with likely fugitive dust emissions, could cause minor, short-term degradation of local air quality.
The SPLO operates via a Class II Air Quality Operating Permit issued by the NDEP – Bureau of Air Pollution Control (BAPC). This permit applies to most of the equipment used and materials handling activities in the lithium carbonate and lithium hydroxide manufacturing processes. The SPLO currently, and historically, has been in full compliance with their air quality operating permits and has had no reported violations.
17.1.2Site Hydrology/Hydrogeology and Background Groundwater Quality
The SPLO is located within the Clayton Valley Hydrographic Area, which covers 1,437 square kilometers (km2), and is designated as Hydrographic Area No. 143 of the Central Region, Hydrographic Basin 10. Clayton Valley, a topographically closed basin bounded by low to medium altitude mountain ranges, is a graben structure. Seismic and gravity surveys reveal numerous horst and graben features as the basin deepens to the east-southeast. Extensive faulting has created hydrologic barriers, resulting in the accumulation of lithium brines below the playa surface. Jennings (2010) states that satellite imagery and geological mapping identifies several parallel north-south trending faults that are semi-permeable barriers separating the freshwater aquifer on the west from

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the brines beneath the playa. Stratigraphic barriers occur around much of the playa, isolating it from significant freshwater inflows originating in the mountains.
Recharge occurs as underflow into the basin from Big Smoky Valley in the north and Alkali Spring Valley in the west. Recharge derived from precipitation in the basin is low due to high evapotranspiration rates.
Extensive exploration drilling has occurred to define the naturally occurring brine resource and hydrogeology of the Clayton Valley playa and surrounding areas. Freshwater does not exist near the pond system of the playa. However, upgradient of the playa margin yields groundwater that is potable. A monitoring well is located between the R-2 process pond and the freshwater wells (located upgradient) to define the groundwater quality between the playa aquifer and the freshwater aquifer. The topographic surface at the freshwater wells is about 390 ft higher in elevation than the playa surface and the direction of the groundwater flow is clearly toward the playa.
The groundwater pumped from the Clayton Valley playa produces a brine solution with very high TDS concentrations, averaging 139,000 parts per million (ppm). Stormwater runoff and accumulation is directed to the closed hydrogeologic system of Clayton Valley.
17.1.3General Wildlife
A review conducted in 2011, indicated that the dark kangaroo mouse (Microdipodops megacephalus) and the pale kangaroo mouse (Microdipodops pallidus) may occur in the area. The dark kangaroo mouse is listed as a sensitive species by the Nevada BLM, and both species are protected by the State of Nevada. At the same time, the Nevada Department of Wildlife (NDOW) reported that bighorn sheep (Ovis canadensis) and mule deer (Odocoileus hemionus) distributions exist on Mineral Ridge, north and west of the community of Silver Peak. The 2011 review also cited the potential presence of desert kangaroo rat (Dipodomys deserti), Merriam’s kangaroo rat (Dipodomys merriami), Great Basin whiptail (Cnemidophorus tigris tigris) and the zebra-tailed lizard (Callisaurus draconoides). The U.S. Fish and Wildlife Service (FWS) had no listings for threatened or endangered species in the area.
Golden eagle (Aquila chrysaetos) and raptor aerial surveys of the area were conducted in the spring of 2016. During the first aerial survey conducted in May, four eagle nests were observed. The four nests were again monitored in June. All four nests were inactive in June 2016. No updated information was available for this report.
17.1.4Avian Wildlife
A comprehensive assessment of avian wildlife in and around the area of the SPLO was completed as part of the Avian Protection Program (APP) (EDM, 2013). Clayton Valley lies in an arid region at the northern edge of the Mojave Desert which represents a transition from the hot Sonoran Desert to the cooler and higher Great Basin. The landscape is dominated by Nevada’s driest habitat, salt desert scrub, with isolated ephemeral wetlands and playas. According to the Great Basin Bird Observatory (GBBO, 2010), salt desert scrub and ephemeral wetlands and playas constitute important habitat for several priority bird species in Nevada. Although the breeding bird population of Esmeralda County is small, several hundred species of birds migrate through the county (Esmeralda County Commissioners, 2010).

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17.1.5Botanical Inventories
Based on a review of data provided by the Southwestern Regional Gap Analysis Program (SWReGAP) and a biological survey conducted on June 16, 2011, the area generally consists of three vegetative communities: inter-mountain basins playa, inter-mountain basins greasewood flat, and inter-mountain basins active and stabilized dunes (U.S. Geologic Survey [USGS], 2005). Additional seasonally sensitive botanical inventories were conducted in the area between June 19 and June 21, 2016. Playa habitat types were generally void of vegetation, while greasewood flats were dominated by black greasewood (Sarcobatus vermiculatus), Bailey’s greasewood (Sarcobatus baileyi), four-wing saltbush (Atriplex canescens), Mojave seablite (Suaeda moquinii), shadscale (Atriplex confertifolia), pickleweed (Salicornia ssp.) and inland saltgrass (Distichlis spicata).
17.1.6Cultural Inventories
No cultural inventories appear to have been conducted within the SPLO areas of disturbance, including the process plant site. In general, the valley playas are devoid of cultural artifacts and easily cleared during baseline data collection. The presence and complexity of cultural resources does, however, tend to increase toward the playa edges and adjacent dune systems. (DOE, 2010)
17.1.7Known Environmental Issues
There are currently no known environmental issues that could materially impact Albemarle’s ability to extract SPLO resources or reserves.
17.2Environmental Management Planning
Environmental management plans have been prepared as part of the state and federal permitting processes authorizing mineral extraction and beneficiation operations for the SPLO. Requisite state permitting environmental management plans include (NAC 445A.398 and NAC 519A.270):
•Fluid Management Plan
•Monitoring Plan
•Emergency Response Plan
•Petroleum Contaminated Soil (PCS) Management Plan
•Temporary and Seasonal Closure plans
•Tentative Plan for Permanent Closure
•Reclamation Plan
Federal permitting environmental management plans incorporate many of the same plans as are required by the State of Nevada. These are specified in Title 43 of the Code of Federal Regulations Part 3809.401(b) (43 CFR § 3809.401(b)) and include:
•Water Management Plan
•Rock Characterization and Handling Plan (not applicable to SPLO)
•Spill Contingency Plan
•Reclamation Plan
•Monitoring Plan
•Interim Management Plan
The state environmental management plans were submitted to the NDEP-BMRR as part of the Water Pollution Control Permit (WPCP) Renewal Application (Rockwood Lithium Inc., 2016). The

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federal management plans do not appear to have been specifically and formally submitted as part of the SPLO Plan of Operations (Rockwood Lithium Inc., 2017), but most overlap with state counterparts.
17.2.1Waste Management
The major materials used at the SPLO include various salts, and acids. There is a diesel fueling station onsite, as well as several water tanks and a hydrochloric acid tank system. The facility has a Hazardous Material Storage Permit issued by the Nevada Fire Marshall. The facility also holds a Class 5 license from the Nevada Board for the Regulation of Liquefied Petroleum Gas for its storage of liquefied petroleum gas (propane).
The site is located in U.S. Environmental Protection Agency (EPA) Region 9 and operates as a very small quantity generator (VSQG) under the Resource Conservation and Recovery Act (RCRA) waste regulations, as the SPLO generates less than 220 lb (100 kg) of hazardous waste or less than 2.2 lb (1 kg) of acute hazardous waste per month, or less than 220 pounds of spill residue per month. In fact, the SPLO typically generates little or no hazardous waste.
All non-hazardous solid waste generated at the plant is disposed of in an on-site landfill, permitted by the NDEP. Petroleum contaminated soil at the site, resulting from spills, leaks, and drips of various petroleum hydrocarbon products used at the site, are managed through the PCS Management Plan (June 2009) that documents spills at the site from 1997 to 2006. The facility currently operates two bioremediation cells for the treatment of PCS. There are no known off-site properties with areas of contamination or federal Superfund sites within the immediate vicinity of the facility.
17.2.2Tailings Disposal
While not tailings in the traditional hardrock mining sense, the SPLO does generate a solid residue that requires management during operations and closure. As part of the lithium extraction process, it is necessary to remove magnesium from the Clayton Valley brines. This is accomplished by treating the brines with slaked lime (Ca(OH)2). The lime treatment results in the production of a lime solid, consisting mainly of magnesium hydroxide (Mg(OH)2) and calcium sulfate (CaSO4), which is collected and deposited for final storage in the Lime Solids Pond (LS Pond; a.k.a., R2 Tailings Pond).
TCLP analysis of the lime solids conducted in October 1988, indicated concentrations below detection levels for cadmium, chromium, lead, mercury, selenium, and silver, but detectable levels of arsenic (0.02 mg/L) and barium (0.08 mg/L) in the leachate, both of which are regularly observed in brine and freshwater samples. More recent analyses were not available. SRK recommends that more comprehensive characterization of this material be undertaken as part of final closure of the facility.
Final reclamation of the LS Pond will involve decanting all fluids away from the pond to allow the solids to dewater. The containment berm will be breached at the lowest part to ensure the surface drains freely and remains dry. A four-strand barbed wire fence will be erected around the perimeter to prevent access to the surface of the pond. The lime solids should solidify but are not likely to support vehicular traffic. If it is later determined that the dried material in the LS Pond represents dust or other hazards, the permittee/operator will cooperate with appropriate state (and federal) regulatory agencies to correct the situation. If the correction includes capping or covering the pond, the

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appropriate actions will be included in the final closure plan. Inspection of this surface-crusted facility during heavy winds suggests that such remedial action is not likely to be necessary.
17.2.3Site Monitoring
Monitoring of the SPLO is accomplished on multiple levels and across various regulatory programs. These include:
•Air quality and emissions monitoring through the Class II Air Quality Operating Permit
•Surface disturbances, reclamation and revegetation monitoring through the Plan of Operations and Reclamation Permit
•Terrestrial and avian wildlife mortalities and mitigative protection measures monitoring through the Industrial Artificial Pond Permit and Avian Protection Program
•Solution impoundment embankments and appurtenant inspections as part of the Dam Safety Permit
•Process fluids, surface, and groundwater resources (including contamination from petroleum contaminated soils) through the Water Pollution Control Permit
The groundwater in Clayton Valley is essentially the “ore” for the SPLO, and thus represents the water quality of the mine area. In the vicinity of the plant and town, monitoring of the freshwater aquifer through a pumping well is performed quarterly. Leak detection is conducted to monitor encroachment from the brine aquifer and surface ponds into the freshwater aquifer via the monitor well (R-2W).
17.2.4Human Health and Safety
The site has prepared a Safety Manual that includes an Emergency Response Plan (ERP) for the SPLO. The ERP provides a risk and vulnerability assessment that rates hazards from low to high for probability and severity. The greatest hazards are associated with a propane tank failure or a boiler explosion, which were both rated high for severity but low for probability. Hazards rated as having both moderate probability and moderate severity include the potential for a propane line failure, a hydrochloric acid spill, and a hydroxide spill (either solution or powder). The area has a low probability for earthquake hazards. The plan outlines safety procedures, communications, and response procedures, including evacuation procedures, to protect workers from hazardous conditions. The facility is located in an unoccupied area separated from residential communities. The evaporation ponds, process facilities, and some of the other ponds are surrounded by security fencing to restrict public access.
17.3Project Permitting
17.3.1Active Permits
The SPLO includes both public and private lands within Esmeralda County, Nevada. The Project, therefore, falls under the jurisdiction and permitting requirements of Esmeralda County, the State of Nevada (principally the NDEP-BMRR), and federally through the BLM. The list of permits and authorizations under which the SPLO operates is presented in Table 17.1: SPLO Project Permits.

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Table 17.1: SPLO Project Permits

Permit/Approval	Issuing Authority	Permit Purpose	Status
Federal Permits Approvals and Registrations
Plan of Operations	BLM	Prevent unnecessary or undue degradation of public lands	BLM Case No. N-072542 Geothermal Lease No. NVN-87008 BLM Bond No. NVB001312 Surety Bond No. 105537179
Rights-of-Way (RoW) Grant	BLM	Authorization to use public land for things such as electric transmission lines, communication sites, roads, trails, fiber optic lines, canals, flumes, pipelines, and reservoirs, etc.	RoW N-44618 for access and pipeline to pumping wells (renewed annually)
Explosives Permit	U.S. Bureau of Alcohol, Tobacco, Firearms, and Explosives (BATFE)/U.S. Department of Homeland Security (DHS)	Storage and use of explosives	License No. 9-NV-009-33-9F-00385 Note: This permit is no longer held as it was deemed not necessary for the materials used/stored onsite.
U.S. Environmental Protection Agency (EPA) Hazardous Waste ID No.	EPA	Registration as a generator of wastes regulated as hazardous	SPLO is currently classified as a Very Small Quantity Generator (VSQG)
Migratory Bird Special Purpose Utility Permit	Department of the Interior – Fish & Wildlife Service (FWS)	Required for utilities to collect, transport, and temporarily possess migratory birds found dead on utility property, structures, and rights-of-way as well as, in emergency circumstances, relocate or destroy active nests	MB38854B-0
Fish and Wildlife Rehabilitation Permit	FWS		MB38854B-3
Waters of the U.S. (WOTUS) Jurisdictional Determination	U.S. Army Corps of Engineers (USACE)	Implementation of Section 404 of the Clean Water Act (CWA) and Sections 9 and 10 of the Rivers and Harbors Act of 1899	1992 NDEP correspondence determined that stormwater runoff from the SPLO discharges to a· dry playa in a closed hydrological basin and is not considered a water of the United States
Federal Communications Commission Permit	Federal Communications Commission (FCC)	Frequency registrations for radio/microwave communication facilities	Registration No. 0021049176
State of Nevada Permits Approvals and Registrations
Annual Status and Production Report	NDM Commission on Mineral Resources	Operator shall submit to the Administrator a report relating to the annual status and production of the mine for the preceding calendar year	Reported by April 15 for each preceding year
Surface Area Disturbance Permit	NDEP/ BAPC	Regulates airborne emissions from surface disturbance activities	Included as Section VII of SPLO Class II Air Quality Operating Permit
Air Quality Operating Permit	NDEP/BAPC	Regulates project air emissions from stationary sources	AP2819-0050.03
Mercury Operating Permit to Construct	NDEP/Bureau of Air Quality Planning	Requires use of Nevada Maximum Achievable Control Technology (MACT) for all thermal units that have the potential to emit mercury	NA
Mining Reclamation Permit	NDEP/ BMRR	Reclamation of surface disturbance due to mining and mineral processing; includes financial assurance requirements	0092
Groundwater Permit / General Permit to Operate and Discharge Large-Capacity Septic System	NDEP/ Bureau of Water Pollution Control (BWPC)	Prevents degradation of waters of the state from discharges wastewater, dewatering water, or water from industrial processes.	NS2013501_DTS08-02-2013
Water Pollution Control Permit (WPCP)	NDEP/BMRR	Prevent degradation of waters of the state from mining, establishes minimum facility design and containment requirements	NEV0070005

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National Pollutant Discharge Elimination System (NPDES)	NDEP/ BWPC		Waiver; Closed hydrological basin
Approval to Operate a Solid Waste System	NDEP/Bureau of Sustainable Materials Management (BSMM)	Authorization to operate an on-site landfill	SW321
Hazardous Waste Management Permit	NDEP/BSMM	Management of non-Bevill Exclusion mining/hazardous wastes	59084; 5-5062-01
General Industrial Stormwater Discharge Permits	NDEP/BWPC	Management of site stormwater discharges in compliance with federal CWA	Waiver; Closed hydrological basin
Permit to Appropriate Water/Change Point of Diversion	NDWR	Water rights appropriation	49988, 44251, 44270, 44253, 44268, 44267, 44252, 44255, 44256, 44257, 44258, 44269, 44261, 44260, 52918, 52919, 52920, and 52921
Permit to Construct a Dam	NDWR	Regulate any impoundment higher than 20 feet or impounding more than 20 acre feet (AF)	J-735
Potable Water System Permit	Nevada Bureau of Safe Drinking Water	Water system for drinking water and other domestic uses (e.g., lavatories)	Potable water is purchased from city water supply.
Sewage Disposal System Permit	NDEP/BWPC	Construction and operation of Onsite Sewage Disposal System (OSDS)	GNEV0SDS09-0403 (cancelled and moved over to NS2013501_DTS08-02-2013)
Industrial Artificial Pond Permit	Nevada Department of Wildlife (NDOW)	Regulate artificial bodies of water containing chemicals that threaten wildlife	S-37036
Wildlife Rehabilitation Permit	NDOW	Authorization to capture, transport, rehabilitate, release, and euthanize sick, injured or orphaned birds and mammals	License No. 427565
Hazardous Materials Permit	Nevada Fire Marshal	Store a hazardous material in excess of the amount set forth in the International Fire Code, 2006	97426 (expires February 28, 2022)
Encroachment Permit	Nevada Department of Transportation (NDOT)	Permits for permanent installations within State ROWs and in areas maintained by the State	Documents indicate having a NDOT permit for “Oversized hauling or changes in traffic pattern”. This was a one-time permit to haul a drill rig.
Fire and Life Safety Permit	Nevada Fire Marshal	Review of non-structural features of fire and life safety and flammable reagent storage	NA
Liquefied Petroleum Gas License	Nevada Board of the Regulation of Liquefied Petroleum Gas (LPG)	Tank specification and installation, handling, and safety requirements	No. 5-5533-01. Fee paid and license re-issued annually (expires May 31, 2021)
State Business License	Nevada Secretary of State	License to operate in the state of Nevada	State of Nevada Business license for ALBEMARLE U.S., INC.; NV20021460735
Local Permits for Esmeralda County
Building Permits	Esmeralda County Building Planning Department	Compliance with local building standards/requirements	None
Conditional Use Permit	Esmeralda County Building Planning Department	Compliance with applicable zoning ordinances	None
County Road Use and Maintenance Permit/Agreement	Esmeralda County Building Planning Department	Use and maintenance of county roads	Road through facility is private, but Albemarle allows use and maintains for public through agreement with county
Source: Albemarle, 2020

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17.3.2Current and Anticipated Permitting Activities
Several strong brine ponds are undergoing salt excavation and lining activities using HDPE in order to increase recovery efficiency and reduce infiltration losses. While this is not a permit compliance-related activity, authorization for embankment modifications is required by the NDWR prior to construction activities.
As noted in Section 17.1, Albemarle has submitted to the BLM a plan of operations amendment for the construction and operation of additional evaporation ponds (12 West and 13 North). The current Proposed Action includes a nominal expansion of the existing plan boundary onto surface lands not currently claimed or controlled by Albemarle. While the consensus appears to be that the BLM is within its authority to grant the pond and plan boundary expansion, should the agency deny this request, Albemarle is prepared to scale back the expansion plans to only use surface lands within its currently authorized plan boundary. The plan amendment will require appropriate NEPA documentation and review as well as a public comment period prior to final agency decision.
Once ponds 12 West and 13 North are permitted, Albemarle intends to pursue the authorization of several new ponds, located principally on private lands owned or controlled by the company. While actions strictly limited to private land should be solely under the jurisdiction of the NDEP-BMRR, the BLM may exercise some review or approval authority on these new constructions under NEPA and Council on Environmental Quality (CEQ) regulations concerning connected actions. The final determination on potential connectively will not be made until the proposal for new ponds is formally presented to both agencies, and therefore remains a risk to the permitting and construction schedule if federal involvement is required.
Between August 2021 and Q3 2022, Albemarle will be working closely with the NDWR on a number of temporary and permanent water rights applications, with the initial filing for the construction of new wells and the redevelopment of existing wells having occurred in May 2021. Temporary permits are issued for only one year and will need to be converted to permanent rights once expired.
Construction of a new lime system for dosing of the brine ponds will require modification of the current air quality permit and updating of the WPCP to reflect the proposed changes in the process flow and containment systems. Similarly, optimization of the carbonate system will require further modifications to these permits, both activities of which will not likely occur until mid to late 2022.
17.3.3Performance or Reclamation Bonding
Pursuant to state and federal regulation, any operator who conducts mining operations under an approved plan of operations or reclamation permit must furnish a bond in an amount sufficient for stabilizing and reclaiming all areas disturbed by the operations. The BLM Tonopah Field Office and the NDEP-BMRR received an updated Reclamation Cost Estimate (RCE) for the SPLO on September 3, 2020, in support of a three-year bond review and update. The agencies reviewed this updated RCE and approved the amount of $8,164,980. The amount is based on the operator complying with all applicable operating and reclamation requirements as outlined in the regulations at 43 CFR § 3809.420 and NAC 519A.350 et seq. Additional details are provided in Section 16.5 Mine Closure.

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17.4Mine Reclamation and Closure
17.4.1Closure Planning
Mine closure and reclamation requirements are addressed on several levels and by a several authorities:
•Federal requirements are generally covered in the plan of operations under the BLM’s 43 CFR § 3809.401(b)(3) which state that, at the earliest feasible time, the operator shall reclaim the area disturbed, except to the extent necessary to preserve evidence of mineralization, by taking reasonable measures to prevent or control on-site and off-site damage of the federal lands.
•State of Nevada requirements are stipulated in both the Water Pollution Control Permit’s Tentative Plans for Permanent Closure (TPPC) and Final Plans for Permanent Closure (FPPC) under NAC 445A.396 and 445A.446/.447, respectively, and the Reclamation Permit requirements under NAC 519A.
•On a local level, the 2013 Esmeralda County Public Lands Policy Plan, Policy 7-7 for Mineral and Geothermal Resources: Reclamation of geothermal, mine, or exploration sites should be coordinated with the Esmeralda County Commission, and should consider the post-mine use of buildings, access roads, water developments, and other infrastructure for further economic development by industry, as well as historic and other uses pursuant to the federal Recreation and Public Purposes (R&PP) Act.
The state closure and stabilization requirements under the WPCP pertain to process and non-process components (sources), such as mill components, heap leach pads, tailings impoundments, pits, pit lakes, waste rock dumps, ore stockpiles, fueling facilities, and any other associated mine components that, if not properly managed during operation and closure, could potentially lead to the degradation of waters of the State. A mining facility operator/permittee must submit a TPPC as part of any application for a new WPCP or modification of an existing permit. A TPPC was submitted as part of the SPLO WPCP NEV0070005 renewal application in 2016. A FPPC must be submitted to the agency at least two years prior to the anticipated closure of the mine site, or any component (source) thereof. This plan must provide closure goals and a detailed methodology of activities necessary to achieve chemical stabilization of all known and potential contaminants at the site or component, as applicable. The FPPC must include a detailed description of proposed monitoring that will be conducted to demonstrate how the closure goals will be met.
Under State of Nevada Reclamation Permit #0092, total permitted disturbance at the SPLO, as of 2017, totaled 7,390 acres, of which, only 18% is on public lands administered by the BLM; the remaining 82% is on private land and subject to state mine reclamation regulations (NAC 519A). In general, the reclamation and closure of the SPLO, upon cessation of brine pumping, will involve the removal of all pumps and abandonment of the wells in accordance with state regulations. While no additional brines will be added to the evaporation pond system, brine management would continue unchanged for at least one year while the ponds evapoconcentrate and are systematically shut down. As each pond is abandoned, all equipment associated with its operation will be removed. It will then require another year to year and a half to process all of the remaining limed brine through the lithium carbonate plant. Once processing has been halted, all surface structures will be removed, including buildings, pipelines, equipment, and power lines. The solar pond embankments will not be removed; neither the ponds, nor the salt spoils are expected to pose a hazard to public safety. The

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embankments surrounding these ponds will be graded at 3:1 slopes as described in the reclamation plan. Final reclamation of the LS Pond is described in Section 16.2.2. The PCS disposal site will be reclaimed according to the PCS Management Plan.
To the extent practicable, reclamation and closure activities would be conducted concurrently to reduce the overall reclamation and closure costs, minimize environmental liabilities, and limit financial assurance exposure. The revegetation release criteria for reclaimed areas are presented in the Guidelines for Successful Revegetation for the Nevada Division of Environmental Protection, the Bureau of Land Management, and the U.S.D.A. Forest Service (NDEP, 2016). The revegetation goal is to achieve the plant cover similar to adjacent lands as soon as possible, which, on a denuded salt playa, is relatively simple.
17.4.2Closure Cost Estimate
Albemarle/Silver Peak does not maintain a current internal LOM cost estimate to track the closure cost to self-perform a closure. The most recent closure cost estimate available for review was the 2020 reclamation bond cost update prepared by Haley & Aldrich. This three-year reclamation cost update for financial assurance primarily involved importing previous data from an earlier build of the SRCE into version 17b. The SRCE model has been in use since 2006 in the State of Nevada after validation by both state and federal regulators and mining industry representatives.
SRK reviewed the 2017 Plan of Operations and the 2017 and 2020 reclamation cost estimates provided by Albemarle. The documents meet the requirements of Nevada Revised Statutes (NRS) 519A and NAC 519A, as well as meeting requirements in 43 CFR§ 3809. An acceptance letter for the 2020 update to the associated cost estimate has also been provided and found to meet the requirements for financial assurance. As noted above, the 2020 update to the reclamation bond cost is $8,164,980.
The 2020 update utilized a Cost Data File (CDF) prepared by the NDEP-BMRR, which was released on August 1st, 2020. The CDF utilizes the unit rates below:
•Labor rates from federally mandated Davis-Bacon rates
•Rental equipment rates quoted from Cashman Caterpillar in Reno, Nevada
•Miscellaneous unit rates from Nevada mining vendor quotes (e.g., seeding, well abandonment, etc.)
•Costs for some activities and supplies are from the 2019 RS Means Heavy Construction database (where activities include labor, they are modified to use the Davis Bacon wages)
A cost basis was selected for Southern Nevada, which includes Clark, Esmeralda, Lincoln, and Nye counties. The SRCE model utilizes first principles to calculate various costs for activities related to mining operations, inputs for these equations range from: equipment efficiencies, labor efficiencies, fuel consumption rates, area calculations, unit rates for labor/equipment/consumables, etc. Some costs estimated in the SRCE model, such as those for demolition are estimated based on the RS Means Heavy Construction database. Other, site-specific costs may be calculated by the operator and included in one of the User Sheets.

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The rates for the CDF are supplied by the NDEP-BMRR and vetted for usage in reclamation estimates throughout the State of Nevada, as well as several surrounding jurisdictions. Davis-Bacon labor rates are based on government contracts with select labor unions and may be higher than those that would be incurred by an operator in a self-perform closure scenario where in-house or non-union contract labor can be used. The costs within a reclamation estimate prepared for a regulatory agency often have additional overhead costs related to government oversight of the closure project. The same is true of the values associated with equipment. The rates within the government prepared CDF are leased rates (which include capital and operating costs), as opposed to an owner/operator fleet already having a majority of the equipment on hand and partially or fully amortized, or potentially easier access to equipment. The reclamation bond cost estimate includes 10% for contractor overhead and profit, 6% for engineering and design, 6% for contingency, 10% for government project management and 4% for bonding and insurance. The total indirect markup of the reclamation bond estimate is 35%. While this total markup is likely sufficient to cover the project management and overhead (general and administrative) costs in a self-perform closure, they are not detailed enough to make a judgement whether they are adequate in this case. Normally, a self-perform LOM closure cost will include a project specific list of general and administrative costs for both management and overhead items like phones, office supplies, electricity, etc.
The 2020 cost estimate prepared by Haley & Aldrich utilizes various sheets within the SRCE. These sheets include: Cost Summary, Other User, Waste Rock Dumps, Roads, Quarries and Borrow Pits, Haul Material, Foundations and Buildings, Landfills, Yards, etc., Waste Disposal, Well Abandonment, Misc. Costs, Monitoring, Construction Management, and various User Sheets (User 1 [calculations for equipment removal], User 2 [2019 mobilization/demobilization calculation spreadsheet], User 3 [quote from SANROC INC to remove powerlines and poles]).
User 1 sheet includes various calculations to remove equipment (transfer pumps, lime slaking plant equipment, and power poles); these calculations utilize equipment, material, and labor rates from within the SRCE model (i.e., they mobilization/demobilization calculation spreadsheet], User 3 [quote from SANROC INC to remove powerlines and poles]). All of the sheets that contain added data appear to be done in a manner that is representative of good industry practice. SRK was provided copies the worksheets in PDF format rather than in native Excel format so we could not review any custom formulas and links created by Albemarle/Silver Peak or their consultants within worksheets in the model.
SRK did not attempt to recreate the closure cost estimate by reproducing the inputs that were derived from computer aided drafting (CAD) or geographic information system (GIS) models. When implemented in an acceptable manner, this information should be accurate and lead to a cost estimate model that is also a relatively accurate facsimile of the financial liability associated with the operation. There are many nuances in how to approach the desired inputs for the SRCE model, as well as the desired outcome, and no two modelers or models are identical. However, given the acceptance by the federal and state regulators of the previous versions of the reclamation cost estimate, and the regulators familiarity with the SRCE model, it appears that the reclamation estimate executed with respect to the Silver Peak operation is within the margins of good industry practice and showcases a reasonable cost to reclaim the operation and its associated features.

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Note: The current permitting activities (Section 17.3.2) will require modification of the recently approved reclamation cost estimate at a time specified by the BLM during the process. At a minimum, additional costs associated with the expanded and new evaporation ponds and lime addition system will need to be captured. However, according to Albemarle, some of these costs will be offset by the current and ongoing closure of a number of extraction wells that are currently carried in the SRCE model; thus, a material change in the reclamation cost estimate is not anticipated. However, SRK was unable to assess these changes at this time.
17.4.3Limitations on the Closure Cost Estimate
The purpose for which the cost estimate provided for review was created was to provide a basis for financial assurance. This type of estimate reflects the cost that the government agency responsible for closing the site in the event that an operator fails to meet their obligation would incur. If Albemarle, rather than the government, closes the site in accordance with their current mine plan and approved closure plan, the cost of closure is likely to be different from the financial assurance cost estimate approved by the government. There are a number of costs that are included in the financial assurance estimate that would only be incurred by the government, such as government contract administration. Other costs, such as head office costs, a number of human resource costs, taxes, fees, and other operator-specific costs that are not included in the financial assurance cost estimate would likely be incurred by Albemarle during closure of the site. Because Albemarle does not currently have an internal closure cost estimate, SRK was not able to prepare a comparison of the two types of closure cost estimates. The actual cost could be greater or less than the financial assurance estimate.
Furthermore, because closure of the site is not expected until 2053, based on the forecast reserve production plan, the closure cost estimate represents future costs based on current expectations of site conditions at that date. In all probability, site conditions at closure will be different that currently expected and, therefore, the current estimate of closure costs is unlikely to reflect the actual closure cost that will be incurred in the future.
17.5Plan Adequacy
Given the robust regulatory requirements in Nevada, and review of the available documentation, it is SRK’s opinion that the current plans are sufficiently adequate to address any issues related to environmental compliance, permitting, and local individuals or groups.
17.6Local Procurement
No formal commitments were identified by the SPLO for local procurement.

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18Capital and Operating Costs
18.1Capital and Operating Cost Estimates
Silver Peak is an operating lithium mine. Capital and operating costs are forecast as a normal course of operational planning with a primary focus on short term budgets (i.e., subsequent year). Silver Peak currently utilizes mid (e.g., five-year plan) and long-term (i.e., LoM) planning. Given the current mid and long-term planning completed at the operation, SRK developed a long-term forecast for the operation based on historic operating results, adjusted for assumed changes in operating conditions and planned strategic changes to operations.
Estimation of capital and operating costs is inherently a forward-looking exercise. These estimates rely upon a range of assumptions and forecasts that are subject to change depending upon macroeconomic conditions, operating strategy and new data collected through future operations. For this report, capital and operating costs are estimated to a PFS-level, as defined by S-K 1300, with a targeted accuracy of +/-25%. However, this accuracy level is only applicable to the base case operating scenario and forward-looking assumptions outlined in this report. Therefore, changes in these forward-looking assumptions can result in capital and operating costs that deviate more than 25% from the costs forecast herein.
18.2Capital Cost Estimates
Capital cost forecasts are estimated based on (i) a baseline level of sustaining capital expenditures, in-line with historic expenditure levels, and (ii) strategic planning for major capital expenditures. Table 18.1 presents historical capital expenditures for reference (2015 to 2020) and estimated capital for 2021.
Table 18.1: Silver Peak Capital Expenditure (Nominal US$M for 2015-2019, Real 2020 US$M for 2020/2021)

Trailing Five Year Capital by Expenditure Type, Actual							Capital Forecast by Expenditure Type, Estimate
	2015	2016	2017	2018	2019	2020	2021
Well Drilling/Rehab	1.53	0.90	4.04	8.37	5.09	10.65	11.95
Expansion/Ops Improvement	0.14	0.08	0.24	3.18	1.27	6.87	7.73
Anhydrous Hydroxide	0.01	0.00	0.09	0.19	0.03	-	-
Other Sustaining	1.27	1.80	4.64	6.68	5.71	2.25	1.52
Total Capital Expenditure	2.94	2.78	9.01	18.41	12.11	19.78	21.20
Source: Albemarle Cost Reporting. 2021

In reviewing these costs, elevated lithium prices in 2017 to 2019 supported increased expenditure at the operation. Some of this expenditure (including non-specific ‘Other Sustaining”) was likely to catch up on historic under-spend from years with more depressed pricing. However, in SRK’s opinion, the 2017 to 2019 non-specific expenditure is not likely reflective of typical long-term expenditure levels with 2015/2016/2020/2021 presenting better benchmarks.
For the purpose of forecasting capital to support the reserve estimate, SRK did not include expenditure for operational improvement as no improvement is assumed in operating performance relative to historic. Further, as the anhydrous hydroxide plant does not utilize feed material from the

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Silver Peak resource/reserve and economics associated with this plant are not included in the economic evaluation of the reserve, capital associated with this portion of the plant is excluded. Therefore, SRK’s capital forecast includes a direct estimate of replacement/rehabilitation of production wells and a single line item to capture all other miscellaneous sustaining capital.
For the estimate of replacement/rehabilitation of production wells, SRK assumes three wells per year will require replacement with a typical cost of US$750,000 per well. As replacement wells, these wells do not require supporting piping or electrical infrastructure. Actual well costs vary depending upon depth, but based on historic expenditure, US$750,000 presents a reasonable estimate for a typical well and the rate of three wells per year is consistent with historic averages. Notably, this average three wells per year rate is based on the current wellfield of 46 production wells. SRK’s production assumptions include increasing production rates to maximize permit and infrastructure capacity. This results in a production well field of 73 wells by the end of 2022 and further increasing over time to 86 wells in 2050. With increasing wellfield size, the well replacement rate was also increased based on factoring off the current ratio of three wells per year out of 46.
For a typical annual sustaining capital meant as a catch-all for all other items, SRK estimates an average value of US$2.5 million per year. This is higher than the estimates for 2021, 2020, 2016 and 2015 but is less than the estimates for 2016 and 2017. As noted above, in SRK’s opinion the expenditure in 2017, 2018 and 2019 was relatively inflated whereas the 2015 and 2016 expenditure were likely lower than sustainable. 2020 and 2021 as estimates are focused on items that are known required spend but are not likely adequate to capture spend associated with equipment failure/repair incurred during the year. Therefore, in SRK’s opinion, at US$2.5 million per year, the assumption is a reasonable balance given the historic data.
All the capital expenditure discussed above is most appropriately classified as sustaining existing production levels. However, as noted above, SRK’s reserve assumptions include increasing production rates. To allow for these higher production rates, Silver Peak will need to increase the total production well count as well as remove salt buildup from evaporation ponds that are not currently in use.
For the expanded wellfield, SRK’s production modelling requires at least 79 total production wells (i.e., 33 additional wells). During this period, an additional four low producing wells are replaced with completely new wells in SRK’s assumptions. For capital forecasts, SRK assumed the same US$750,000 per well cost plus an additional US$250,000 per well to piping and electrical infrastructure to tie the new wells into the existing infrastructure. This results in a total capital expenditure for new wells of US$42 million in the initial expansion period, which is incurred between 2021 and 2023. Beyond 2023, an additional US$127 million is required over the remaining production period to sustain production levels (i.e., these are additional new wells moved from existing locations due to low productivity as well as additional wells required as some of the replacement wells invariably produce less than the original wells requiring additional wells to make up for these lower production rates.)
Although Albemarle has not settled on rehabilitation of Ponds 12 North and South as the confirmed go-forward option for expanding evaporation capacity on-site, from a capital cost perspective, this option is likely the highest cost, it’s used to support the reserve is likely fully encompassing of other options that may be implemented. For the salt removal, two existing ponds (12 North and 12 South) will require removal of approximately 10 ft of salt that built up through historic operations. These

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ponds total 684 acres, combined. Albemarle has assumed a cost of US$2.10/cubic yard, including haulage which results in capital expenditure of approximately US$25.5 million or US$29.3 million when including 15% contingency (Table 18.2). SRK checked these assumptions against historic salt harvesting costs and including the contingency, the cost per cubic yard is consistent with prior results. This capital is forecast for expenditure between 2022 and 2023.
Table 18.2: Pond 12S and 12N Salt Harvest Expenditure Forecast

	Value	Unit
Area	684	Acres
Average Depth	10	ft
Volume	11,035,189	Cu. Yds.
Unit Harvest Cost	$2.10	$/cy
Harvest Cost	$23,174	$’000s
Unit Haulage Cost	$0.21	$’000/cy
Haulage Cost	$2,317
Subtotal	$25,491	$’000s
Contingency (15%)	$3,824	$’000s
Total	$29,315	$’000s
Source: SRK

The final remaining material capital investment item required to support the forecast 20,000 acre-feet per annum wellfield pumping rate is the expansion of liming capacity in the evaporation ponds. Albemarle currently forecasts the capital requirement for this project at US$7.1 million expended over the next four years.
Table 18.3 presents capital estimates for the next 10 years and the life of the reserve and incorporated into the cashflow model. Total capital costs over this period (July 2021 to December 2053) are estimated at US$298.1 million in 2020 real dollars.
Table 18.3: Capital Cost Forecast ($M Real 2020)

Period	Total Sustaining Capex	Wellfield Expansion Projects	Capital Expenditure (US$M Real 2020)
2021	12.65	7.00	5.65
2022	52.21	22.00	30.21
2023	25.66	8.00	17.66
2024	12.38	-	12.38
2025	10.25	-	10.25
2026	7.25	-	7.25
2027	6.25	-	6.25
2028	10.00	-	10.00
2029	7.00	-	7.00
2030	7.00	-	7.00
Remaining LoM (2031 – 2053)	147.41	-	147.41
Note: 2021 capex is July – December only
Source: SRK, 2021

18.3Operating Cost Estimates
Six years’ trailing and forecast 2021 cash operating costs are presented in Table 18.4. Operating costs are site specific (e.g., they do not include corporate overheads although there is an allocation

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for corporate engineering costs). Note that for internal reporting purposes, Albemarle allocates brine production costs to the year the brine is processed (i.e., an approximate 24-month delay from the actual cost being incurred). The costs shown in Table 18.4 reflect the costs at the time incurred so reflect different results than Albemarle’s accounting.
Table 18.4: Operating Costs ($M, Nominal for 2015-19, Real 2020 for 2020/2021)

	2015 Act	2016 Act	2017 Act	2018 Act	2019 Act	2020 F10	2021F
Utilities	1.06	0.82	0.85	0.98	0.98	0.91	1.02
Salaries and Benefits	7.32	7.16	6.91	6.92	6.74	6.17	6.94
Soda Ash	4.09	3.03	2.79	3.96	2.33	2.61	3.99
Packaging	0.20	0.18	0.22	0.29	0.16	0.17	0.26
Other	6.58	6.42	8.62	8.68	8.76	6.89	7.11
Total	19.23	17.62	19.38	20.83	18.97	16.75	19.33
Annual Production (metric tonnes lithium carbonate)	5,410	3,849	4,471	6,565	3,586	3,920	6,000
Unit Cash Cost ($/metric tonne lithium carbonate)	3,555	4,576	4,335	3,173	5,289	4,273	3,221
Costs included are cash costs only (e.g., depreciation and depletion not included)
Major costs within the “Other” category include propane, lime, salt harvesting, maintenance, and administrative costs
Costs associated with anhydrous hydroxide production are not broken out separately and therefore SRK subtracted a typical $250,000 per year based on Albemarle guidance
Typical reimbursement for corporate engineering support of $150,000 added (not individually broken out in cost reporting)
Source: Albemarle Cost Reporting

As noted above, Albemarle has not developed long term cost forecasts. Therefore, SRK developed a cost model to reflect future production costs. Of note, SRK’s forecast production profile includes an increase in wellfield pumping rates and production rates, therefore, the cost forecast necessarily accounts for these changing conditions.
In evaluating the historic costs and discussing the cost profile with Albemarle, the majority of the Silver Peak costs are fixed and will not change with increasing pumping and production rates. However, there are a few material cost items that are variable and therefore need to be adjusted. For the purposes of this reserve estimate, SRK developed a variable cost model for the following items:
•Packaging
•Propane
•Soda Ash
•Lime
•Electricity
•Salt Removal
For packaging, propane, soda ash and lime, the costs are treated as fully variable to the current year’s lithium carbonate production. For Salt Removal, the cost is calculated based on a factor against the contained salt in the brine pumped two years prior (reflects timing to evaporate brine before salt is harvested). For electricity, based on a comparison of historic electricity usage versus production and pumping rates, it appears likely that the majority of electrical consumption is fixed. SRK also found better correlation between electricity usage and brine pumping rates than lithium carbonate production. Therefore, the consumption of electricity is treated as approximately 70% fixed with the remaining variable to brine pumping rates. Overall, at historic production rates, these

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variable costs comprise approximately one third of the total cost structure for Silver Peak, although as production rates increase, the proportion of variable costs increases.
Some of the cost inputs can have volatile pricing which can have a material impact on operating costs. SRK utilized Albemarle’s 2021 budgetary actuals and forecasts for these items to represent LoM inputs. SRK checked the 2021 budgetary forecasts against historic actuals, and they are reasonable in SRK’s opinion. These key inputs are listed below. Note, that in the economic model, SRK ran a sensitivity analysis on soda ash pricing as it is the most important of these inputs. See Section 19.3 for more detail.
•Soda Ash: $226/metric tonne, delivered
•Lime: $220/metric tonne, delivered
•Electricity: 0.067/kW-hr
•Propane: $1.00/gallon, delivered
For calibration purposes, SRK modeled historic and 2020/2021 costs using the cost model developed to check against actuals. Notably, for the purposes of this calibration check, SRK reduced the salt harvesting expenditure assumptions to better reflect historic practices at Silver Peak (see discussion below). These results are presented in Table 18.5.
Table 18.5: Operating Cost Model Calibration Results ($M, Real 2020)

	2015	2016	2017	2018	2019	2020	2021
Utilities (total)	0.95	0.95	0.93	0.95	0.96	1.03	1.06
Non-Electricity	0.05	0.05	0.05	0.05	0.05	0.00	0.00
Electricity Fixed	0.67	0.67	0.67	0.67	0.67	0.67	0.67
Electricity Variable	0.23	0.23	0.21	0.23	0.24	0.36	0.39
Fixed Plant	12.70	12.70	12.70	12.70	12.70	12.70	12.70
Variable Plant	-	-	-	-	-	-	-
Soda Ash	3.60	2.56	2.97	4.37	2.38	2.61	3.99
Lime	1.55	1.10	1.28	1.88	1.03	1.12	1.72
Propane	0.81	0.58	0.67	0.98	0.54	0.59	0.90
Packaging	0.24	0.17	0.20	0.30	0.16	0.18	0.27
Salt Removal	0.68	0.69	0.64	0.67	0.70	1.07	1.16
Total	20.53	18.76	19.39	21.84	18.47	19.30	21.79
Difference to Actual Costs and Albemarle Forecasts	7%	6%	0%	5%	-3%	15%	13%
Source: SRK
Note Salt removal costs shown in this table reflect historic harvest rates for calibration purposes and do not reflect costs forecast by SRK.

As seen in this table, on average, SRK’s model overpredicts costs by around 5% within a range of minus 3% to plus 10%. The most notable outliers are 2015/2016 and 2020/2021. In SRK’s opinion, as the costs are meant to reflect a real 2021 estimate, it is not surprising the longer dated historic costs are overpredicted when compared to the nominal results from those years given the inflation over this period. For 2020, the operation was subject to a partial shutdown for a portion of the year which almost certainly skewed the actual costs lower than the model. For 2021, the most significant difference in costs appears to be on the fixed plant costs, which are overestimated by more than two million dollars, when compared to Albemarle’s forecast. It is likely that Albemarle is forecasting some level of cost improvement for 2021. While it is reasonable that Albemarle will achieve cost reduction, in SRK’s opinion, for the purpose of this exercise to estimate reserves, basing the costs on the

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established historic results is reasonable and in future years the model can be adjusted as Albemarle demonstrates effective cost reductions.
For salt harvesting, Albemarle has not historically harvested all salt that is deposited each year. This has resulted in some ponds no longer being usable for evaporation purposes as they are full of salt. As noted in the capital section above, for example, Ponds 12S and 12N are estimated to contain around 11 million cubic yards of precipitated salt that must be removed to allow usage of these ponds again. As noted in Section 12, SRK’s brine production schedule maximizes the usage of current infrastructure (e.g., ponds) and water rights. To sustain these production rates, excess salt cannot be allowed to accumulate over time. Therefore, instead of utilizing historic salt harvesting rates, SRK has calculated salt harvesting requirements as a factor of salt contained in the brine pumped (with harvesting delayed two years from the time brine is pumped). This results in annual average salt harvesting costs of approximately $4.1 million, in comparison to historic costs that have averaged around $800,000 per year. Part of this significant jump is due to higher pumping rates for brine, but even at historic pumping rates, SRK’s salt harvesting cost would be approximately $3 million per year.
Total annual forecast operating costs for Silver Peak are shown in Figure 18.1.
Note 2021 costs reflect a partial year (July – December)
Source: SRK
Figure 18.1: Total Forecast Operating Expenditure

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19Economic Analysis
As with the capital and operating cost forecasts, the economic analysis is inherently a forward-looking exercise. These estimates rely upon a range of assumptions and forecasts that are subject to change depending upon macroeconomic conditions, operating strategy and new data collected through future operations.
19.1General Description
SRK prepared a cash flow model to evaluate Silver Peak’s reserves on a real, 2021-dollar basis. This model was prepared on an annual basis from the reserve effective date to the exhaustion of the reserves. This section presents the main assumptions used in the cash flow model and the resulting indicative economics. The model results are presented in US$, unless otherwise stated.
All results are presented in this section on a 100% basis, reflective of Albemarle’s ownership.
As with the capital and operating cost forecasts, the economic analysis is inherently a forward-looking exercise. These estimates rely upon a range of assumptions and forecasts that are subject to change depending upon macroeconomic conditions, operating strategy and new data collected through future operations.
19.1.1Basic Model Parameters
Key criteria used in the analysis are presented throughout this section. Basic model parameters are summarized in Table 19.1.
Table 19.1: Basic Model Parameters

Description	Value
TEM Time Zero Start Date	July 1, 2021
Pumping Life (first year is a partial year)	30
Operational Life (first year is a partial year)	32
Model Life (first year is a partial year)	33
Discount Rate	8%
Source: SRK, Albemarle, 2021

All cost incurred prior to the model start date are considered sunk costs. The potential impact of these costs on the economics of the operation are not evaluated. This includes contributions to depreciation and working capital as these items are assumed to have a zero balance at model start.
The operational life extends two years beyond the pumping life to allow for recovery of the lithium pumped to the ponds from the wellfield.
The model continues one year beyond the operational life to incorporate closure costs in the cashflow analysis.
The selected discount rate is 8% as provided by Albemarle.

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19.1.2External Factors
Pricing
Modeled prices are based on the prices developed in the Market Study section of this report. The prices are modeled as US$10,000/t technical grade Li2CO3 over the life of the operation. This price is a CIF price and shipping costs are applied separately within the model.
Taxes and Royalties
As modeled, the operation is subject to a 21% federal income tax rate. All expended capital is subject to depreciation over an eight-year period. Depreciation occurs via straight line method. Taxable income is adjusted by depletion on a US$644 per tonne LCE basis provided by Albemarle.
As the operation is located in Nevada, it is not subject to a state level income tax but is subject to the Nevada Net Profits Interest tax.
This tax is on a sliding scale and is levied over the operation’s gross revenue fewer operating costs and depreciation expenses. As the operation is modeled to have a ratio of net proceeds to gross proceeds greater than 50% at the forecast price, the tax rate is modeled as 5%.
Working Capital
The assumptions used for working capital in this analysis are as follows:
•Accounts Receivable (A/R): 30-day delay
•Accounts Payable (A/P): 30-day delay
•Zero opening balance for A/R and A/P
19.1.3Technical Factors
Pumping/Extraction Profile
The modeled pumping profile was developed by SRK. The details of this profile are presented previously in this report. No modifications were made to the profile for use in the economic model other than adjustments where necessary to account for already pumped solution in the first year. The modeled profile is presented in Figure 19.1.
Source: SRK, 2021
Figure 19.1: Silver Peak Pumping Profile

A summary of the modeled life of operation pumping profile is presented in Table 19.2.

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Table 19.2: Modeled Life of Operation Pumping Profile

Extraction Summary (incl. full year 2021)	Units	Value
Total Brine Pumped	tonnes	729,505,457
Total Contained Lithium	tonnes	61,039
Average Lithium Grade	mg/l	83.67
Annual Average Brine Production	m3	24,316,849
Annual Average Brine Production	Acre Feet	19,714
Source: SRK, 2021
Processing Profile
The processing profile is identical to the pumping profile. The material pumped is immediately fed to the processing circuit consisting of evaporation ponds and processing plant.
The production profile is the result of the application of processing logic to the processing profile within the economic model. The following recovery curve was applied to raw brine pumping profile to account for losses in the evaporation ponds:
+0.4609
An additional 85% fixed lithium recovery is applied to account for losses in the lithium carbonate plant.
Final lithium production in the model is delayed by two years from the date of pumping to allow for the brine to concentrate in the evaporation ponds. As a result, the production in the years immediately following the start of the model is based on historical pumping. The modeled processing and production profiles are presented in Figure 19.2 and Figure 19.3. Note that the first year is a partial year.
Source: SRK, 2021
Figure 19.2: Modeled Processing Profile

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Source: SRK, 2021
Figure 19.3: Modeled Production Profile

A summary of the modeled life of operation processing profile is presented in Table 19.3.
Table 19.3: Life of Operation Processing Summary

LoM Processing (incl. full year 2021)	Units	Value
Lithium Processed	tonnes	61,039
Combined Lithium Recovery	%	44.36%
Li2CO3 Produced (Partial year 2021)	tonnes	144,095
Annual Average Li2CO3 Produced (Partial year 2021)	tonnes	4,503
Source: SRK, 2021

Operating Costs
Operating costs are modeled in US$ and are categorized as utilities, processing, and shipping costs. No contingency amounts have been added to the operating costs within the model. A summary of the operating costs over the life of the operation is presented in Table 19.4 and Figure 19.4.
Table 19.4: Operating Cost Summary

LoM Operating Costs	Units	Value
Utilities	USD	36,016,507
Processing Costs	USD	665,625,568
Shipping Costs	USD	18,011,865
Total Operating Costs	USD	719,653,939
Utilities	USD/t Li2CO3	250
Processing Costs	USD/t Li2CO3	4,619
Shipping Costs	USD/t Li2CO3	125
LOM C1 Cost	USD/t Li2CO3	4,994
Source: SRK, 2021

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Source: SRK, 2021
Figure 19.4: Life of Operation Operating Cost Summary

The contributions of the different operating cost segments over the life of the operation are presented in Figure 19.5.

Operating Cost (LOM)
2%
3%
37%
56%
2%
Fixed Utilities Cost
Fixed Processing Cost
Variable Utilities Cost
Variable Processing Cost
Packaging and Shipping

Source: SRK, 2021
Figure 19.5: Life of Operation Operating Cost Contributions

Utilities
The utilities costs in the model consist of fixed and variable electricity and other costs. The non-electricity cost is captured at US$50,000/a and the fixed electrical cost is captured at US$670,000/a. The variable electric costs are assessed at a rate of US$0.067/kWh with an estimated consumption of 0.28 kWh/m3 of brine.

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Processing
Processing costs are composed of fixed and variable components. The fixed component is modeled a US$12.7M/a. The variable components are modeled as outlined in Table 19.5.
Table 19.5: Variable Processing Costs

Processing Costs	Units	Value
Soda Ash Consumption	t/t Li2CO3	2.50
Soda Ash Pricing	USD/tonne	226.00
Lime Consumption	t/t Li2CO3	1.30
Lime Pricing	USD/tonne	220.00
Propane Consumption	gal/t Li2CO3	150
Propane Pricing	USD/gal	1.00
Salt Removal	USD/tonne	2.20
Source: SRK, 2021

Shipping
Shipping costs are captured as variable costs and composed of two cost areas, packaging, and shipping.
Packaging costs are assessed at a rate of US$45/t Li2CO3 and shipping costs are assessed at a rate of US$80/t Li2CO3.
Capital Costs
As Silver Peak is an existing operation, no initial capital has been modeled. Sustaining capital is modeled on an annual basis and is used in the model as developed in previous sections. No contingency amounts have been added to the sustaining capital within the model. Closure costs are modeled as sustaining capital and are captured as a onetime payment the year following cessation of operations. The modeled sustaining capital profile is presented in the figure below.
Source: SRK, 2021
Figure 19.6: Silver Peak Sustaining Capital Profile

19.2Results
The economic analysis metrics are prepared on annual after-tax basis in US$. The results of the analysis are presented in the table below. As modeled, at a Lithium Carbonate price of US$10,000/t, the NPV8% of the forecast after-tax free cash flow is US$60million. Note that because Silver Peak is in operation and is modeled on a go-forward basis from the date of the reserve, historic capital

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expenditures are treated as sunk costs (i.e., not modeled) and therefore, IRR and payback period analysis are not relevant metrics.
Table 19.6: Indicative Economic Results

LoM Cash Flow (Unfinanced)	Units	Value
Total Revenue	USD	1,440,949,180
Total Opex	USD	(719,653,939)
Operating Margin	USD	721,295,241
Operating Margin Ratio	%	50%
Taxes Paid	USD	(126,596,288)
Free Cashflow	USD	302,513,973
Before Tax
Free Cash Flow	USD	429,110,261
NPV @ 8%	USD	101,583,201
NPV @ 10%	USD	72,891,749
NPV @ 15%	USD	30,977,352
After Tax
Free Cash Flow	USD	302,513,973
NPV @ 8%	USD	59,656,066
NPV @ 10%	USD	38,530,185
NPV @ 15%	USD	7,962,954
Source: SRK, 2021
The economic results are presented on an annual basis in the Table 19.7 and Figure 19.7.

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Table 19.7: Silver Peak Annual Cashflow
Source: SRK, 2021

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Source: SRK, 2021
Figure 19.7: Annual Cashflow Summary

19.3Sensitivity Analysis
SRK performed a sensitivity analysis to evaluate the relative sensitivity of the operation’s NPV to a number of key parameters (Figure 19.8). This is accomplished by flexing each parameter upwards and downwards by 10%. Within the constraints of this analysis, the operation appears to be most sensitive to commodity price, lithium recovery and brine grade.
SRK cautions that this sensitivity analysis is for comparative purposes only to show the relative importance of key model input assumptions. The 10% flex is not intended to reflect actual uncertainty for these inputs but instead is maintained as a constant value to maintain comparability. These parameters were flexed in isolation within the model and are assumed to be uncorrelated with one another which may not be reflective of reality. Additionally, the amount of flex in the selected parameters may violate physical or environmental constraints present at the operation.
Source: SRK, 2021
Figure 19.8: Silver Peak NPV Sensitivity Analysis

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20Adjacent Properties
20.1Pure Energy Minerals
The Pure Energy Minerals (PEM) Project is located in central Esmeralda County, Nevada – neighboring the SPLO.
Extracted from PEM March 2018 NI 43-101 Preliminary Economic Assessment Report:
The property consists of 1,085 lithium placer claims located in Clayton Valley. The placer claims are comprised of blocks to the south and north of Albemarle Corporation’s existing lithium-brine operation. In their entirety, the claims controlled by PEM occupy approximately 106 km2 (10,600 ha or 26,300 ac). All 1,085 claims are located on unencumbered public land managed by the federal Bureau of Land Management (BLM), and shown in Figure 20.1.

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State Highway 265
Silver Peak
Silver Peak Rd
Legend
Roads
Claims Controlled by Pure Energy
Albemarle Property
N
0 1 2 3 4 km

Source: Pure Energy Minerals, 2018
Figure 20.1: Map of Claims Controlled by Pure Energy Minerals

In addition, SRK notes that there are other exploration companies also hold claims in Clayton Valley.

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21Other Relevant Data and Information
No additional data is included in Section 21 as the relevant information is provided in the body of the report.

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22Interpretation and Conclusions
22.1Geology and Mineral Resources
Geology and lithium on brine distribution are well understood through decades of active mining, and SRK has used relevant available data sources to integrate into the modeling effort at the scale of a long-term resource for public reporting, as of the effective date of the sampling. The mineral resource estimation could be improved with additional infill program (drilling and brine sampling).
Lithium concentration data from the brine sampling exploration data set was regularized to equal lengths for constant sample volume (Compositing). Lithium grades were interpolated into a block model using ordinary kriging methods. Results were validated visually, and via various statistical comparisons. The estimate was depleted for current production, categorized in a manner consistent with industry standards, and statistical parameters. Mineral resources have been reported using a revisited pumping plan, based on economic and mining assumptions to support the reasonable potential for eventual economic extraction of the resource. A cut-off grade has been derived from these economic parameters, and the resource has been reported above this cut-off. The mineral resource exclusive of reserves will continue to evolve as the reserves are depleted, and over time the effective date of the remaining resource will make its comparison to the reserve less reasonable. It is expected that the resource will need to be updated as these deviations become material.
In SRK’s is of the opinion, that the mineral resources stated herein are appropriate for public disclosure and meet the definitions of Indicated and Inferred resources established by SEC guidelines and industry standards
22.2Reserves and Mine Plan
Mining operations have been established at Silver Peak over its more than 50-year history of operation. Reserve estimates have been developed based on a predictive hydrogeological model that estimates brine production rates and associated lithium concentrations over time. In the QP’s opinion, the mining methods and predictive approach for reserve development are appropriate for Silver Peak.
However, in the QP’s opinion, there remains opportunity to further refine the production schedule. This includes the potential to optimize the ramp-up schedule to the full 20,000 afpy (timing will be dependent upon Albemarle’s strategic goals and desired annual capital spending). Furthermore, it is likely that there remains opportunity to increase lithium concentration in the brine by optimizing well locations (both in the existing wellfield and with new well development). This may include the use of deeper extraction wells. Therefore, SRK recommends Silver Peak evaluate these optimization opportunities to test the potential for improvement.
22.3Metallurgy and Mineral Processing
Silver Peak is an operating mine. At this stage of operations, the facility relies upon historic operating performance to support its production projections. Therefore, no metallurgical testwork has been relied upon to support the estimation of reserves documented herein.

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The nameplate capacity of the Lithium carbonate plant is listed as 6,000 t/a Li2CO3. However, in recent years Silver Peak has demonstrated that the plant is capable of producing higher than that. In 2018 the plant produced ~6,500 tonnes Li2CO3.
SRK’s reserve estimate includes the assumption that Albemarle will increase the pumping rate from the Silver Peak wellfield to 20,000 afpy. To support this increased pumping rate, the facility will require expansion of evaporation pond capacity and liming operations. Albemarle is currently performing work to select the optimal approach to this expansion.
SRK recommends assessing the feasibility of lining additional evaporation ponds in order to evaluate an increase in recovery within the pond system which could help improve overall production levels.
22.4Infrastructure
Silver Peak is a mature operating lithium brine mining and concentrating project that produces lithium carbonate and to a lesser degree, lithium hydroxide. Access to the site is well established and functional. Local communities are available to provide supplies, services, and housing for employees at the project. Albemarle provides some employee housing in Silver Peak. The site covers approximately 15,000 acres includes large evaporation ponds, brine wells, salt storage facilities, administrative offices and change house, laboratory, processing facility, propane and diesel storage tanks, water supply and storage, utility supplied power transmission lines feed power substations and distribution system, liming facility, boiler and heating system, packaging and warehousing facility, miscellaneous shops and general laydown yard. All infrastructure needed for ongoing operations is in place and functioning.
22.5Environmental, Permitting, Social and Closure
While the SPLO predates all state and federal environmental statutes and regulations, the operation follows all currently required permits and authorizations. Environmental management and monitoring are an integral part of the operations and is completed on several levels across a number of permits. There are currently no known environmental issues that could materially impact Albemarle’s ability to extract SPLO resources or reserves.
Closure
Although Silver Peak has a closure plan prepared in accordance with applicable regulations, this plan should be reviewed and modified, as necessary, to ensure inclusion of all closure activities and costs SPLO to properly close all of the project facilities. This update should be prepared in accordance with applicable regulatory requirements and commitments included in the approved closure plan, but also include any activities that would be specific to an owner-implemented closure project. It should also be prepared in sufficient detail that a proper PFS-level closure cost estimate can be prepared.
Because Albemarle/Silver does not have an internal closure cost estimate, SRK was only able to review the financial assurance cost estimate prepared in accordance with applicable regulations. If Albemarle, rather than the government, closes the site in accordance with their current mine plan and approved closure plan, the cost of closure is likely to be different from the financial assurance cost estimate approved by the government. There are a number of costs that are included in the financial assurance estimate that would only be incurred by the government, such as government

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contract administration. Other costs, such as head office costs, a number of human resource costs, taxes, fees, and other operator-specific costs that are not included in the financial assurance cost estimate would likely be incurred by Albemarle during closure of the site. Without an internal closure cost estimate with sufficient detail to compare with the financial assurance cost estimate, SRK cannot provide a comparison between the two types of cost estimates.
Furthermore, because the site will continue to operate for approximately 30 more years, the closure cost estimate represents future costs based on current expectations of site conditions at that date. In all probability, site conditions at closure will be different that currently expected and, therefore, the current estimate of closure costs is unlikely to reflect the actual closure cost that will be incurred in the future.
22.6Economics
The Silver Peak operation as modeled for the purposes of this report is forecast to have a 32-year life with the first modeled year of operation being a partial year to align with the effective date of the reserves.
As modeled for this analysis, the operation is forecast to produce 4,503 tonnes of technical grade lithium carbonate, on average, per year over its life. At a price of US$10,000/t technical grade lithium carbonate, the NPV@8% of the modeled after-tax cash flow is US$60 million.
The operation is expected to generate positive cashflow during every full year in which it is pumping or processing brine on the schedule and at the costs and process outlined in this report except for 2022 and 2023 when there are significant capital expenditures scheduled. This supports the economic viability of the reserve under the assumptions evaluated.
An economic sensitivity analysis indicates that the operation’s NPV is most sensitive to variations in lithium carbonate price, lithium recovery and raw brine grade.

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23Recommendations
23.1Recommended Work Programs
SRK suggests the following for recommendations to further develop the project or understanding of the mineral resources.
•SRK recommends further optimizing the projected wellfield pumping plan. Through further optimization of well locations and depths as well as timing of stopping pumping from existing wells, SRK believes it is likely that the predicted brine concentration over the life of the operation can be increased.
•SRK recommends developing a program for measuring water levels in current and historical production wells. This program would outline a protocol for when a static, non-pumping water level would be measured following turning off the pump in active production wells. Historical production wells that are no longer actively pumping but have not been fully abandoned could also be used for monitoring groundwater levels. An improved understanding of the groundwater levels within the basin would allow for optimized well placement and improved production modeling for estimating aquifer pumpability into the future.
•SRK recommends implementing an infill drilling campaign in the aquifers within the inferred zones and deep areas mentioned above, focused on collecting lithium concentration data in LAS and LGA. The drilling campaign should include a sampling program for drainable porosity lab tests.
•SRK also recommends collecting drainable porosity samples when drilling any new wells. This would require drilling for core ahead of drilling the well.
•In order to evaluate an increase in recovery within the pond system, SRK recommends assessing the feasibility of lining some evaporation ponds.
•Leapfrog Model needs to be updated based on new geological information derived from the proposed drilling program.
•Numerical Groundwater Model needs to be updated and improved based on the new information derived from the proposed drilling program and monitoring data.
23.2Recommended Work Program Costs
Table 23.1: Summary of Costs for Recommended Work summarizes the costs for recommended work programs.

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Table 23.1: Summary of Costs for Recommended Work

Discipline	Program Description	Cost (US$)
Mineral Resource Estimates	Infilling Drilling Program to obtain brine and porosity samples over a 2-year period	3,000,000
Mineral Reserve Estimates	Update numerical groundwater model if additional drilling and sampling is completed	200,000
Water Level Monitoring	Establish water sampling program and evaluate additional monitoring wells	50,000
Mining Methods	Update Mine Plan with new information if drilling program implemented	50,000
Processing and Recovery Methods	Pond Lining Assessment	100,000
Infrastructure	No Work Programs are recommended as this is a stable operating project.	---
Environmental, Permitting, Social and Closure	Updated LS Pond solids residue (tailings) characterization (incl. TCLP testing)	10,000
Closure	Prepare detailed closure plan suitable to estimate internal closure costs at a PFS level. Prepare PFS level internal closure cost estimate	150,000
Total US$		$3,560,000
Source: SRK, 2021

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24References
Bureau of Land Management (BLM). 2010. Guidance for Permitting 3809 Plans of Operation. Instruction Memorandum NV IM-2011-004. United States Department of the Interior, Bureau of Land Management, Nevada State Office. November 5, 2010.
Burris, J.B., 2013. Structural and stratigraphic evolution of the Weepah Hills Area, NV - Transition from Basin and Range extension to Miocene core complex formation. M.S. thesis, University of Texas, Austin, 104 p.
Davis, J.R., Friedman, L., Gleason, J.D., 1986. Origin of lithium-rich brine, Clayton Valley, Nevada: U.S. Geological Survey Bulletin B1622, 131-138.
Davis, J.R. and Vine, J.D., 1979. Stratigraphic and Tectonic Setting of the Lithium Brine Field, Clayton Valley, Nevada. Rocky Mountain Association of Geologists – Basin and Range Symposium, p. 421-430.
Department of Energy (DOE). 2010. Final Environmental Assessment for Chemetall Foote Corporation Electric Drive Vehicle Battery and Component Manufacturing Initiative Kings Mountain, NC and Silver Peak, NV. Unites States Department of Energy, National Energy Technology Laboratory. DOE/EA-1715. September 2010.
EDM International, Inc. (EDM). 2013. Silver Peak Facility Avian Protection Plan. Submitted to Rockwood Lithium, Inc. December 2013.
Esmeralda County Commissioners. 2010. Esmeralda County, Nevada Master Plan. Available online at: www.accessesmeralda.com/Master_Plan.pdf.
Fetter, C.W., 1988. Applied Hydrogeology (2nd Edition), Merrill Publishing Co., Columbus, OH, 592 p.
Great Basin Bird Observatory (GBBO). 2010. Nevada comprehensive bird conservation plan, ver. 1.0. Great Basin Bird Observatory, Reno, NV. Available online at www.gbbo.org/bird_conservation_plan.html.
Groundwater Insight Inc. and Matrix Solutions Inc. 2016. Draft Hydrostratigraphy and Brine Models for the Rockwood Silver Peak Site.
Groundwater Insight Inc. (GWI) and Matrix Solutions Inc. (MSI), 2016b. Conceptual Model Update for the Rockwood Silver Peak Site. Technical Memorandum prepared for Rockwood Lithium Inc. October 28, 2016.
HydroGeoLogic, Inc., 2012, MODFLOW-SURFACT: version 4.0, HydroGeoLogic Inc., Herndon, Virginia, 2012.
Jennings, Melissa. 2010. Re-Analysis of Groundwater Supply Fresh Water Aquifer of Clayton Valley, Nevada. August 13, 2010. Presented in DOE, 2010.
Johnson, A.I., 1967. Specific Yield – Compilation of Specific Yield for Various Materials: U.S. Geological Survey Water-Supply Paper 1662-D.
Kunasz, I.A., 1970. Geology and chemistry of the lithium deposit in Clayton Valley, Esmeralda County, Nevada [Ph.D. dissertation]: Pennsylvania State University, 114p.

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Kunasz, I.A., 1974. Lithium occurrence in the brines of Clayton Valley, Esmeralda County, Nevada, Fourth Symposium on Salt; Northern Ohio Geological Survey, pp.5766.
Lindsay, R., 2011. Seismo-lineament analysis of selected earthquakes in the Tahoe-Truckee Area, California and Nevada: Waco, Texas, Baylor University Geology Department, , M.S. thesis, 147 p.
Meinzer, O.E., 1917. Geology and Water Resources of Big Smokey, Clayton, and Alkali Spring Valleys, Nevada: U.S. Geological Survey Water-Supply Paper 423.
Morris D.A. and Johnson, A.I., 1967. Summary of Hydrologic and Physical Properties of Rock and Soil Materials, as Analyzed by the Hydrologic Laboratory of the U.S. Geological Survey 1948-60: U.S. Geological Survey Water-Supply Paper 1839-D.
Nevada Division of Environmental Protection (NDEP). 2016. Attachment B: Nevada Guidelines for Successful Revegetation for the Nevada Division of Environmental Protection, the Bureau of Land Management and the United States Forest Service. Revised November 2016.
Nevada Division of Water Resources (NDWR). 2013. Nevada Statewide Assessment of Groundwater Pumpage Calendar Year 2013. State of Nevada, Department of Conservation and Natural Resources, Division of Water Resources, Jason King, P.E. State Engineer.
Nevada Division of Water Resources (NDWR). 2020. Hydrographic Area Summary – 143 Clayton Valley. Website: water.nv.gov accessed 10 October 2020.
Price, J.G., Lechler, P.J., Lear, M.B., and Giles, T.F., 2000. Possible volcanic source of lithium in brines in Clayton Valley, Nevada, in Cluer, J.K., Price, J. G., Struhsacker, E.M., Hardyman, R.F., and Morris, C.L., eds., Geology and Ore Deposits 2000: The Great Basin and Beyond: Geological Society of Nevada Symposium Proceedings, May 15-18, 2000, p.241-248.
Pure Energy Minerals, 2018. NI 43-101 Technical Report. Preliminary Economic Assessment (Rev. 1) of the Clayton Valley Lithium Project. Esmeralda County, Nevada.
Rockwood Lithium Inc. 2016. Water Pollution Control Permit Renewal Application, Rockwood Lithium, Inc., Esmeralda County, NV. An Albemarle Company Submitted to Bureau of Mining Regulation and Reclamation. November 2016.
Rockwood Lithium Inc. 2017. Silver Peak Project Plan of Operations. April 2017.
Rumbaugh, J.O., and Rumbaugh, D.B., 2011, Groundwater Vistas (Version 7.24): Environmental Simulations Inc., Reinholds, PA.
Rush, F.E., 1968. Water-Resources Appraisal of Clayton Valley-Stonewall Flat Area, Nevada and California: Water Resources – Reconnaissance Series Report 45, May 1968.
U.S. Geological Survey (USGS). 2005. National Gap Analysis Program. 2005. Southwest Regional GAP Analysis Project – Land Cover Descriptions. RS/GIS Laboratory, College of Natural Resources, Utah State University.
Zampirro, D., 2003. Hydrogeology of Clayton Valley Brine Deposits, Esmeralda County, NV. Nevada Bureau Mines & Geology Special Publication 33: p. 271-280.
Zampirro, D., 2004, Hydrogeology of Clayton Valley brine deposits, Esmeralda County, Nevada: Nevada Bureau of Mines and Geology Special Publication 33, p. 271-280.

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Zampirro, D., 2005. Hydrogeology of Clayton Valley Brine Deposits, Esmeralda County, The American Institute of Professional Geologists: p. 46-54.

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25Reliance on Information Provided by the Registrant
The Consultant’s opinion contained herein is based on information provided to the Consultants by Albemarle throughout the course of the investigations. Table 25-1 of this section of the TRS will:
Table 25.1: Reliance on Information Provided by the Registrant

Category	Report Item/Portion	Portion of TRS	Disclose Why the Qualified Person Considers It Reasonable to Rely Upon the Registrant
Legal Opinion	Sub-sections 3.3, 3.4, and 3.6	Section 3	Albemarle has provided a document summarizing the legal access and rights associated with its unpatented mining claims and mineral rights. This documentation was reviewed by Albemarle’s legal representatives. The Qualified Person is not qualified to offer a legal perspective on Albemarle’s surface and title rights but has summarized this document and had Albemarle personnel review and confirm statements contained therein.
Discount Rates	19.1.1	19 Economic Analysis	Albemarle provided discount rates based on the company’s Weighted Average Cost of Capital (WACC). While this discount rate is higher than what SRK typically applied to mining projects (ranging from 5% to 12% dependent upon commodity), SRK ultimately views the higher discount rate as a more conservative approach to project valuation.
Tax rates and government royalties	19.1.2	19 Economic Analysis	SRK was provided with tax rates and government royalties for application within the model. These rates are in line with SRK’s understanding of the tax regime at the project location.

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Signature Page
This report titled “SEC Technical Report Summary, Pre-Feasibility Study, Silver Peak Lithium Operation, Nevada, USA” with an effective date of June 30, 2021, was prepared and signed by:

SRK Consulting (U.S.) Inc.                    (Signed) SRK Consulting (U.S.) Inc.
Dated at Denver, Colorado
September 30, 2021

September 2021